SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934
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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

THE PROGRESSIVE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 15, 2005

    Notice is hereby given that the Annual Meeting of Shareholders of The Progressive Corporation will be held at 6671 Beta Drive, Mayfield Village, Ohio, on Friday, April 15, 2005, at 10:00 a.m., Cleveland time, for the following purposes:

1.	To elect three directors;

2.	To approve amendments to the Company’s Code of Regulations to provide that an individual elected by the directors to fill a vacancy on the board will serve for a term ending at the next shareholders meeting at which an election of directors will occur;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2005; and

4.	To transact such other business as may properly come before the meeting.

   Only shareholders of record at the close of business on February 17, 2005, will be entitled to notice of and to vote at said meeting or any adjournment thereof.

   By Order of the Board of Directors.

Charles E. Jarrett, Secretary

March 7, 2005

   Shareholders who do not expect to attend the meeting in person are urged to date and sign the enclosed proxy and return it in the enclosed postage-paid envelope.

The Progressive Corporation

Proxy Statement

Table of Contents

Page

Item 1: Election of Directors	1
Nominees for Election at the Annual Meeting	2
Directors Whose Terms Continue after the Annual Meeting	2
Other Board of Directors Information	5
Board of Directors Independence Standards and Determinations	5
Meetings of the Board of Directors and Attendance	6
Meetings of Non-Management Directors	7
Board Committees	7
Executive Committee	7
Audit Committee	7
Audit Committee Financial Expert	7
Effectiveness of Mr. Philip A. Laskawy	8
Investment and Capital Committee	8
Compensation Committee	8
Nominating and Governance Committee	8
Shareholder-Proposed Candidate Procedures	9
Communications with the Board of Directors	10
Certain Relationships and Related Transactions	11
Compensation Committee Interlocks and Insider Participation	12
Report of the Audit Committee	13
Security Ownership of Certain Beneficial Owners and Management	14
Security Ownership of Certain Beneficial Owners	14
Security Ownership of Management	15
Securities Authorized for Issuance under Equity Compensation Plans	16
Section 16(a) Beneficial Ownership Reporting Compliance	16
Executive Compensation	17
Summary Compensation Table	17
2005 Annual Compensation Table	18
Restricted Stock Awards Granted, Dividends Paid and Aggregate Number and Value of Holdings at Year-End	18
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	19
Pension Plans	19
Separation Plans and Agreements	19
Directors’ Fees and Plans	21
Compensation Committee Report	23
Performance Graph	31
Item 2: Proposal to approve amendments to the Company’s Code of Regulations to provide that an individual elected by the directors to fill a vacancy on the board will serve for a term ending at the next shareholders meeting at which an election of directors will occur	32
Item 3: Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2005	34
Other Independent Registered Public Accounting Firm Information	34
Approval of Audit and Non-Audit Services	34
Independent Registered Public Accounting Firm Fees	34
Shareholder Proposals	35
Shareholder Vote Tabulation	35
Householding	35
Other Matters	35
Charitable Contributions	35
Proxy Solicitation	36
Available Information	36
Exhibit A – Article II of the Code of Regulations, as proposed	A-1

i

THE PROGRESSIVE CORPORATION

PROXY STATEMENT

    This statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of The Progressive Corporation, an Ohio corporation (“Company”), to be held at 10:00 a.m., Cleveland time, on Friday, April 15, 2005, at 6671 Beta Drive, Mayfield Village, Ohio 44143, and at any adjournment thereof. This statement, the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2004, which is attached hereto as an Appendix, and the accompanying proxy will be sent to shareholders on or about March 7, 2005.

   The close of business on February 17, 2005, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. At that date, the Company had outstanding 200,202,914 Common Shares, each of which will be entitled to one vote.

ITEM 1: ELECTION OF DIRECTORS

    The Company’s Code of Regulations provides that the number of directors shall be fixed at no fewer than five or more than twelve. The number of directors has been fixed at twelve and there are currently twelve directors on the Board. The Code of Regulations provides that the directors are to be divided into three classes as nearly equal in number as possible and that the classes are to be elected for staggered terms of three years each. Directors of one class are elected annually. At the meeting, the shares represented by the proxies obtained hereby, unless otherwise specified, will be voted for the election as directors of the three nominees named below, each to serve for a three-year term and until his or her successor is duly elected and qualified. If, by reason of death or other unexpected occurrence, any one or more of the nominees named below is not available for election, the proxies will be voted for such substitute nominee(s), if any, as the Board of Directors may propose.

   Based upon a recommendation from the Nominating and Governance Committee, the Board has nominated the three nominees named below for reelection to the Board. Since the terms of four directors will expire on the date of the Annual Meeting, a vacancy on the Board will be created due to the retirement of Mr. Milton N. Allen. Under the current Code of Regulations, vacancies on the Board may be filled by a majority vote of the remaining directors and, in such event, the new director will serve for the remainder of the unexpired term of the class of directors to which he or she is assigned. If the proposal in Item 2 is adopted, the Board will retain the right to elect a new director to fill such a vacancy, but the new director so elected would serve a term that expires on the date of the next shareholders meeting at which directors are to be elected. See the discussion of Item 2 below for further information. Assignments will be made so that the directors are distributed among the several classes as nearly equally as possible. No decision has been made to fill the vacancy, nor has the Nominating and Governance Committee recommended, or the Board selected, any candidates to fill the vacancy.

   Proxies cannot be voted at the Annual Meeting for a greater number of persons than the three nominees named in this proxy statement. No shareholder nominations for the election of directors have been received within the time period required by Section 13 of Article II of the Company’s Code of Regulations or pursuant to the Company’s Shareholder-Proposed Candidate Procedures discussed below.

   If notice in writing is given by any shareholder to the President, a Vice President or the Secretary not less than 48 hours before the time fixed for holding the Annual Meeting that he or she desires that the voting for election of directors shall be cumulative, and if an announcement of the giving of such notice is made at such meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he or she possesses at such election and to give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds, or to distribute such number of votes among two or more nominees, as he or she sees fit. If the enclosed proxy is executed and returned and voting for the election of directors is cumulative, the persons named in the enclosed proxy will have the authority to cumulate votes and to vote the shares represented by such proxy, and by other proxies held by them, so as to elect as many of the three nominees named below as possible.

   The following information is set forth with respect to each person nominated for election as a director and for those directors whose terms will continue after the Annual Meeting. Unless otherwise indicated, each such nominee or director has held the principal occupation indicated for more than the last five years. Each such nominee is currently a director of the Company.

Nominees for Election at the Annual Meeting

Name, Age, Principal Occupation and Last Five Years Business	Director	Term
Experience	Since	Expires

Charles A. Davis (1), Age 56 Chairman and Chief Executive Officer, MMC Capital, Inc., New York, New York (global private equity firm); Vice Chairman, Marsh & McLennan Companies, Inc., New York, New York (financial services) prior to December 2004	1996	2008

Bernadine P. Healy, M.D. (2), Age 60 Medical & Science Columnist, U.S. News & World Report, Washington, D.C. (publishing) since September 2002; President and Chief Executive Officer, American Red Cross, Washington, D.C. (emergency services) prior to December 2001	2002	2008

Jeffrey D. Kelly, Age 51 Chief Financial Officer, National City Corporation (“NCC”), Cleveland, Ohio (commercial banking); Vice Chairman of NCC since December 2004; Executive Vice President of NCC prior to December 2004	2000	2008

Directors Whose Terms Will Continue after the Annual Meeting

Name, Age, Principal Occupation and Last Five Years Business	Director	Term
Experience	Since	Expires

Stephen R. Hardis (3), Age 69 Chairman of the Board, Axcelis Technologies, Inc., Beverly, Massachusetts (semiconductor equipment manufacturing) since May 2000; Chairman of the Board and Chief Executive Officer, Eaton Corporation, Cleveland, Ohio (manufacturing) prior to July 2000	1988	2006

Name, Age, Principal Occupation and Last Five Years Business	Director	Term
Experience	Since	Expires

Philip A. Laskawy (4), Age 63 Retired since September 2001; Chairman and Chief Executive Officer, Ernst & Young LLP, New York, New York (professional services) prior to September 2001	2001	2006

Norman S. Matthews (5), Age 72 Consultant, New York, New York	1981	2006

Bradley T. Sheares, Ph.D. (6), Age 48 President, U.S. Human Health Division of Merck & Co., Inc., Whitehouse Station, New Jersey (pharmaceutical products and services) since March 2001; Vice President, Hospital Marketing and Sales, U.S. Human Health Division of Merck & Co., Inc. prior to March 2001	2003	2006

Peter B. Lewis, Age 71 Chairman of the Board of the Company; President of the Company prior to January 2001; Chief Executive Officer during 2000; President, Chairman of the Board and Chief Executive Officer of Progressive Casualty Insurance Company prior to March 2000	1965	2007

Patrick H. Nettles, Ph.D. (7), Age 61 Executive Chairman of the Board of Directors, Ciena Corporation, Linthicum, Maryland (telecommunications) since May 2001; Chief Executive Officer of Ciena prior to May 2001; Chairman of the Board of Ciena from October 2000 to May 2001; President of Ciena prior to October 2000	2004	2007

Name, Age, Principal Occupation and Last Five Years Business	Director	Term
Experience	Since	Expires

Glenn M. Renwick (8), Age 49 President and Chief Executive Officer of the Company since January 2001; Chief Executive Officer-Insurance Operations during 2000; Chief Information Officer prior to March 2000; President, Chairman of the Board and Chief Executive Officer of Progressive Casualty Insurance Company from March 2000 to March 2004	1999	2007

Donald B. Shackelford (9), Age 72 Chairman of the Board, Fifth Third Bank, Central Ohio (successor to State Savings Bank), Columbus, Ohio (commercial bank)	1976	2007

(1)	Mr. Davis is also a director of Media General, Inc., Merchants Bancshares, Inc. and AXIS Capital Holdings Limited, which are publicly held.

(2)	Dr. Healy is also a director of Ashland Inc., National City Corporation and Invacare Corporation, which are publicly held.

(3)	Mr. Hardis is also a director of Nordson Corporation, Lexmark International, Inc., American Greetings Corporation, STERIS Corporation, and Marsh & McLennan Companies, Inc., all of which, as well as Axcelis Technologies, Inc., are publicly held.

(4)	Mr. Laskawy is also a director of General Motors Corporation, Loews Corporation and Henry Schein, Inc., which are publicly held.

(5)	Mr. Matthews is also a director of Toys “R” Us, Inc., Sunoco, Inc., Finlay Fine Jewelry, Inc. and Henry Schein, Inc., which are publicly held.

(6)	Dr. Sheares is also a director of Honeywell International, Inc., which is publicly held.

(7)	Dr. Nettles is also a director of Axcelis Technologies, Inc., as well as Ciena Corporation, which are publicly held.

(8)	Mr. Renwick is also an officer and director of other subsidiaries of the Company and a director of Fiserv, Inc., which is publicly held.

(9)	Mr. Shackelford is also a director of The Limited Brands, Inc., which is publicly held.

OTHER BOARD OF DIRECTORS INFORMATION

Board of Directors Independence Standards and Determinations

   The Board of Directors has approved categorical independence standards which, if satisfied by a director, will permit a determination that such director is independent for purposes of the New York Stock Exchange (NYSE) Listing Standards. These categorical standards have been updated by the Board to take into account changes to the NYSE Listing Standards in late 2004. Under the Company’s standards, an individual director may be determined to be “independent” only if he or she satisfies each of the following requirements:

•	He or she is not currently an officer or employee of the Company or any of its subsidiaries, and has not been an officer or employee of the Company or any of its subsidiaries at any time during the past three years.

•	No member of his or her immediate family is an executive officer of the Company or has been an executive officer of the Company at any time during the past three years.

•	Neither he or she, nor any member of his or her immediate family, receives, or has received during any twelve (12) month period within the past three years, more than $100,000 in direct compensation from the Company or any of its subsidiaries, other than (i) retainer and meeting fees and equity grants for service as a director, and (ii) pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service). For purposes of this requirement, compensation received by an immediate family member for service as an employee of the Company (other than as an executive officer) will not be considered.

•	He or she (i) is not currently a partner or employee of a firm that is the Company’s internal or external auditor, and (ii) was not at any time within the past three (3) years a partner or employee of such a firm who personally worked on the Company’s audit during that time.

•	No member of his or her immediate family (i) is currently a partner in a firm that is the Company’s internal or external auditor, (ii) is currently an employee of such firm who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (iii) was at any time within the past three (3) years a partner or employee of such firm and personally worked on the Company’s audit during that time. For purposes of this paragraph only, an “immediate family member” will include only a spouse, minor child or stepchild, or an adult child or stepchild sharing a home with the director.

•	Neither he or she, nor any member of his or her immediate family, is or has been at any time during the past three (3) years, employed as an executive officer of another company where any of the present executive officers of the Company at the same time serves or served on the compensation committee of such other company.

•	Neither he or she, nor any member of his or her immediate family, has a direct business or other relationship with the Company or any of its subsidiaries (as a lawyer, consultant or otherwise), other than as a director of the Company, or has had any such business or other relationship with the Company at any time during the past three years. For purposes of this requirement, service by an immediate family member as an employee of the Company (other than as a an executive officer) will not compromise the director’s independence.

•	Neither he or she, nor any member of his or her immediate family, is a member of or of counsel to any law firm that the Company has retained during the last fiscal year or proposes to retain during the current fiscal year.

•	Neither he or she, nor any member of his or her immediate family, is a partner or executive officer of any investment banking firm that has performed services for the Company (other than as a participating underwriter in a syndicate) during the last fiscal year or that the Company proposes to have perform such services during the current fiscal year.

•	He or she is not a current employee of, and no member of his or her immediate family is a current executive officer of, and neither he or she nor any member of his or her immediate family holds a one percent (1%) or greater equity interest in, any other company or organization that has, or has had at any time within the past three (3) years, a material business or other relationship with the Company or any of its subsidiaries. For purposes of this standard, a relationship will be deemed to be material if the total amount of the payments made or received by the Company or any of its subsidiaries in connection with such business or other relationship during the relevant fiscal year was, or for the current fiscal year is expected to be, more than the greater of (1) $1 million; or (2) two percent (2%) of the consolidated gross revenues of such other entity.

   Contributions by the Company to a charitable or non-profit organization in which a director or his or her spouse serves as a director, trustee or executive officer or in an equivalent position will be deemed immaterial under the Company’s standards if the Company’s contributions to such organization in any calendar year do not exceed $25,000 (excluding matching gifts made by The Progressive Insurance Foundation in response to employee contributions to such organization). If the Company makes annual contributions in excess of the stated amount to any such organization, the effect, if any, on the director’s independence will be considered on a case-by-case basis.

   The materiality of any other relationships will be determined by a disinterested majority of directors on a case-by-case basis. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The ownership of even a significant amount of stock, by itself, however, is not a bar to a finding of independence.

   The Board of Directors has considered the independence of each of the directors under the foregoing standards and, based on such considerations and the recommendations of the Nominating and Governance Committee of the Board of Directors, and after due inquiry into the facts and circumstances of each director’s relationships with the Company (if any), has determined that each of the following directors (i) satisfies the Company’s independence standards as described above, (ii) has no relationship with the Company or its subsidiaries or with any charitable organization that received a contribution from the Company, which would require an individual determination as to such director’s independence, and (iii) is independent under the applicable NYSE Listing Standards:

Milton N. Allen (retiring as of the 2005 Annual Meeting)
Charles A. Davis
Stephen R. Hardis
Bernadine P. Healy, M.D.
Jeffrey D. Kelly
Philip A. Laskawy
Norman S. Matthews
Patrick H. Nettles, Ph.D.
Donald B. Shackelford
Bradley T. Sheares, Ph.D.

   Mr. Peter B. Lewis, the Company’s Chairman of the Board, terminated his employment with the Company in February 2003, and accordingly is not yet considered independent under NYSE Listing Standards or the Company’s categorical standards. Mr. Glenn M. Renwick is also not independent by virtue of his position as the Company’s current President and Chief Executive Officer.

Meetings of the Board of Directors and Attendance

   Seven meetings of the Board of Directors were held during 2004, six in person and one by teleconference.

   Pursuant to the Company’s Corporate Governance Guidelines, directors are expected to attend the Company’s Annual Meeting of Shareholders. Normally, a meeting of the Board will be scheduled to coincide with the Annual Meeting of Shareholders. The Company’s 2004 Annual Meeting of Shareholders was attended by all 11 of the directors who were either nominated for election as a director at such meeting or whose term continued after the meeting.

   Of the 11 current directors who were on the Board throughout 2004, nine of them attended 100% of 2004 meetings of the Board and the Committees on which they served. Two directors missed one Board meeting and one Committee meeting each, but still attended at least seventy-five percent (75%) of their scheduled meetings. Dr. Nettles, who was elected to the Board in October 2004, attended the two Board meetings he was eligible to attend; he has not yet been appointed to any of the Committees.

Meetings of the Non-Management Directors

   Pursuant to the Company’s Corporate Governance Guidelines, the Company’s non-management directors meet in executive session at least quarterly. The Chairman of the Board, provided that he or she is not an executive officer of the Company, presides at these meetings. In the event that a non-executive Chairman is not available to lead these meetings, the non-management director who presides will be chosen by the non-management directors. In 2004, the non-management directors met in executive session six times. Mr. Peter B. Lewis, the Chairman of the Board, presided at each of those meetings.

   In addition, if there is at least one director among the non-management directors who does not meet the criteria for independence required by the NYSE, the independent non-management directors will meet in executive session at least once annually. Mr. Lewis currently does not meet the required criteria for independence. In 2004, the independent non-management directors met in executive session on one occasion.

Board Committees

   The Board has named an Executive Committee, an Audit Committee, an Investment and Capital Committee, a Compensation Committee, and a Nominating and Governance Committee, as described below. The complete written charters of the Audit Committee, Investment and Capital Committee, Compensation Committee, and Nominating and Governance Committee can be found on the Company’s Web site at progressive.com/governance.

Executive Committee

   Messrs. Allen, Hardis, Lewis (Chairman) and Renwick are the current members of the Board’s Executive Committee, which exercises all powers of the Board between Board meetings, except the power to fill vacancies on the Board or its committees. During 2004, the Executive Committee did not meet, but adopted resolutions by written action pursuant to Ohio corporation law on eight occasions.

Audit Committee

   Messrs. Allen, Laskawy (Chairman) and Dr. Sheares are the current members of the Board’s Audit Committee, which assures that the organizational structure, policies, controls and systems are in place to monitor financial and operating performance. The Audit Committee monitors the integrity of the Company’s financial statements, the Company’s financial reporting processes and internal controls, compliance by the Company with legal and regulatory requirements and the public release of financial information. The Committee also is responsible for confirming the independence of, and for the appointment, compensation, retention and oversight of the work of, the Company’s independent accountant. The Committee provides an independent channel to receive appropriate communications from employees, shareholders, auditors, legal counsel, bankers, consultants and other interested parties. The Board of Directors has determined that each of the members of the Audit Committee has no relationship to the Company that may interfere with the exercise of his independence from management and the Company, and is independent as defined in the applicable Securities and Exchange Commission (“SEC”) rules and NYSE Listing Standards. During 2004, the Audit Committee met in person six times and participated in one conference call to review the Company’s financial and operating results.

   Audit Committee Financial Expert. The Board of Directors has determined that Mr. Philip A. Laskawy, the Chairman of the Audit Committee, is an audit committee financial expert, as that term is defined in the applicable SEC regulations, and that he has accounting or related financial management expertise, as required by the NYSE Listing Standards. Mr. Laskawy is a former Chairman and CEO of Ernst & Young LLP, and is a member or chairman of the audit committees of three other public companies. The Board has determined that through appropriate education and experience, Mr. Laskawy has demonstrated that he possesses the following attributes:

•	An understanding of accounting principles generally accepted in the United States of America and financial statements;

•	The ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

•	Experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities;

•	An understanding of internal control over financial reporting; and

•	An understanding of audit committee functions.

   Effectiveness of Mr. Philip A. Laskawy. The Board of Directors does not have a policy limiting the number of public company audit committees on which a director may serve. Mr. Philip A. Laskawy, the Chairman of the Audit Committee, also serves on the audit committees of three other public companies. The Board has determined, however, that Mr. Laskawy’s simultaneous service on multiple audit committees does not impair Mr. Laskawy’s ability to serve effectively on the Company’s Audit Committee. Among other factors, the Board considered that, since he was appointed as Chairman of the Audit Committee in April 2003, Mr. Laskawy has: participated in the planning of Committee meetings; actively led the Committee’s meetings in a professional and efficient manner, asking insightful questions, covering all agenda items and reporting effectively to the Board; consulted frequently with the Company’s inside and outside auditors regarding accounting and financial reporting matters, including the Company’s efforts to comply with internal control review and reporting requirements under Section 404 of the Sarbanes-Oxley Act of 2002 and applicable SEC regulations; and helped lead the Company’s efforts to comply with other provisions of the Sarbanes-Oxley Act, SEC regulations and NYSE Listing Standards and to update the Committee’s Charter. The Board believes that Mr. Laskawy’s participation on the audit committees of three other public companies enhanced, and will likely continue to enhance, his knowledge and understanding of the responsibilities and functioning of audit committees in general, the issues faced by such committees and various approaches to accounting, financial reporting, internal control and corporate governance matters. The Board determined that Mr. Laskawy’s professional, energetic and thorough approach to the Chairman’s duties, as well as the auditing, accounting and financial reporting experience that he possesses, are significant benefits to the Committee and to the Company.

Investment and Capital Committee

   Messrs. Hardis, Kelly (Chairman) and Shackelford are the current members of the Board’s Investment and Capital Committee, which monitors and advises the Company on its investment and capital management policies. During 2004, the Investment and Capital Committee met five times.

Compensation Committee

   Messrs. Davis (Chairman) and Matthews and Dr. Healy are the current members of the Board’s Compensation Committee, which reviews and approves the Company’s equity and other compensation plans and awards thereunder and monitors the operation of the Company’s compensation programs, including the various cash and stock incentive programs in which directors, executive officers and/or employees of the Company participate. The Board has determined that each of the members of the Committee is independent under applicable NYSE Listing Standards. During 2004, the Compensation Committee met six times and adopted resolutions by written action pursuant to Ohio corporation law on four occasions.

Nominating and Governance Committee

   Messrs. Davis, Hardis and Matthews (Chairman) are the current members of the Board’s Nominating and Governance Committee and have been determined by the Board to be independent as defined in the applicable NYSE Listing Standards. The Committee considers the qualifications of individuals who are proposed as possible nominees for election to the Board and makes recommendations to the Board with respect to such possible nominees, and reviews and makes recommendations on corporate governance issues.

   The Committee may retain one or more third-party executive search firms, from time to time, to assist in identifying or evaluating potential nominees for director. Such search firms may be retained to identify and narrow the pool of potential nominees, to investigate a potential nominee’s willingness to serve or to otherwise investigate and make recommendations to the Committee on the talents, background or other factors entering into the Committee’s consideration of a potential nominee.

   During 2004, the Nominating and Governance Committee met five times. The Committee regularly reviewed the qualifications of potential candidates for the Board. The Committee recommended Patrick H. Nettles, Ph.D., to fill the vacancy on the Board that existed in 2004. Dr. Nettles, who was identified for the Committee’s consideration by another director, was elected by the Board to fill the vacancy, effective October 2004. In addition, the Committee recommended the three nominees named above, each of whom is currently a director, for reelection to the Board.

   Shareholder-Proposed Candidate Procedures. Pursuant to the Nominating and Governance Committee’s Charter, the Committee has adopted a policy of considering director candidates who are recommended by shareholders of the Company. In addition, in January 2004, the Committee approved Procedures for Shareholders to Propose Candidates for Directors (the “Shareholder-Proposed Candidate Procedures” or “Procedures”).

   Any shareholder desiring to propose a candidate for election to the Board under these Procedures may do so by mailing to the Company’s Secretary a written notice identifying the candidate. The written notice must also include the supporting information required by the Shareholder-Proposed Candidate Procedures, which can be found in the complete text of the Procedures on the Company’s Web site at progressive.com/governance. The notice and supporting information should be sent to the Secretary at the following address:

Charles E. Jarrett, Secretary
The Progressive Corporation
6300 Wilson Mills Road
Mayfield Village, Ohio 44143

   Upon receipt, the Secretary will forward to the Committee the notice and the other information provided.

   The nominating shareholder may also include any additional information that the shareholder believes is relevant to the Committee’s consideration of the candidate. If a shareholder proposes a candidate without submitting all of the foregoing items, the Committee may, in its discretion, reject the proposed candidate, request more information from the nominating shareholder, or consider the proposed candidate while reserving the right to request more information. In addition, the Committee may further limit each shareholder to one (1) proposed candidate in any calendar year and may refuse to consider any additional candidate(s) proposed by such shareholder or affiliates of such shareholder during the calendar year.

   Shareholders may propose candidates to the Committee pursuant to the Shareholder-Proposed Candidate Procedures at any time. However, to be considered by the Committee in connection with the Company’s next Annual Meeting of Shareholders (held in April of each year), the Secretary must receive the shareholder’s proposal and the information required above on or before November 30th of the year immediately preceding such Annual Meeting.

   It is the policy of the Committee to review and evaluate each candidate for nomination submitted by shareholders in accordance with the Shareholder-Proposed Candidate Procedures on the same basis as candidates that are suggested by the Company’s Board members, executive officers or other sources, which may include professional search firms retained by the Committee. The Committee will give strong preference to candidates that are likely to be deemed independent from the Company under SEC and NYSE rules. As to shareholder-proposed candidates, the Committee may give more weight to candidates who are unaffiliated with the shareholder proposing their nomination and to candidates who are proposed by long-standing shareholders with significant share ownership (i.e., greater than 1% of the Company’s Common Shares that have been owned for more than 2 years).

   In considering director nominations, the Committee will consider: the current composition of the Board and how it functions as a group; the talents, personalities, strengths and any weaknesses of current Board members; the value of contributions made by individual Board members; the need for a person with specific skills, experiences or background to be added to the Board; any available or anticipated vacancies due to retirement or other reasons; and other factors which may enter into the nomination decision. Upon the expiration of a director’s term on the Board, the current director will be given preference for nomination when the director indicates his or her willingness to continue serving and, in the Committee’s judgment, the director has made and is likely to continue to make a significant contribution to the Board and the Company.

   When considering an individual candidate’s suitability for the Board, the Committee will evaluate each individual on a case-by-case basis. The Committee does not prescribe minimum qualifications or standards for directors, but instead looks for directors who have demonstrated the ability to satisfy the fundamental criteria set forth in the Committee’s Charter – Integrity, Judgment, Commitment, Preparation, Participation and Contribution. In addition, the Committee will review the extent of the candidate’s demonstrated excellence and success in his or her chosen business, professional or other career and the skills and talents which the candidate would be expected to add to the Board. The Committee may choose, in individual cases, to conduct interviews with the candidate and/or contact references, business associates, other members of boards on which the candidate serves or other appropriate persons to obtain additional information. Such background inquiries may also be conducted, in whole or in part, on the Committee’s behalf by third parties, such as professional search firms. The Committee will make its determinations on whether to nominate an individual candidate based on the Board’s then-current needs, the merits of each such candidate and the qualifications of other available candidates. If a candidate is not nominated, the Committee will have the discretion to reconsider his or her candidacy in connection with future vacancies on the Board.

   The Committee’s decision not to nominate a particular individual for election to the Board will not be publicized by the Company, unless required by applicable laws or NYSE rules. The Committee will have no obligation to respond to shareholders who propose candidates that the Committee has determined not to nominate for election to the Board, but the Committee may choose to do so in its sole discretion.

   These Shareholder-Proposed Candidate Procedures are in addition to any rights that a shareholder may have under the Company’s Code of Regulations or under any applicable laws or regulations in connection with the nomination of directors for the Company’s Board.

Communications with the Board of Directors

   The Board of Directors has adopted procedures for security holders to send written communications to the Board as a group. Such communications must be clearly addressed to the Board of Directors and sent to any of the following, at the election of the security holder:

Peter B. Lewis
Chairman of the Board
The Progressive Corporation
6300 Wilson Mills Road
Mayfield Village, OH 44143
E-mail: peter lewis@progressive.com

Philip A. Laskawy
Chairman of the Audit Committee
The Progressive Corporation
c/o Ernst & Young
5 Times Square
New York, New York 10036
E-mail: philip laskawy@progressive.com

Charles E. Jarrett
Secretary
The Progressive Corporation
6300 Wilson Mills Road
Mayfield Village, OH 44143
E-mail: chuck jarrett@progressive.com

   In addition, interested parties may contact the non-management directors as a group by sending a written communication to any of the above-named individuals. Such communication must be clearly addressed to the non-management directors.

   Communications so received will be forwarded by the recipient to the full Board of Directors or to the non-management directors, as appropriate.

Certain Relationships and Related Transactions

   The following discussion sets forth certain relationships and transactions known by management to involve the Company or its subsidiaries and entities as to which one or more of the Company’s directors or executive officers is a substantial owner, director or executive officer. In each case, these transactions have been disclosed to the Board of Directors, and the Board has approved either the transaction or (in the case of ongoing relationships that are presented to the Board) the continuation or renewal of the transaction, as applicable. In addition, where applicable, the Board has approved the continuation or renewal of these relationships for 2005.

   During 2004, a company owned by Mr. Peter B. Lewis, Chairman of the Board, paid to the Company the amount of $20,202 for a portion of the rental costs and certain other expenses incurred by a subsidiary of the Company in connection with the lease of an airplane hangar, the use of which was shared by a subsidiary of the Company and Mr. Lewis’ company until June 2004. Beginning in July 2004, Mr. Lewis’ company paid such rental costs and other expenses relating to its aircraft directly to the landlord of the airplane hangar, including a pro rata portion of the rent and related costs for office space shared by Mr. Lewis’ company and the Company’s subsidiary for the use of pilots, mechanics and parts storage.

   Mr. Jeffrey D. Kelly, a director of the Company, is also the Vice Chairman and Chief Financial Officer of National City Corporation, the parent company of National City Bank (“NCB”). Dr. Bernadine P. Healy, a director of the Company, is also a director of National City Corporation. During 2004, the Company had a $10 million revolving credit arrangement with NCB, for which it paid $12,778 in commitment fees. The Company had no borrowings under this line of credit at any time during 2004. The Company did not renew this line of credit when it expired in January 2005.

   NCB is also the Transfer Agent and Registrar of the Company’s Common Shares and received fees for 2004 of $134,307 for such services, including $41,474 in connection with the Company’s tender offer to repurchase shares. Additionally, the Company uses NCB for commercial banking services and paid $1,140,780 in service charges during 2004. In each case, these charges represented the bank’s customary rates.

   During 2004, the Company entered into an uncommitted line of credit with NCB in the amount of $100 million. The Company incurs no commitment fees for this arrangement and no borrowings were outstanding under this line of credit at any time during 2004. In addition, a subsidiary of the Company deposited $100 million with NCB, which is invested in interest-bearing securities approved by the Company. This line of credit and the deposit are components of the Company’s cash contingency arrangement to ensure the availability of those funds in the event of certain emergencies affecting capital markets and banking operations.

   During 2004, the Company paid $78,900 to Mercer Management Consulting, Inc. (“Mercer”), a subsidiary of Marsh & McLennan Companies, Inc. (“Marsh”), for property management services provided at the Company’s Albany, New York building. This relationship was terminated in February 2004. In addition, the Company purchased compensation and benefits surveys in 2004 from a separate division of Mercer in the amount of $9,871. Mr. Charles A. Davis, a director of the Company, was formerly the Vice Chairman of Marsh, and Mr. Stephen R. Hardis, a director of the Company, is also a director of Marsh. The fees paid to Mercer were customary rates for the products purchased or services rendered.

   In addition, the Company pays commissions to various subsidiaries of Marsh for brokerage services in the ordinary course of the Company’s auto and non-auto insurance businesses, at customary rates for the services rendered. During 2004, the Company paid $1,351,094 for these services (including $58,860 of contingent commissions attributable to policies written in 2003). In addition, during 2004, the Marsh subsidiaries earned contingent commissions in the amount of approximately $345,000, which will be paid in 2005 (this figure excludes 25% of the contingent commissions that were earned, but rejected, by the Marsh subsidiaries). No contingent commissions will be paid to Marsh in connection with policies written in 2005.

   Mr. Davis, along with Mr. W. Thomas Forrester, a named executive officer of the Company, serve as directors of AXIS Capital Holdings Limited (“AXIS”). During 2004, AXIS reinsured part of the Company’s outstanding risks under its directors’ and officers’ liability insurance, trust errors and omissions insurance, and bond products. AXIS provides reinsurance coverage of $6 million (reduced to $4.9 million in July 2004) on policy limits of $15 million, for losses incurred in excess of the first $1 million. AXIS is one of several companies that the Company uses to reinsure this non-auto line of business. During 2004, the Company ceded $5,338,980 in premiums to AXIS for this coverage. At December 31, 2004, the Company had $1,083,389 of reinsurance recoverables on unpaid losses under this arrangement. The terms of this reinsurance arrangement are consistent with those between the Company and other reinsurers.

   Mr. Davis is a director of Merchants Bancshares, Inc. (“Merchants”). The Company provides various director and officer insurance products to Merchants’ banking affiliates. During 2004, the Company received $9,144 in premiums for a single policy with a one-year term. In 2003, the Company wrote five separate policies with three-year terms for Merchants’ affiliates, at a total premium cost of $499,192. The premiums on these policies were paid in 2003 and are earned over the policy period. These policies are scheduled to expire in 2006. In each case, these policies and their respective premiums were offered to Merchants’ affiliates on the Company’s customary terms.

   The Company paid $3,260 to Fiserv, Inc., for comparative rating software during 2004. Mr. Glenn M. Renwick, President, Chief Executive Officer and a director of the Company, is also a director of Fiserv, Inc.

Compensation Committee Interlocks and Insider Participation

   Messrs. Davis and Matthews and Dr. Healy served as members of the Company’s Compensation Committee during 2004. There are no Compensation Committee interlocks.

REPORT OF THE AUDIT COMMITTEE

    The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

   The Audit Committee of the Board of Directors (the “Committee”) oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2004, including a discussion of the quality, not just the acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements.

   The Committee has discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Committee has received the written disclosures and letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 and has discussed with the independent registered public accounting firm their independence from management and the Company.

   The Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. During 2004, the Committee held seven meetings, including one conference call to review the Company’s financial and operating results. Also, during 2004, the Committee reassessed the adequacy of the Audit Committee’s Charter and recommended that the Charter be updated and revised to comply with recently adopted New York Stock Exchange corporate governance standards. The revised Charter was approved by the Board in December 2004 and is included as Appendix A.

   Based on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission. The Committee has selected and retained PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for the Company and its subsidiaries for 2005. Shareholders will be given the opportunity to express their opinion on ratification of this selection at the 2005 Annual Meeting of Shareholders.

AUDIT COMMITTEE

Philip A. Laskawy, Chairman Milton N. Allen Bradley T. Sheares, Ph.D.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

    Security Ownership of Certain Beneficial Owners. The following information is set forth with respect to persons known to management to be the beneficial owners, as of December 31, 2004, of more than 5% of the Company’s Common Shares:

Name and Address	Amount and Nature of	Percent
of Beneficial Owner	Beneficial Ownership(1)	of Class

Ruane, Cunniff & Co., Inc.	27,095,049(2)	13.5%
767 Fifth Avenue New York, New York 10153-4798
The TCW Group, Inc.	25,396,837(3)	12.7%
865 South Figueroa Street Los Angeles, California 90017
Davis Selected Advisers, L.P.	19,145,057(4)	9.6%
2949 East Elvira Road, Suite 101 Tucson, Arizona 85706
Peter B. Lewis	17,125,003(5)	8.5%
6300 Wilson Mills Road Mayfield Village, Ohio 44143

(1)	Except as otherwise indicated, the persons listed as beneficial owners of the Common Shares have sole voting and investment power with respect to those shares. Certain of the information contained in this table, including related footnotes, is based on the Schedule 13G filings made by the beneficial owners identified herein.

(2)	The Common Shares are held in investment accounts maintained with Ruane, Cunniff & Co., Inc. and it disclaims any beneficial interest in such shares. Ruane, Cunniff & Co., Inc., has advised that it has sole voting power as to 11,364,782 of these shares, no voting power as to the balance of these shares, and sole investment power as to all of these shares.

(3)	The Common Shares are held in investment accounts maintained with The TCW Group, Inc. and it disclaims any beneficial interest in such shares. The TCW Group, Inc., has advised that it has shared voting power as to 21,863,385 of these shares, no voting power as to the balance of these shares, and shared investment power as to all of these shares.

(4)	The Common Shares are held in investment accounts maintained with Davis Selected Advisers, L.P. and it disclaims any beneficial interest in such shares. Mr. Charles A. Davis, a director of the Company, has no affiliation with Davis Selected Advisers, L.P.

(5)	Includes 49,712 Common Shares held for Mr. Lewis by a trustee under the Company’s Retirement Security Program, 528,561 Common Shares subject to currently exercisable stock options and 2,225 restricted Common Shares granted to Mr. Lewis in his capacity as Chairman of the Board. Also includes: 66,060 shares held by a charitable corporation of which Mr. Lewis serves as a trustee and an officer, as to which Mr. Lewis disclaims any beneficial interest; and 4,303,088 Common Shares held by one limited partnerships in which Mr. Lewis directly or indirectly holds general partner interests, and four limited liability companies in which Mr. Lewis directly or indirectly holds membership interests, as to which shares Mr. Lewis disclaims any beneficial interest, except to the extent of his own pecuniary interest therein.

   Security Ownership of Management. The following information is set forth with respect to the Company’s Common Shares beneficially owned as of December 31, 2004 (including stock options exercisable within 60 days thereafter), by all directors and nominees for election as directors of the Company, each of the named executive officers (as identified on page 17) and by all directors and all individuals who were executive officers of the Company on December 31, 2004, as a group:

		Common Shares	Other
	Common Shares	Subject to	Common		Total		Units	Total Interest
	Subject to	Currently	Shares		Common Shares		Equivalent to	in Common
	Restricted Stock	Exercisable	Beneficially		Beneficially	Percent of	Common	Shares and
Name	Awards(1)	Options(2)	Owned(3)		Owned	Class(4)	Shares(5)	Unit Equivalents

Milton N. Allen	1,113	34,767	61,031	(6)	96,911	*	1,162	98,073
Alan R. Bauer	15,967	225,642	45,525	(7)	287,134	*	N/A	287,134
Charles A. Davis	1,113	28,767	31,450		61,330	*	3,191	64,521
W. Thomas Forrester	19,481	249,369	72,659	(8)	341,509	*	N/A	341,509
Stephen R. Hardis	1,113	28,767	38,289		68,169	*	31,231	99,400
Bernadine P. Healy, M.D.	1,113	N/A	7,450		8,563	*	641	9,204
Jeffrey D. Kelly	1,113	14,919	10,450		26,482	*	2,981	29,463
Philip A. Laskawy	1,113	2,619	4,450	(9)	8,182	*	1,902	10,084
Peter B. Lewis	2,225	528,561	16,594,217	(10)	17,125,003	8.5%	N/A	17,125,003
Norman S. Matthews	1,113	34,767	41,053		76,933	*	4,582	81,515
Patrick H. Nettles, Ph.D.	N/A	N/A	0		0	*	59	59
Brian J. Passell	15,044	166,656	12,159		193,859	*	N/A	193,859
Glenn M. Renwick	123,456	532,578	227,286	(11)	883,320	*	N/A	883,320
Donald B. Shackelford	1,113	40,767	177,478	(12)	219,358	*	4,286	223,644
Bradley T. Sheares, Ph.D.	1,113	N/A	0		1,113	*	181	1,294
Robert T. Williams	17,275	203,064	28,546	(13)	248,885	*	N/A	248,885
All 23 Executive Officers and Directors as a Group	268,457	2,374,079	17,444,058	(14)	20,086,594	9.9%	50,216	20,136,810

*	Less than 1% of the outstanding Common Shares of the Company.

      N/A = not applicable

(1)	Includes Common Shares held for executive officers and directors pursuant to restricted stock awards issued under various incentive plans maintained by the Company. The beneficial owner has sole voting power and no investment power with respect to these shares during the restriction period.

(2)	Includes currently exercisable stock options issued under various incentive plans maintained by the Company. The beneficial owner has no voting power or investment power with respect to these shares prior to exercising the options.

(3)	Includes, among other shares, Common Shares held for executive officers or their spouses under The Progressive Retirement Security Program. Unless otherwise indicated below, beneficial ownership of the Common Shares reported in the table includes both sole voting power and sole investment power, or voting power and investment power that is shared with the spouse and/or minor children of the director or executive officer.

(4)	Percentage based solely on Total Common Shares Beneficially Owned.

(5)	Each director of the Company who is not an employee of the Company (other than Mr. Peter B. Lewis) participates in The Progressive Corporation Directors Deferral Plan, as amended (“Directors Deferral Plan”) (see page 21 for a description of the Directors Deferral Plan). Pursuant to the Directors Deferral Plan, all Retainer Fees and, if so elected by the director, Meeting Fees are deferred pursuant to the plan and converted into units that are equivalent in value and dividend rights to the Company’s Common Shares. The equivalent units disclosed are in addition to the Company’s Common Shares beneficially owned, and the director has neither voting nor investment power as to these units.

(6)	Includes 5,148 Common Shares owned by Mr. Allen’s wife and 27,204 Common Shares held by Mr. Allen’s wife as trustee for the benefit of his children, as to which shares he disclaims any beneficial interest.

(7)	Includes 5,684 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan, as to which shares Mr. Bauer has sole investment power but no voting power.

(8)	Includes 8,006 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan, as to which shares Mr. Forrester has sole investment power but no voting power and 27,000 Common Shares held by Mr. Forrester as trustee for three trusts established for the benefit of his children.

(9)	Includes 3,000 Common Shares owned by Mr. Laskawy’s wife, as to which shares he disclaims any beneficial interest.

(10)	See footnote 5 on page 14.

(11)	Includes 66,321 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan, as to which shares Mr. Renwick has sole investment power but no voting power.

(12)	Includes 20,493 Common Shares held by Mr. Shackelford as trustee of a trust established for the benefit of his daughter.

(13)	Includes 11,476 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan, as to which shares Mr. Williams has sole investment power but no voting power.

(14)	Includes 9,385 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan in addition to those such shares for the named executive officers disclosed above, as to which shares various executive officers have sole investment power but no voting power.

   Securities Authorized for Issuance under Equity Compensation Plans. The following information is set forth with respect to the equity compensation plans maintained by the Company and is reported as of December 31, 2004.

EQUITY COMPENSATION PLAN INFORMATION

				Number of
	Number of		Cumulative	Securities
	Securities to be		Number of	Remaining Available
	Issued upon	Weighted-Average	Securities	for Future Issuance
	Exercise of	Exercise Price of	Awarded	Under Equity
Plan Category	Outstanding Options	Outstanding Options	as Restricted Stock	Compensation Plans

Equity compensation plans approved by security holders:
Employee Plans:
2003 Incentive Plan	—	—	697,850	4,302,150
1995 Incentive Plan(1)	5,763,782	$33.77	347,856	7,141,717
1989 Incentive Plan	825,719	19.98	—	—

Subtotal Employee Plans	6,589,501	32.04	1,045,706	11,443,867

Director Plans:
2003 Directors Equity Incentive Plan	—	—	28,344	321,656
1998 Directors’ Stock Option Plan	170,277	36.12	—	406,956
1990 Directors’ Stock Option Plan	72,000	19.45	—	—

Subtotal Director Plans	242,277	31.17	28,344	728,612

Equity compensation plans not approved by security holders:
None	—	—	—	—

Total	6,831,778	$32.01	1,074,050	12,172,479

(1)	This plan expired on February 10, 2005. As of that date, no securities remain available for future issuance thereunder.

   Section 16(a) Beneficial Ownership Reporting Compliance. On February 10, 2004, Mr. Charles A. Davis, a director of the Company, received a distribution from the Company of the cash equivalent of 13.6889 phantom stock units (which are valued on a 1-to-1 basis with the Company’s Common Shares) pursuant to The Progressive Corporation Directors Deferral Plan. This transaction was reported late on a Form 4 filed on April 2, 2004, due to an administrative error on the part of the Company.

   On September 16, 2004, Mr. Peter B. Lewis, Chairman of the Board, filed a Form 4 reporting the August 20, 2004 sale of 500 Common Shares to an irrevocable trust, of which the reporting person is neither a trustee or a beneficiary, in connection with the creation and funding of Lewis Children VII, LLC.

EXECUTIVE COMPENSATION

    The following information is set forth with respect to the Company’s Chief Executive Officer and the other four most highly compensated executive officers, each of whom was serving as an executive officer at December 31, 2004 (the “named executive officers”). The titles set forth below reflect positions held at December 31, 2004.

SUMMARY COMPENSATION TABLE

				Long-Term
				Compensation Awards

	Annual Compensation				Securities
				Restricted Stock	Underlying	All Other
Name and		Salary	Bonus(1)	Awards(2)	Options	Compensation(3)
Principal Position	Year	($)	($)	($)	(#)	($)

Glenn M. Renwick(4)	2004	$750,000	$2,250,000	$7,500,290	—	$9,666
President and	2003	750,000	2,250,000	4,500,401	—	9,480
Chief Executive Officer	2002	744,231	1,834,157	—	136,077	9,396

W. Thomas Forrester(4)	2004	$488,272	$976,544	$904,865	—	$9,958 (5)
Vice President and	2003	472,128	944,255	999,506	—	9,480
Chief Financial Officer	2002	447,688	735,551	—	32,826	9,396

Robert T. Williams	2004	$443,269	$886,539	$901,583	—	$10,545
Group President of	2003	428,264	856,528	829,929	—	8,962
the Agency Business	2002	413,269	656,685	—	28,557	8,794

Alan R. Bauer	2004	$413,276	$781,505	$829,887	—	$10,545
Group President of	2003	397,218	794,436	800,038	—	10,350
the Direct Business	2002	372,451	676,743	—	27,117	10,245

Brian J. Passell	2004	$388,273	$776,546	$784,278	—	$10,545
Group President of	2003	373,288	746,575	735,733	—	10,350
Claims	2002	358,276	588,647	—	23,559	10,006

(1)	Includes bonus amounts, if any, deferred under The Progressive Corporation Executive Deferred Compensation Plan.

(2)	In 2003, the Company began awarding restricted stock in lieu of stock options. See table on page 18 for the number, value, vesting schedule and dividends paid on restricted stock awards and the aggregate restricted stock holdings at the end of 2004.

(3)	The reported amounts for 2004 represent employer contributions made during the year under the Company’s Retirement Security Program.

(4)	Amounts shown exclude other annual compensation in the form of incremental costs to the Company from personal use of the corporate airplane by Mr. Renwick in the amount of approximately $35,140, $32,020 and $16,860 for 2004, 2003 and 2002, respectively, since the amounts did not exceed the disclosure threshold of the lesser of $50,000 or 10% of the combined salary and bonus. Mr. Forrester also used the corporate airplane for personal use, on a very limited basis, but the Company incurred no additional incremental cost for Mr. Forrester’s personal use because, in each instance, he accompanied Mr. Renwick. For 2004, the Company changed the method used to calculate executives’ personal use of the corporate airplane to reflect more accurately the incremental costs to the Company, and the corresponding values for 2003 and 2002 have been recalculated accordingly.

(5)	In addition to contributions made under the Company’s Retirement Security Program, the reported amount includes a $292 anniversary award for 20 years of employment with the Company.

2005 ANNUAL COMPENSATION TABLE

		Range of Potential Bonus(2)

	Salary(1)	Minimum	Maximum
Name	($)	($)	($)

Glenn M. Renwick	$750,000	$0	$2,250,000
W. Thomas Forrester	500,000	0	1,000,000
Robert T. Williams	460,000	0	920,000
Alan R. Bauer	415,000	0	830,000
Brian J. Passell	405,000	0	810,000

(1)	Represents the annual salary for 2005, as approved by the Compensation Committee of the Board of Directors.

(2)	The bonuses can vary based on results achieved versus preestablished performance criteria. See “Annual Cash Bonus Component” in the Compensation Committee Report, beginning on page 24.

RESTRICTED STOCK AWARDS GRANTED, DIVIDENDS PAID AND
AGGREGATE NUMBER AND VALUE OF HOLDINGS AT YEAR-END

				Dividends
				Received in	Number of	Value of
	Number of	Number of	Number of	2004 on	Aggregate	Aggregate
	Shares	Shares	Shares	Restricted	Restricted Stock	Restricted Stock
	Awarded in 2003	Awarded in 2004	Awarded in 2004	Stock	Holdings at	Holdings at
	(Time-Based)	(Time-Based)	(Performance-Based)	Holdings	12/31/04	12/31/04
Name	(#)(1)	(#)(1)	(#)(2)	($)(3)	(#)	($)

Glenn M. Renwick	34,326	44,565	44,565	$11,081	123,456	$10,474,007
W. Thomas Forrester	7,248	5,823	4,930	2,034	18,001	1,527,205
Robert T. Williams	6,561	5,289	5,425	1,736	17,275	1,465,611
Alan R. Bauer	6,105	4,932	4,930	1,641	15,967	1,354,640
Brian J. Passell	5,724	4,635	4,685	1,526	15,044	1,276,333

(1)	For 2004, the time-based restricted stock awards will vest in one-third increments on January 1 of 2007, 2008 and 2009. For the 2003 awards, the vesting dates are January 1 of 2006, 2007 and 2008. In each case, as well as in the case of performance-based awards discussed in note (2) below, the awards are subject to the terms of the Company’s 2003 Incentive Plan, including (i) accelerated vesting and “cash out” provisions upon the occurrence of a “change of control” of the Company or certain similar events, as further described in the plan, and (ii) the forfeiture of unvested awards upon the occurrence of certain events.

(2)	The performance-based restricted stock awards vest upon achievement by the Company of certain predetermined performance objectives, as described in “Long-Term Incentive Component” in the Compensation Committee Report, beginning on page 25. The performance-based shares awarded to each of the named executive officers in 2003 vested on July 14, 2004.

(3)	Dividends are paid on the restricted stock awards quarterly at the same rate as are paid on the Company’s Common Shares.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

			Number of Securities
			Underlying		Value of Unexercised
			Unexercised		In-the-Money
	Shares Acquired		Options at 12/31/04		Options at 12/31/04
	on Exercise	Value Realized	(#)		($)
Name	(#)	($)	Exercisable/Unexercisable		Exercisable/Unexercisable

Glenn M. Renwick	39,300	$2,893,007	Exercisable Unexercisable	420,246 202,296	Exercisable Unexercisable	$23,238,140 9,780,545
W. Thomas Forrester	105,600	8,276,715	Exercisable Unexercisable	206,349 66,240	Exercisable Unexercisable	10,950,741 3,528,102
Robert T. Williams	33,900	2,578,885	Exercisable Unexercisable	164,226 59,028	Exercisable Unexercisable	8,639,394 3,146,520
Alan R. Bauer	105,600	7,541,871	Exercisable Unexercisable	188,964 55,806	Exercisable Unexercisable	10,035,951 2,984,712
Brian J. Passell	—	—	Exercisable Unexercisable	134,613 49,506	Exercisable Unexercisable	6,503,044 2,619,253

Pension Plans

   Employees. The Company has a two-tiered Retirement Security Program (“RSP”) for employees. The RSP is a defined contribution pension plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”) and covers all employees who meet requirements as to age and length of service. The first tier of the RSP provides employer contributions of 1% to 5% of annual eligible compensation up to the Social Security wage base, based on years of eligible service, which may be invested by participants in any of the investments available under the plan. The second tier is a long-term savings plan under which the Company matches amounts contributed to the plan by each employee up to a maximum of 3% of the employee’s eligible compensation, which may likewise be invested in any of the available investments under the RSP. All named executive officers are eligible to participate in the RSP, and contributions made by the Company on their behalf are included in “All Other Compensation” in the Summary Compensation Table on page 17.

   Directors. The Company does not offer any pension plans or retirement benefits for non-employee directors. For a description of director compensation, see “Director Fees and Plans” below.

Separation Plans and Agreements

   Separation Allowance Plan. The named executive officers, as well as substantially all other regular, non-temporary employees of the Company and its subsidiaries, are eligible to participate in The Progressive Corporation Separation Allowance Plan (“Separation Plan”). The Separation Plan provides payments to eligible employees whose employment is involuntarily terminated as a result of a reduction in force or a reorganization, as defined in the Separation Plan. Payments are based on compensation in effect immediately prior to termination and years of service and cannot exceed an aggregate of two years of compensation. The Separation Plan is a welfare benefit plan within the meaning of ERISA. All payments under the Separation Plan are made from the general assets of the Company and its subsidiaries. Individual employment or separation arrangements may supplement or supersede the Separation Plan in whole or in part.

   Executive Separation Plan. The named executive officers, and certain other senior managers of the Company, participate in The Progressive Corporation Executive Separation Allowance Plan (“Executive Separation Plan”). The Executive Separation Plan provides payments to eligible employees whose employment is involuntarily terminated for reasons other than resignation (including retirement), job elimination, reduction in force or reorganization, death, disability, unsatisfactory job performance or misconduct, as defined in the Executive Separation Plan. Payments are based on compensation in effect immediately prior to termination. For Messrs. Renwick, Forrester, Williams, Bauer and Passell, payments would equal one year’s annual salary plus a single year’s bonus payment as determined by a formula contained in the Executive Separation Plan. The Executive Separation Plan is a welfare benefit plan within the meaning of ERISA. All payments under the Executive Separation Plan are made from the general assets of the Company and its subsidiaries. Individual employment or separation arrangements may supplement or supersede the Executive Separation Plan in whole or in part. In no event will an eligible employee receive payments under both the Separation Plan and the Executive Separation Plan.

   Employment Agreements. Messrs. Renwick, Forrester, Williams, Bauer, Passell and five other executive officers have entered into Employment Agreements with the Company. Pursuant to the Employment Agreements, these executive officers will continue to be employed by the Company and receive compensation and benefits for a three-year period upon a Change of Control, as defined in the Employment Agreements. The compensation during this three-year period will be not less than the salary, bonus and other benefits and incentives that the executive officer was receiving prior to the Change in Control. In the event that such executive officer’s employment is terminated prior to the end of such three-year employment period without cause and for reasons other than death or disability, such executive officer would be entitled to receive from the Company a payment equal to (i) the salary, bonus and certain benefits accrued through the date of termination, plus (ii) an amount equal to the greater of (a) two times the total of the executive’s annual base salary and the highest annual bonus earned by the executive during the three years immediately preceding the Change of Control or during the employment period after the Change of Control, or (b) four times the executive’s annual base salary, minus (iii) the amounts paid or to be paid under any severance plan(s) then in effect.

   In addition, such executive officer would be eligible to receive certain health and welfare benefits from the Company for a two-year period after termination on substantially the same terms and conditions as existed prior to termination. Each such Employment Agreement also includes a provision requiring the Company, under certain circumstances, to make an additional payment to the executive officer (the “Gross-Up Payment”) in the event that any payments or distributions made by the Company upon a Change in Control of the Company (the “Payments”) are determined to be subject to an excise tax imposed by the Code. The amount of the Gross-Up Payment would be calculated such that after the payment of all taxes, interest and penalties on the Payments and the Gross-Up Payment, such executive officer would retain a portion of the Gross-Up Payment equal to the excise tax imposed.

   Equity-based Awards. Pursuant to Non-Qualified Stock Option Agreements covering stock options granted on or after May 16, 1996, any such stock option granted to an employee who thereafter retires from the Company and, at the time of his retirement, meets certain age and years of service requirements (“Qualified Retirement”) will be subject to the following provisions: (a) any such stock option that is vested on the date of such retirement (“Qualified Retirement Date”) will remain in effect and may be exercised, in whole or in part, at any time between the Qualified Retirement Date and the date on which such stock option expires under the applicable Non-Qualified Stock Option Agreement (“Expiration Date”); (b) 50% of any unvested stock option will remain in effect, will vest and become exercisable on the date on which such stock option is scheduled to vest under the applicable Non-Qualified Stock Option Agreement (“Vesting Date”) and may be exercised by the employee, in whole or in part, at any time between the Vesting Date and the Expiration Date; and (c) the remaining 50% of the unvested stock option will terminate on the Qualified Retirement Date.

   Pursuant to Restricted Stock Award Agreements covering restricted stock granted on or after April 18, 2003, any such stock granted to an employee who thereafter retires from the Company pursuant to a Qualified Retirement will be subject to the following provisions, except as noted in the next sentence: (a) 50% of any unvested restricted stock award will remain in effect and vest, as to time-based awards, immediately on the Qualified Retirement Date or, as to performance-based awards, if and when the applicable performance objectives have been achieved by the Company; and (b) the remaining 50% of the unvested restricted stock awards will terminate on the Qualified Retirement Date. However, if the Company’s CEO or any other member of the executive management team provides the Company with at least one year’s advance notice of his or her Qualified Retirement, such executive will retain 100% of any unvested performance-based restricted stock awards held by him or her at the Qualified Retirement Date, which will then vest (if at all) upon the satisfaction of the applicable performance objectives.

   Executive Deferred Compensation Plan. The Progressive Corporation Executive Deferred Compensation Plan (the “EDCP”) permits eligible executives (as such term is defined in the plan), including the Company’s executive officers, to defer receipt of some or all of their cash bonus awards. The plan also permits the participants to defer receipt of restricted stock awards granted under The Progressive Corporation 2003 Incentive Plan. As a result of participating in the EDCP, eligible executives are able to defer federal and certain other income taxes on the deferred bonus awards and restricted stock awards until they receive a cash distribution from the plan. Cash bonus awards that are deferred under the EDCP are deemed to be invested in one or more investment options that are available under the plan, including the Company’s Common Shares, as elected by the participant. Restricted stock that is deferred under the plan is deemed to be held in the form of Common Shares for six months and one day, and thereafter, the participant may elect alternative deemed investments.

   The Company established the Executive Deferred Compensation Plan Trust, a so-called “rabbi trust,” to provide a source of funds to assist the Company in meeting its obligations to participants under the EDCP. Amounts equal to the deferred cash bonuses or restricted stock grants are deposited by the Company into the trust at the time that the bonus or grant otherwise would have been earned by the participant. To secure the Company’s future payment obligations to participants, the trust holds investments equal in kind and number to the aggregate deemed investment elections selected by participants. Participants have no proprietary right or interest in the trust’s assets, including such securities, all of which remain subject to the claims of the Company’s general creditors. The rights of participants and their beneficiaries under the EDCP are merely unsecured contractual rights against the Company. The participants’ respective rights and interests under the plan may not be assigned or transferred under any circumstances.

   The trustee of the trust tracks the value of each participant’s deferrals and deemed investments over time. The Company does not guaranty any specific rate of return to participants who defer amounts into the EDCP. The value of the deferred awards, as modified by the performance of the deemed investments selected by the participant, is distributed to the eligible executive in cash (or, in certain circumstances, annual installment payments commence) within 30 days after the earliest to occur of: (i) the expiration of the deferral period(s) elected by the executive (subject to the restrictions contained in the plan), (ii) the executive’s death, (iii) termination of the executive’s employment, or (iv) a change of control (as defined in the 2003 Incentive Plan).

Directors’ Fees and Plans

   Retainer and Meeting Fees. Each member of the Board of Directors who is not an employee of the Company (other than Chairman, Mr. Peter B. Lewis) receives fees for service on the Board or its Committees, as set forth in the table. As discussed below, Mr. Lewis currently receives a restricted stock award as his sole compensation for service as a director and, as a result, he receives no Retainer or Meeting Fees.

Fees	2004	2005

Retainer	$10,000	$10,000
Board Meeting
Regular	— In Person	3,000	3,200
— Phone	1,500	1,500
Special(1)	1,000	1,000
Audit Committee Meetings
Chairman	4,000	4,200
Other members	2,000	2,100
Various teleconferences
Chairman	1,500	1,500
Other members	1,000	1,000
Other Committee Meetings(2)
Chairman	2,500	2,600
Other members	2,000	2,100
Participation in Certain Management Meetings	2,000	2,000

(1)	In 2004, the fee was $500 for attendance by telephone.

(2)	If attendance is by telephone (except for regularly scheduled teleconferences), the fee is $500.

   Directors Deferral Plan. Each director of the Company who is not an employee of the Company (other than Mr. Lewis) participates in The Progressive Corporation Directors Deferral Plan, as amended (“Directors Deferral Plan”). Each participant in the Directors Deferral Plan may elect, annually, to defer receipt of all or a portion of his or her Meeting Fees for the following year until the date designated by the director in accordance with the plan. A participating director may elect to have such deferred fees credited to or allocated between (a) a cash account which will earn interest at a rate equal to the rate of interest on new 3-month certificates of deposit, and (b) a stock account under which the deferred fees are converted into units equivalent in value and dividend rights to the Company’s Common Shares. Account balances may not be transferred from one account to another. All such accounts will be distributed in cash, in a lump sum or installments, when and as designated by the participating director at the time of election or, if earlier, upon the death of the director. All Retainer Fees are deferred, credited to a stock account and distributed in cash on a date designated by the participating director in accordance with the terms of the plan. All account balances of a director will be distributed to a designated beneficiary upon his or her death. However, if any director ceases to serve as such for any reason other than death, disability or removal without cause prior to the expiration of his current term, all Retainer Fees credited to his or her stock account for the unexpired portion of his or her term are forfeited.

   Equity-based Awards. Each director who is not an employee of the Company is eligible to receive awards under The Progressive Corporation 2003 Directors Equity Incentive Plan (“Directors Equity Plan”). The Directors Equity Plan authorizes the issuance of up to 350,000 Common Shares, subject to adjustment for stock splits and similar events. Under this plan, the Company awards restricted stock to directors as the equity incentive component of their compensation. The restricted stock grant value per Common Share equals the fair market value of the Common Shares on the date of grant. Restricted stock awards vest on the date established by the Compensation Committee for the respective awards and are not transferable. Upon the death of a participating director, his or her estate will be entitled to receive any unvested restricted stock held by such director at the time of his or her death, which stock will vest on the vesting dates specified in the related agreements.

   During 2004, the Company granted to Mr. Lewis, Chairman of the Board, 2,225 shares of restricted stock under this plan, with a market value on the date of grant of approximately $200,000. This award was made to Mr. Lewis as his sole compensation from the Company and in lieu of receiving the Retainer or Meeting Fees described above. Each of the other non-employee directors received a grant of 1,113 shares in 2004, valued at approximately $100,000 on the grant date, in addition to Retainer and Meeting Fees. The 2004 grants are scheduled to vest in March 2005. For 2005, Mr. Lewis will again receive an award of restricted stock valued at $200,000 on the grant date, in lieu of director fees, and each other non-employee director will receive a grant of restricted stock valued at $100,000, in addition to fees.

   Equity Deferral Plan. Directors receiving awards of restricted stock under the Directors Equity Plan also have the right to defer the receipt of the Common Shares covered by each such award under The Progressive Corporation Director Restricted Stock Deferral Plan (the “Director Equity Deferral Plan”). If a director elects to defer a restricted stock award under this plan, immediately prior to vesting of the applicable award, the restricted shares are converted to phantom units equivalent in value to the Company’s Common Shares and credited to each participating director’s plan account. The participating director’s plan accounts will further be credited with amounts equal to dividends and other distributions, if and when authorized by the Board, which are paid on the Company’s Common Shares. There are no other investment options under the Director Equity Deferral Plan. All such accounts will be distributed in Common Shares (with any partial shares being distributed in cash), in a lump sum or installments, at the time(s) designated by the participating director at the time of election, subject to accelerated vesting provisions under the plan in the event of the participant’s death or a change in control of the Company.

COMPENSATION COMMITTEE REPORT

Executive Compensation Policy

   The Company’s executive compensation program is administered under the direction of the Compensation Committee of the Board of Directors (the “Committee”). The Committee is comprised of three independent, non-employee directors.

   The executive compensation program is designed to promote the following objectives:

•	Attract, retain and motivate executives who can significantly contribute to the success of the Company.

•	Provide a rational, consistent and competitive executive compensation system that is well understood by those to whom it applies.

•	Reward the achievement of important business goals, based on specific, objective criteria that have been approved in advance by the Committee.

•	Tie a significant portion of executive compensation to the long-term performance of the Company’s Common Shares.

   Through close coordination with the Company’s Human Resources Group, the Committee oversees the development and implementation of the Company’s various compensation, incentive and benefits plans and arrangements, which are designed to achieve these objectives. The Committee believes that if these objectives are consistently achieved, shareholder value will be enhanced over time.

Executive Compensation Program

   The Company’s executive compensation program consists of three components: salary, the opportunity to earn an annual cash bonus, and long-term incentives through annual equity-based awards. The Company’s objective is to pay its executives competitive base salaries and to provide variable compensation (restricted stock awards and cash bonus potential) that can take total direct compensation to the upper tiers of compensation paid by comparable companies if the Company, and (if applicable) the executive’s assigned business unit, meet or exceed challenging performance goals.

   Variable compensation is a larger part of total compensation at more senior levels of the organization. The calculation of annual cash bonus payments for employees, including executive officers, is determined based on the Company’s (and/or an applicable business unit’s) actual performance measured against objective criteria, as defined by the Committee in advance. A limited number of senior managers, including certain of the executive officers, also are granted performance-based restricted stock awards that will likewise vest only if the Company satisfies pre-approved, objective performance goals within a stated time period. Accordingly, a significant amount of each executive officer’s compensation is tied to the Company’s (and/or an applicable business unit’s) actual performance. Time-based restricted stock awards are also granted to a larger group of senior managers and employees, including all executive officers, effectively tying a significant amount of additional variable compensation to the executive’s continued employment (subject to the vesting provisions of the applicable plan) and the performance of the Company’s shares over the vesting period.

   Executive officers are also eligible to participate in the Company’s health, welfare and retirement plans that are available on the same basis to all regular employees of the Company who satisfy minimum eligibility requirements.

   The Company sets executive salaries and variable compensation using, among other factors, data obtained from national compensation surveys for a broad range of companies of comparable size and revenue. Since the Company competes for executive level personnel on a nationwide basis with companies in a variety of industries, the compensation data utilized are not limited to companies included in the P/C Group referred to on page 31.

Salary Component

   Executive officers receive a salary based on their responsibilities and performance, within market levels indicated by compensation survey data. Salaries are reviewed annually and may be adjusted upward or downward. Better performance generally results in an increased salary, subject to the limits of the salary range for the position and the compensation budget established by management and approved by the Committee.

Annual Cash Bonus Component

   The Company’s compensation program offers each executive the opportunity to earn a performance-based annual cash bonus. The bonus program has been designed to reward participants appropriately for current corporate and/or business unit performance, as compared with objective criteria that are approved in advance by the Committee.

   Executive Bonus Plan. In 2004, Alan R. Bauer, W. Thomas Forrester, Brian J. Passell, Glenn M. Renwick and Robert T. Williams participated in The Progressive Corporation 2004 Executive Bonus Plan (“Executive Bonus Plan”), which was approved by shareholders and went into effect in 2004. Under the Executive Bonus Plan, a target annual bonus amount, which varied by position, was established for each participant. In 2004, for Mr. Renwick, the target annual bonus amount was 150% of salary; for Messrs. Forrester, Passell and Williams, the target annual bonus amount was 100% of salary; and for Mr. Bauer, the target annual bonus amount was 75% of salary (Mr. Bauer also had a 25% target bonus under a component of the 2004 Gainsharing Plan, which is discussed below). A cash bonus award equal to the target annual bonus would result upon the satisfaction of designated objective performance goals, which were established by the Committee in early 2004. Actual awards could range from zero (0) to two (2) times the targeted bonus amount, depending on the extent to which performance fell short of or exceeded the designated goals.

   The amount of each participant’s 2004 award under the Executive Bonus Plan was determined by reference to one or more of the following components (referred to as “Bonus Components” below): The Core Business Profitability and Growth Component and a Business Segment Performance Component.

   The Core Business Profitability and Growth Component was determined on the basis of the performance results for each of the Agency, Direct and Commercial Auto business segments (together, the “Core Business”). A separate “gainsharing matrix” was established for each of these business segments, which assigned a score to various combinations of profitability (as measured by the combined ratio determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”)) and growth (based on change in net earned premiums over the prior year) outcomes. The actual growth and profitability performance results for each business segment for 2004 were then compared to the applicable matrix to produce a performance score for that business segment. The individual performance scores achieved by each of the business segments were then weighted, based on the net earned premiums generated by such business segment during the year. The weighted scores were combined to produce a performance score for the Core Business Profitability and Growth Component. For Messrs. Renwick, Forrester and Passell, their 2004 annual bonuses were determined entirely by the performance score of the Core Business Profitability and Growth Component.

   The Committee also approved the following Business Segment Performance Components to determine a portion of the 2004 bonuses to be paid to two participants: the Agency Business Segment Performance Component for Mr. Williams, and the Direct Business Segment Performance Component for Mr. Bauer. The Committee elected to use a combination of the Core Business Profitability and Growth Component and the selected Business Segment Performance Component to determine Mr. Williams’ and Mr. Bauer’s respective bonuses for the year. A separate gainsharing matrix was established for each of these business segments (as described above), and the actual growth and profitability performance results for each business segment for 2004 were then compared to the applicable matrix to produce a performance score for that business segment. The scores for the applicable Bonus Components were then combined on an appropriate weighted basis, as determined by the Committee, to produce final performance scores, which were used to calculate the 2004 bonus payment for those two participants.

   Other Bonus Plans. One executive officer also participated in The Progressive Corporation 2004 Information Technology Incentive Plan (the “IT Bonus Plan”) and another executive officer participated in the 2004 Progressive Capital Management Bonus Plan (the “PCM Bonus Plan”), in each case along with certain other employees. These plans provide cash bonus opportunities to participants for satisfaction of preestablished performance criteria relating, in the case of the IT Bonus Plan, to the availability of certain information technology systems and, in the case of the PCM Bonus Plan, to the performance of the Company’s investment portfolios.

   All other officers and qualified employees (approximately 26,992) of the Company, including seven executive officers (including Mr. Bauer, as mentioned above), participated in The Progressive Corporation 2004 Gainsharing Plan (“Gainsharing Plan”) for 2004. The Gainsharing Plan is similar in structure and operation to the Executive Bonus Plan. Under the Gainsharing Plan, each employee was assigned a target bonus amount, stated as a percentage of the employee’s salary. Awards were then based on performance in achieving profitability (using the GAAP combined ratio) and growth (based on year-to-year change in net earned premium) targets, as measured by pre-approved gainsharing matrices for each of the Agency, Direct and Commercial Auto business segments. The business segment performance results were weighted in proportion to the amount of net earned premium contributed by each such business segment, and the weighted performance scores determined under the separate gainsharing matrices were combined to produce a performance score for the Core Business as a whole. For most participants, the performance score for the Core Business was used to calculate the 2004 Gainsharing payment. The 2004 Gainsharing payment for certain other employees was determined, in part, by the Performance Score for the Core Business and, in part, by the operating results from the business unit to which the employee was assigned, on a weighted basis determined by or under the direction of the Committee.

   2004 Bonus Payments. Due to outstanding operating performance by the Company and the various business segments in 2004, for most employees, including Messrs. Renwick, Forrester, Williams and Passell and all but three of the remaining executive officers, whose bonuses were determined by the performance of only the Core Business segments and/or the Agent business segment, the performance score for 2004 was a 2.0, which was the maximum score achievable under the various bonus plans (additional details of the performance of the Company’s Core Business segments is set forth below under “Chief Executive Officer Compensation; Cash Bonus”). For 3,091 employees, including one executive officer, whose bonuses were determined in part by the IT Bonus Plan, their 2004 performance score was a 1.9. For approximately 60 Direct business segment employees, including Mr. Bauer, a portion of whose bonuses were calculated under the Gainsharing Plan using a formula focusing on a lifetime earned premium calculation in the Direct business, the performance score was approximately 1.89. The 2004 performance score for the 8 employees, including one executive officer, covered by the PCM Bonus Plan was 2.0. As a result, in each case, the Company paid a cash bonus to the applicable employee equal to such employee’s targeted bonus amount times the applicable performance score.

   Two executive officers, who are not named executive officers, also received merit-based cash bonus awards during 2004 in addition to the amounts paid out under the above-described bonus plans. Such awards are made at the discretion of an employee’s manager to reward exceptional performance, subject to a budget established by management and approved by the Committee.

   The Committee believes that the 2004 bonus payments, while substantial, are consistent with the Company’s strategy of rewarding employees for the achievement of important, challenging business goals and, in view of the Company’s excellent results for the year, resulted in reasonable performance-related compensation payments to the Company’s employees, including its executive officers.

Long-Term Incentive Component

   In 2004, the executive compensation program included long-term incentives through an annual grant of restricted stock awards. Under a restricted stock grant, the executive is awarded shares of the Company’s common stock, subject to certain restrictions on vesting and transferability. This component of variable compensation is designed to encourage the long-term retention of key executives and to tie a major part of executive compensation directly to Company performance and the long-term enhancement of shareholder value.

   The value of the long-term incentive award, which varies by position, was established for each executive officer to bring total targeted compensation to the upper tiers of compensation paid by comparable companies. In 2004, for the Company’s executive officers other than Mr. Renwick, these award values ranged from 50-210% of salary. Mr. Renwick’s award was valued at 1,000% of his salary. The award value was then divided by the market value per share of the Company’s Common Shares on the date of grant to determine the number of restricted shares to be awarded to each participant.

   In 2004, two forms of restricted stock awards were granted to executive officers and certain other management employees. Time-based restricted stock awards were granted to the named executive officers and approximately 700 other management employees of the Company. The time-based restricted stock awards generally will vest in three equal annual installments, beginning on January 1 of the third year after the date of grant, subject to the vesting provisions in the various plans and grant agreements.

   In addition, the named executive officers and approximately 40 other senior managers received performance-based restricted stock grants, with the vesting date tied to the achievement of specific business results. The 2004 performance-based restricted stock awards will vest (subject to the terms of the applicable plans) only if the Company and its subsidiaries generate net earned premiums of $15 billion or more, and achieve an average combined ratio of 97 or less, over a period of twelve (12) consecutive months (the “2004 Performance Standards”). If the 2004 Performance Standards are not satisfied on or before December 31, 2013, these performance-based restricted stock awards will expire without vesting, and the recipients will obtain no value from those awards.

Perquisites

   During 2004, the Company’s executive officers were eligible to participate in The Progressive Corporation Executive Deferred Compensation Plan, and certain of the executive officers were also eligible to participate in The Progressive Corporation Executive Separation Allowance Plan and/or had a separate employment agreement with the Company. Each of these plans and the employment agreements are described in more detail starting on page 19. Other than these arrangements, the Company provides limited perquisites to executive officers, which are discussed below.

   In 2002, the Board of Directors approved the Company’s acquisition of a corporate airplane, primarily for the business travel of Mr. Renwick. The Board has strongly endorsed Mr. Renwick’s use of the Company plane and car for his travel needs, including personal travel, in order to minimize and more efficiently utilize his travel time, protect the confidentiality of his travel and the Company’s business, and to enhance his personal security.

   The plane was principally used by Mr. Renwick, and to a limited extent by other executives, for Company business during 2004. Mr. Renwick, at the Board’s direction, also used the airplane for his personal travel whenever possible. Two other executives took a total of three personal trips on the plane, but the Company’s incremental costs above those disclosed below for Mr. Renwick’s personal use were incidental, because the executives were traveling with Mr. Renwick at the time. In 2004, the Company incurred a total of approximately $729,000 in out-of-pocket costs and $925,000 in depreciation expense in connection with the ownership, operation and maintenance of the airplane.

   Mr. Renwick also is provided a Company-owned car, with a professional driver, principally for his business needs, including commuting to and from work. The Company incurred about $116,080 in costs in connection with the car and driver during 2004.

   Executive officers, including Mr. Renwick, do not receive other perquisites from the Company in addition to these items.

Chief Executive Officer Compensation

   Glenn M. Renwick, the Company’s President and Chief Executive Officer, received cash compensation in the amount of $3,000,000 for 2004, consisting of an annual salary of $750,000 and a bonus award of $2,250,000, in addition to the equity awards and other items described below.

   Cash Bonus. Mr. Renwick’s annual cash bonus target for 2004 was $1,125,000, an amount equal to 150% of his salary. For Mr. Renwick, his entire bonus was based on the Core Business Profitability and Growth Component, which is described in more detail above. In 2004, the Company’s Agency business segment achieved a performance score of 2.00, based on a Gainsharing combined ratio of 85.9 with 13.8% growth in net earned premiums; the Company’s Direct business segment achieved a performance score of 2.00, based on a Gainsharing combined ratio of 85.8 and 19.8% growth in net earned premiums; and the Company’s Commercial Auto business segment achieved a performance score of 2.00, based on a Gainsharing combined ratio of 78.9 with 24.3% growth in net earned premiums. The performance scores for the three business segments were weighted 60.1% for Agency, 28.3% for Direct and 11.6% for Commercial Auto, based on the relative percentage of total net earned premiums generated by each. The weighted performance scores were combined to produce an overall performance score of 2.00 for this

Bonus Component. Mr. Renwick therefore earned two (2) times his target amount of 150% of his base salary, or $2,250,000, as his annual bonus.

   Equity-based Compensation. For the long-term incentive component of his compensation, on March 15, 2004, Mr. Renwick was awarded 89,130 of the Company’s Common Shares in the form of restricted stock. This award included a time-based award of 44,565 Common Shares and a performance-based award of 44,565 Common Shares. With respect to the time-based restricted stock award, assuming that none of the award’s forfeiture provisions are triggered, one-third of this award will vest on January 1 of each of 2007, 2008 and 2009. The performance-based restricted stock award will vest on the date of the public dissemination by the Company of a news release reporting satisfaction of the 2004 Performance Standards, as described above, or they will expire on December 31, 2013 if the 2004 Performance Standards are not satisfied by that date. These awards were determined based on a long-term incentive award value equal to 1,000% of Mr. Renwick’s base salary and a market value of the Company’s stock on the date of grant of $84.15.

   Exercise or Vesting of Prior Equity-based Awards. During 2004, Mr. Renwick exercised options to purchase 39,300 of the Company’s Common Shares. The options were granted to Mr. Renwick by the Company in 1995 at an exercise price of $12.6666 per share (on a split-adjusted basis), and were set to expire on December 31, 2004 if not exercised. Mr. Renwick paid the option exercise price (number of shares times the per share cost set forth above) and the tax withholding obligations resulting from the exercise by surrendering to the Company 16,316 Common Shares (commonly referred to as a “stock swap”). As a result of the option exercise, Mr. Renwick earned a profit, before taxes, of approximately $2,893,007 (based on a market price of $86.28 per share). Because he used the stock swap method to acquire the option shares, this transaction also resulted in a net increase of his direct share ownership in the Company by 22,984 shares.

   In addition, in June 2004, the Company satisfied the criteria for the performance-based restricted stock awards granted to Mr. Renwick and certain other senior executives in April 2003. Accordingly, those restricted shares vested on July 14, 2004, under the terms of the grant. However, Mr. Renwick had previously elected to defer receipt of his 34,330 share award pursuant to the Company’s Executive Deferred Compensation Plan (“EDCP”). Therefore, instead of receiving these shares at vesting, Mr. Renwick’s EDCP account was appropriately credited, and that account was deemed to be invested in an equal number of the Company’s Common Shares in accordance with the Plan. Under the EDCP, Mr. Renwick must maintain the deemed investment in the Company’s Common Shares for six months and one day, after which he may elect one or more other deemed investments among specified alternatives made available under the plan, including continuing his deemed investment in the Company’s shares. At the time selected by Mr. Renwick for the deferred distribution from the EDCP, he will be entitled to receive from the Company the cash value of the investments that are deemed to be held in the EDCP account at that time (including, if applicable, the cash value of a deemed investment in the Company’s Common Shares), subject to the provisions of the plan.

   Personal Use of Company Airplane and Car. Mr. Renwick is entitled to use the Company airplane and a car with a driver for his business and personal use. The Company incurred approximately $35,140 in incremental costs in 2004 as a result of Mr. Renwick’s personal use of the plane. Any personal use of the car provided to Mr. Renwick was incidental.

   Review of CEO’s Total Compensation. As a part of its annual review of the executive compensation program and strategies, the Committee has reviewed Mr. Renwick’s aggregate compensation and equity-based awards for 2004 and those that are planned for 2005, including the perquisites described above. The Committee believes that Mr. Renwick’s overall compensation is reasonable when compared with the compensation of chief executives of comparable companies, especially in view of the outstanding performance achieved by the Company under his leadership, and that his compensation program strikes an appropriate balance between salary and variable compensation arrangements, consistent with the Company’s compensation policies for employees in general. The cash bonus component and performance-based restricted stock are tied to the achievement of objective performance-based goals for the Company as a whole, and include meaningful targets where excellent performance by the Company will be rewarded. Annual time-based restricted stock awards further provide additional rewards if Mr. Renwick stays with the Company for the required vesting periods, and the benefit to him increases only if the holdings of other stockholders increase in value as well. A large part of Mr. Renwick’s overall compensation is thus tied to Company performance and to the creation of shareholder value.

   In addition, the Company has provided the Committee with information detailing potential payments that could be made to, or other value that could be earned or recognized by, Mr. Renwick under the Company’s various compensation and benefits plans and arrangements, upon his retirement or an involuntary termination of his employment by the Company (other than for cause or other limited circumstances), or in connection with a change of control of the Company. These benefits are summarized as follows:

•	Retirement. Upon a voluntary termination or retirement by Mr. Renwick, he would be entitled to no special treatment by the Company. He would be permitted to exercise all vested stock options within 60 days after leaving the Company (for the value of Mr. Renwick’s exercisable stock options, see page 19), and he would begin receiving distributions of previously earned amounts that he has elected to defer under the EDCP, in each case on the same terms and conditions as other employees who participate in those plans. All unvested stock options and restricted stock awards would be forfeited automatically. He would receive a payment for unused vacation time, also on terms generally applicable to the Company’s employees (currently this payout would be about $167,000; it will vary in the future depending on the extent to which he uses his allotted vacation time, but will not exceed 22.3% of his annual salary when his employment is terminated). He would enjoy no post-retirement benefits from the Company.

•	Involuntary Termination. If Mr. Renwick were to be involuntarily terminated by the Company without cause, he would receive a one-time severance payment equal to one year’s salary and recent bonus, or $3,000,000 as currently calculated, and he would be entitled to post-employment welfare benefits that are valued at approximately $5,000. Otherwise, Mr. Renwick would have the same rights described above in the event of a voluntary retirement with respect to vested stock options, EDCP distributions and unused vacation time. Unvested stock options and restricted stock awards also would be forfeited automatically in the event of an involuntary termination.

•	Change of Control. In the event of a “change of control” of the Company (as defined in the Company’s various incentive plans), unvested equity awards will vest automatically, and the Company will pay to Mr. Renwick the cash value of those awards. Assuming a price of $90 per Common Share, the Company would pay to Mr. Renwick approximately $22,785,000 under these plans at the time of the change of control. In addition, if Mr. Renwick’s employment were terminated at or after the change of control, he would be entitled to receive under his employment agreement: (i) a severance payment of two times his salary and recent bonus, or $6,000,000 as currently calculated; (ii) post-termination welfare benefits on substantially the same terms as he currently enjoys for two years, with an estimated value of approximately $33,000 in the aggregate; and (iii) a one-time tax “gross up” payment in the approximate amount of $8,830,000(1). As with other termination events, Mr. Renwick would also have the right to exercise vested stock options, to begin receiving EDCP distributions under the terms of the applicable plans, and to receive a payment for his unused vacation time.

   The Committee has reviewed this information and has concluded that the earnings to which Mr. Renwick would be entitled and the potential payouts by the Company upon the occurrence of the events described above are reasonable under the applicable circumstances. In assessing these potential payouts, the Committee has taken into account the following matters:

•	The potential cash payouts or severance are, effectively, one times salary and bonus for an involuntary termination and two times salary and bonus for a change of control. The Committee views these amounts as reasonable and appropriate for the Company’s executive officers, including Mr. Renwick.

•	Under the Company’s equity incentive plans, Mr. Renwick must exercise any vested stock options within 60 days after termination of his employment. The Committee does not view this item as “additional” compensation paid to Mr. Renwick at that time, since he previously earned these awards and has the right to exercise them, and to cash-out their value to him,

(1)	The amount of the tax “gross up” payment assumes that Mr. Renwick’s employment is terminated at the time of the change of control. Mr. Renwick is entitled under his employment agreement to receive a tax “gross up” payment in an amount necessary to counteract the 20% excise tax under Internal Revenue Code Section 280G, which is paid on certain compensation received by executive officers. For a further discussion of the employment agreement and the tax “gross up” payment, see page 20.

at any time. The Committee notes that his decision not to exercise the options, and to allow their value to fluctuate with the Company’s stock price, further aligns Mr. Renwick’s interests with those of the Company’s shareholders.

•	Likewise, the Committee does not view the payouts to Mr. Renwick, or to other executives, from the Executive Deferred Compensation Plan to be “additional” compensation to be paid at the time of the specified events. The balance in Mr. Renwick’s account is attributable to cash bonuses that have been earned and would have been paid, or restricted stock that would have vested, in prior periods but for his election to defer receipt of those funds or shares. The Company does not guarantee any specific rate of return on these accounts, and the Company does not contribute in any way to the return that may be earned on the deferred amounts. The account balances may grow depending on the performance of deemed investments selected by Mr. Renwick in accordance with the EDCP. In any event, the Company has set aside assets in a so-called “rabbi trust” to secure its liability for the future payouts, effectively pre-funding the Company’s liability to the participants in the EDCP.

•	In the Committee’s view, the accelerated vesting of equity awards upon a change of control is a customary and reasonable component of an equity-incentive program. The Committee believes that the historical equity grants to Mr. Renwick have been reasonable in amount, and a substantial part of the value that would be received by him on a change in control would result from the increase in the Company’s share price over the years. The Committee believes that this is appropriate since current management, including Mr. Renwick in particular, has been largely responsible for that increase, and the share price increase has also benefited the Company’s long-term shareholders.

•	The Company’s compensation and benefit plans and employment agreements only confer modest post-employment benefits on its executives, limited to the continuation of certain health and welfare benefits for a maximum period of two years. All other perquisites, including Mr. Renwick’s personal use of the Company aircraft and car, would terminate when he leaves the Company.

•	The potential tax “gross up” payment, while substantial, is only applicable in the event of a change of control of the Company and, in the Committee’s view, is an appropriate method for the Company to protect executives from the punitive effects of a 20% excise tax levied by the Federal tax laws on certain income paid to executive officers in such circumstances.

   Under all of the circumstances, therefore, the Committee views Mr. Renwick’s compensation, and his potential payouts in the various scenarios described above, to be reasonable and in the interests of the Company’s shareholders.

Omnibus Reconciliation Act of 1993

   Section 162(m) of the Internal Revenue Code limits to $1 million per year (“Deduction Limit”) the deduction allowed for Federal income tax purposes for compensation paid to the chief executive officer and the four other most highly compensated executive officers of a public company (“Covered Executives”). This Deduction Limit does not apply to compensation paid under a plan that meets certain requirements for “performance-based compensation.” To qualify for this exception: (a) the compensation must be payable solely on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more “outside directors”; (c) the material terms of the performance goals must be disclosed to and approved by shareholders before payment; and (d) the compensation committee must certify in writing prior to payment that the performance goals and any other material terms have been satisfied.

   It is the Company’s policy to structure its incentive compensation programs for Covered Executives to satisfy the requirements for the “performance-based compensation” exception to the Deduction Limit and, thus, to preserve the full deductibility of all compensation paid thereunder, to the extent practicable in view of the Company’s compensation policies and structures. The Company’s equity incentive plans, as well as the 2004 Executive Bonus Plan, have been submitted to and approved by the Company’s shareholders. The applicable performance criteria (and in the case of cash bonuses, the amount of bonus payout that would result from various combinations of performance criteria) are approved by the Committee each year and are thereafter not subject to change by the Company or the Committee. Thus, restricted stock awards which vest, and cash bonus awards under the 2004 Executive Bonus Plan which are paid out, based on such performance criteria are structured to be “performance-based compensation,” and compensation arising from such awards would not be subject to the Deduction Limit, provided that each of the other requirements described above are satisfied.

   Likewise, compensation that is earned by the Covered Executives upon the exercise of previous stock option awards (which were granted to executives by the Company on an annual basis prior to 2003) is deemed to satisfy the requirements for “performance-based compensation” if the award is made by a compensation committee comprised solely of two or more “outside directors,” the plan under which the award has been granted is approved by shareholders and states the maximum number of shares with respect to which options may be granted to any employee during a specified period and, under the terms of the option, the amount of compensation the Covered Executives could receive is based solely on an increase in the value of the stock after the date of the award.

   However, restricted stock awards that vest on a time-based formula will not satisfy the “performance-based compensation” exception and will be subject to the Deduction Limit. In addition, although salaries and any perquisites are subject to approval of the Committee, they will not be submitted to a vote of shareholders and will also be subject to the Deduction Limit. Similarly, one or more Covered Executives may be eligible to earn a portion of their potential cash bonus under plans that have not been approved by shareholders, and any such bonus would be subject to the Deduction Limit. Accordingly, if the total of any Covered Executive’s remuneration which does not satisfy the “performance-based compensation” exception, such as salary, certain cash bonus awards and compensation attributable to time-based restricted stock awards, exceeds $1 million in any year, the Company will not be entitled to deduct the amount that exceeds $1 million. While the Committee understands the tax disadvantages of such compensation arrangements, the Committee believes that, in appropriate cases, the use of such compensation strategies may outweigh the potential tax detriments. The Committee will continue to monitor the actual tax impact on the Company of such compensations strategies each year.

   In 2004, the non-performance-based compensation earned by each of the Covered Executives was less than $1 million. Accordingly, all compensation earned by the Covered Executives was fully deductible for Federal income tax purposes. Based on currently available information, the Company expects that the compensation earned by such executives during 2005 will also be fully deductible.

Summary and Concluding Remarks

   The Committee believes that executive compensation should be linked to the creation of shareholder value. The Company’s executive compensation program thus includes significant long-term incentives, through equity-based awards, which are tied to the long-term performance of the Company’s Common Shares. The Committee recognizes, however, that while stock prices may reflect corporate performance over the long term, other factors, such as general economic conditions and varying investors’ attitudes toward the stock market in general, and specific industries and/or companies in particular, may significantly affect stock prices at any point in time. Accordingly, the annual cash components of the program, consisting of salary and annual bonus, emphasize individual performance and the realization of defined business objectives, which are independent of short-range fluctuations in the stock price.

   The executive compensation program thus has been designed to align executive compensation with both the Company’s business goals and long-term shareholder interests. The Committee believes that the program, as implemented, is balanced and consistent with these objectives. The Committee will continue to monitor the operation of the program and cause the program to be adjusted and refined, as necessary, to ensure that it continues to support both corporate and shareholder goals.

COMPENSATION COMMITTEE

Charles A. Davis, Chairman
Bernadine P. Healy, M.D.
Norman S. Matthews

PERFORMANCE GRAPH

    The following performance graph compares the performance of the Company’s Common Shares (“PGR”) to the Standard & Poor’s 500 Index (“S & P Index”) and the Value Line Property/Casualty Industry Group (“P/C Group”) for the last five years.

Cumulative Five-Year Total Return*

PGR, S&P Index, P/ C Group

(Performance Results through 12/31/2004)

Cumulative Total Return as of December 31 of each year
(assumes $100 was invested at the close of trading on December 31, 1999)

	2000	2001	2002	2003	2004

PGR	$142.23	$205.12	$204.92	$345.81	$351.47

S&P Index	90.90	80.09	62.39	80.29	89.03

P/C Group	138.51	144.10	149.21	188.75	210.93

*	Assumes reinvestment of dividends.

Source: Value Line, Inc.

ITEM 2:	PROPOSAL TO APPROVE AMENDMENTS TO THE COMPANY’S CODE OF REGULATIONS TO PROVIDE THAT AN INDIVIDUAL ELECTED BY THE
DIRECTORS TO FILL A VACANCY ON THE BOARD WILL SERVE FOR A TERM ENDING AT THE NEXT SHAREHOLDERS MEETING AT WHICH AN ELECTION OF DIRECTORS WILL OCCUR.

    The Board of Directors has approved, subject to shareholder approval, amendments to the Company’s Code of Regulations (the equivalent of bylaws under Ohio corporate law) requiring that any individual elected by the directors to fill a vacancy on the Board will serve for a term that expires at the next meeting of shareholders held to elect directors. The new director would then be required to stand for election by shareholders at such meeting in order to continue serving on the Board. The Board of Directors recommends that shareholders approve these amendments.

   The full text of Article II of the Code of Regulations reflecting these amendments is attached to this proxy statement as Exhibit A. The following description of the amendments is qualified in its entirety by reference to Exhibit A.

Current Code of Regulations Provisions

   Article II of the Company’s Code of Regulations currently authorizes the Board of Directors to elect an individual to fill a vacancy on the Board for the remainder of the unexpired term of that vacant Board seat. Board terms are typically three years in length, unless the Board specifies a shorter period to provide for a proper rotation of directors, due to the staggered nature of the Company’s Board. Accordingly, a director who is elected by the Board to fill a vacancy could serve up to three years on the Board before being subject to a shareholder vote.

The Proposed Amendment

   The Board’s ability to elect individuals to fill vacancies on the Board between shareholder meetings allows the Board to react quickly to recruit and elect strong director candidates as they become available. The need for this flexibility has been particularly apparent in recent years, as competition for qualified board members has intensified and finding excellent candidates who are willing to serve on a board has become more of a challenge. Often, the timing of identifying and recruiting new Board candidates does not coincide with the required timing for election at the Annual Meeting of Shareholders. Accordingly, the Board has used the procedure that is currently available in the Code of Regulations to fill the last four vacancies on the Board: Philip Laskawy in 2001, Bernadine Healy in 2002, Bradley Sheares in 2003 and Patrick Nettles in 2004. In each case, the Board identified the potential new director and completed the recruiting process at a point in the year when the next Annual Meeting of Shareholders was months away. The Board believed that if it had attempted to delay the election of the candidate until the Annual Meeting, it risked losing him or her to a competing board. In each of these cases, therefore, the Board judged that shareholder interests were better served by a prompt election of the candidate to the Board.

   Under the current Code of Regulations provisions, a new director elected under these circumstances does not come before shareholders for a vote until the expiration of the term applicable to the Board seat to which he or she has been elected, which may be up to three years from the time he or she is initially elected to the Board. The Board of Directors has determined that this procedure, which delays the shareholders’ ability to review and vote on the Board’s choice for a new director, should be changed. The proposed amendments to the Company’s Code of Regulations are designed to accomplish that result.

   Under the procedure contained in the proposed amendments, the Board will retain the right to elect a new director to fill a vacancy on the Board. If a director is elected by the Board to fill such a vacancy, the new director would serve a term that expires on the date of the next shareholder meeting held for the election of directors. Typically, this would mean that a director elected to fill a Board vacancy would stand for election at the next Annual Meeting of Shareholders, which would be less than one year from the time of the individual’s initial election by the Board. In the Board’s judgment, this procedure properly balances the Board’s need for flexibility in fulfilling its obligation to recruit quality candidates for the Board with shareholders’ interests in considering and evaluating the individuals selected by the directors to fill a vacancy on the Board.

   These amendments to the Code of Regulations will operate on a prospective basis only and will not affect the terms of any of the current directors. The Board currently does not have any vacancies, although a vacancy will be created upon the retirement from the Board of Mr. Milton N. Allen on April 15, 2005.

Vote Required For Approval

   Under the Company’s Code of Regulations, the affirmative vote of a seventy-five percent (75%) of the outstanding Common Shares is required for approval of this proposal.

   The Board of Directors recommends that shareholders vote FOR this proposal.

ITEM 3:	PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2005

    The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to examine the financial statements of the Company for the year ending December 31, 2005. If the shareholders, by the affirmative vote of a majority of the votes cast on this proposal (including abstentions), provided that the total of votes cast represents a majority of the outstanding Common Shares, do not ratify the appointment of PricewaterhouseCoopers LLP, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee, but the Committee may decide to continue the engagement of PricewaterhouseCoopers LLP.

   The Board of Directors recommends that shareholders vote FOR this proposal.

OTHER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION

Approval of Audit and Non-Audit Services

   The Audit Committee of the Board of Directors requires that each engagement of the Company’s independent registered public accounting firm to perform any audit or non-audit services, including the fees and principal terms of the engagement, must be approved by the Committee, or by the Chairman of the Committee (who has authority to approve engagements not to exceed $25,000 in the aggregate between Committee meetings), before the independent registered public accounting firm is engaged by the Company for the particular service. The Committee has not adopted any other policies or procedures which would permit the Company to engage the independent registered public accounting firm for non-audit services without the specific prior approval of the Committee or the Chairman.

Independent Registered Public Accounting Firm Fees

   Following are the aggregate fees billed to the Company for the fiscal years ended December 31, 2004 and 2003, by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP:

	2004	2003(1)

Audit	$1,366,383	$785,437
Audit-related	63,381	24,342
Tax	404,270	336,862
All other	0	29,548

Total	$1,834,034	$1,176,189

(1)	Certain of these amounts vary from amounts reported in the Company’s 2004 Proxy Statement to more accurately reflect the fees billed for 2003. The effect was a net decrease of $17,812 on the Total of all fees reported for 2003.

   Audit fees. Includes professional services rendered for the audit of the consolidated financial statements of the Company, statutory audits and the audit pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes”).

   Audit-related fee. Includes assistance in the assessment of the impact of Sarbanes on the Company.

   Tax fees. Includes fees for tax planning and advice and Canadian branch tax services.

   All other fees. Primarily includes consulting services for compliance with state insurance and other laws.

   At the meeting held on February 21, 2005, the Audit Committee selected PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for the Company and its subsidiaries for 2005. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement about the Company’s financial condition, if they desire to do so, and to respond to appropriate questions.

SHAREHOLDER PROPOSALS

    Any shareholder who intends to present a proposal at the 2006 Annual Meeting of Shareholders for inclusion in the proxy statement and form of proxy relating to that meeting may do so in accordance with Securities and Exchange Commission Rule 14a-8 and is advised that the proposal must be received by the Secretary at the Company’s principal executive offices located at 6300 Wilson Mills Road, Mayfield Village, Ohio 44143, not later than November 7, 2005. For those shareholder proposals which are not submitted in accordance with Rule 14a-8, the proxies designated by the Board may exercise their discretionary voting authority, without any discussion of the proposal in the Company’s proxy materials, with respect to any proposal which is received by the Company after January 23, 2006.

SHAREHOLDER VOTE TABULATION

    Votes will be tabulated by or under the direction of Inspectors of Election, who may be regular employees of the Company. The Inspectors of Election will certify the results of the voting at the Annual Meeting.

   The director nominees who receive the greatest number of affirmative votes will be elected directors. Abstentions and broker non-votes thus will not affect the results of the election.

   The proposal to amend the Company’s Code of Regulations to provide that an individual elected by the directors to fill a vacancy on the board will serve for a term ending at the next shareholders meeting at which an election of directors will occur, will be adopted if approved by the affirmative vote of seventy-five percent (75%) of the outstanding Common Shares. Abstentions and broker non-votes will not be counted as affirmative votes and thus will have the same effect as a vote against this proposal.

   The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2005 will be adopted if approved by the affirmative vote of the majority of the votes cast on this proposal (including abstentions), provided that the total number of votes cast represents a majority of the outstanding Common Shares. Broker non-votes will not be counted as cast votes.

HOUSEHOLDING

    Securities and Exchange Commission regulations permit a single set of the annual report and proxy statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. In accordance with a notice sent to certain beneficial shareholders who share a single address, only one copy of this proxy statement and the attached annual report will be sent to that address, unless any shareholder residing at that address gives contrary instructions.

   If any beneficial shareholder residing at such an address desires to receive a separate copy of this proxy statement and the attached annual report, a copy can be obtained by calling toll-free 1-800-542-1061, or by writing to The Progressive Corporation, Investor Relations, at 6300 Wilson Mills Road, Box W-33, Mayfield Village, Ohio 44143. In addition, if any such shareholder wishes to receive a separate proxy statement and annual report in the future, the shareholder should provide such instructions by calling toll-free 1-800-542-1061.

OTHER MATTERS

Charitable Contributions

   Within the preceding three years, the Company has not made a contribution to any charitable organization in which any of the Company’s directors serves as an executive officer. The Progressive Insurance Foundation, which is a charitable foundation that receives contributions from the Company, contributes to qualified tax-exempt organizations that are financially supported by the

Company’s employees. Thus, in matching an employee’s gift, the Foundation may have contributed to charitable organizations in which one or more of the Company’s directors may be affiliated as an executive officer, director or trustee.

Proxy Solicitation

   The solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation, including the reasonable expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners, will be paid by the Company. In addition to solicitation by mail, proxies may be solicited by telephone, facsimile, other electronic means or in person. The Company has engaged the firm of Morrow & Co., New York, New York, to assist it in the solicitation of proxies at an estimated cost of $10,000. Proxies may be solicited by directors, officers and employees of the Company without additional compensation.

   If the enclosed proxy is executed and returned, the shares represented thereby will be voted in accordance with any specifications made therein by the shareholder. In the absence of any such specifications, the proxies will be voted:

(1)	TO ELECT the three nominees named under “Election of Directors” above;

(2)	FOR the proposal to amend the Company’s Code of Regulations to provide that an individual elected by the directors to fill a vacancy on the board will serve for a term ending at the next shareholders meeting at which an election of directors will occur; and

(3)	FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2005.

   The presence of any shareholder at the meeting will not operate to revoke his proxy. A proxy may be revoked at any time insofar as it has not been exercised by giving written notice to the Company or in open meeting.

   If any other matters shall properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know at this time of any other matters that will be presented for action at the meeting.

AVAILABLE INFORMATION

    The Company will furnish, without charge, to each person to whom a proxy statement is delivered, upon oral or written request, a copy of the Company’s Annual Report on Form 10-K for 2004 (other than certain exhibits). Requests for such documents should be submitted in writing to Jeffrey W. Basch, Chief Accounting Officer, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, OH 44143, by telephone at (440) 395-2258 or e-mail at investor relations@progressive.com.

By Order of the Board of Directors.

Charles E. Jarrett, Secretary

March 7, 2005

EXHIBIT A

    The following is the full text of Article II of the Code of Regulations of The Progressive Corporation (“Company”), reflecting the amendment described in Item 2 of the Company’s Proxy Statement dated March 7, 2005.

ARTICLE II

Directors

   Section 1. Number and Classification of Directors. The number of directors of the corporation, none of whom need to be a shareholder or resident of the State of Ohio, shall be ten, and such directors shall be divided into three classes as nearly equal in number as possible, to be known as Class I, Class II and Class III. The classes shall be elected to staggered terms. The shareholders, acting by the affirmative vote of the holders of record of shares representing 75% of the voting power of the corporation on such proposal, may, from time to time, increase or decrease the number of directors, but in no case shall the number of directors be fewer than five or more than twelve nor shall any decrease in the number of directors shorten the term of any director then in office. In case of any increase in the number of directors, the directors then in office may select the class or classes to which the additional directors shall be assigned, provided that the directors shall be distributed among the several classes as nearly equally as possible.

   Section 2. Election of Directors. Directors shall be elected at the annual meeting of shareholders, but when the annual meeting is not held or directors are not elected thereat, they may be elected at a special meeting called and held for that purpose. Such election shall be by ballot whenever requested by any shareholder entitled to vote at such election; but, unless such request is made, the election may be conducted in any manner approved at such meeting.

   At each meeting of shareholders for the election of directors, the persons receiving the greatest number of votes shall be directors.

   Section 3. Term of Office. The term of office for each director shall be three years and the members of one class of directors shall be elected annually to serve for such term; except that (i) initially or whenever necessary, a director may be elected for a shorter term in order to provide for a proper rotation of directors, and (ii) a director elected to fill a vacancy pursuant to Section 5 of this Article shall serve for the term specified therein. Each director shall hold office until the annual meeting of shareholders coinciding with the termination of the term of the class of directors to which he or she was elected and until his or her successor shall be elected and qualified or until his or her earlier resignation, removal from office or death.

   Section 4. Removal. All directors, or all directors of a particular class, or any individual director may be removed from office, without assigning any cause, by the affirmative vote of the holders of record of shares representing 75% of the voting power of the corporation with respect to the election of directors, provided that unless all the directors, or all the directors of a particular class, are removed, no individual director shall be removed if the votes of a sufficient number of shares are cast against his or her removal which, if cumulatively voted at an election of all the directors, or all the directors of a particular class, as the case may be, would be sufficient to elect at least one director. In case of any such removal, a new director may be elected at the same meeting for the unexpired term of each director removed.

   Section 5. Vacancies. Vacancies in the board of directors may be filled by a majority vote of the remaining directors. Any director so elected by the remaining directors to fill a vacancy after the 2005 Annual Meeting of Shareholders shall have a term of office ending on the earlier of the next annual meeting of shareholders or the next special meeting of shareholders held to elect directors. At the expiration of such term, each such director shall then be subject to election by shareholders in accordance with this Article for such term as shall be appropriate to provide for a proper rotation of directors.

   Section 6. Quorum and Transaction of Business. A majority of the whole authorized number of directors shall constitute a quorum for the transaction of business, except that a majority of the directors in office shall constitute a quorum for filling a vacancy on the board. Whenever less than a quorum is present at the time and place appointed for any meeting of the board, a majority of those present may adjourn the meeting from time to time, until a quorum shall be present. The act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the board.

   Section 7. Annual Meeting. Annual meetings of the board of directors shall be held immediately following annual meetings of the shareholders, or as soon thereafter as is practicable. If no annual meeting of the shareholders is held, or if directors are not elected thereat, then the annual meeting of the board of directors shall be held immediately following any special meeting of the shareholders at which directors are elected, or as soon thereafter as is practicable. If such annual meeting of directors is held immediately following a meeting of the shareholders, it shall be held at the same place at which such meeting of shareholders was held.

   Section 8. Regular Meetings. Regular meetings of the board of directors shall be held at such times and places, within or without the State of Ohio, as the board of directors may, by resolution or by-law, from time to time, determine. The secretary shall give notice of each such resolution or bylaw to any director who was not present at the time the same was adopted, but no further notice of such regular meeting need be given.

   Section 9. Special Meetings. Special meetings of the board of directors may be called by the chairman of the board or the president to be held at such times and places within or without the State of Ohio as the person calling such meeting shall specify. In addition, any two members of the board of directors may call special meetings of the board of directors to be held at the principal office of the corporation at such times as they may specify.

   Section 10. Notice of Annual or Special Meetings. Notice of the time and place of each annual or special meeting shall be given to each director by the secretary or by the person or persons calling such meeting. Such notice need not specify the purpose or purposes of the meeting and may be given in any manner or method and at such time so that the director receiving it may have reasonable opportunity to attend the meeting. Such notice shall, in all events, be deemed to have been properly and duly given if mailed at least forty-eight (48) hours prior to the meeting and directed to the residence of each director as shown upon the secretary’s records. The giving of notice shall be deemed to have been waived by any director who shall attend and participate in such meeting and may be waived, in a writing, by any director either before or after such meeting.

   Section 11. Compensation. The directors, as such, shall be entitled to receive such reasonable compensation for their services as may be fixed from time to time by resolution of the board, and expenses of attendance, if any, may be allowed for attendance of each annual, regular or special meeting of the board. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of the executive committee or of any standing or special committee may by resolution of the board be allowed such compensation for their services as the board may deem reasonable, and additional compensation may be allowed to directors for special services rendered.

   Section 12. By-laws. For the government of its actions, the board of directors may adopt by-laws consistent with the Articles of Incorporation and these Regulations.

   Section 13. Notification of Nominations. Subject to the rights of the holders of any class or series of stock of the corporation having a preference over the Common Shares as to dividends or upon liquidation to elect directors under specified circumstances, nominations for the election of directors may be made only by the Board of Directors or a committee of the Board of Directors or, subject to this Section 13, by any shareholder of record entitled to vote in the election of directors generally. A shareholder of record entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting of shareholders only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the corporation and has been received by the Secretary of the corporation on or before the following dates, as applicable: (i) with respect to an election to be held at an annual meeting of shareholders, 60 days in advance of such meeting, or (ii) with respect to an election to be held at a special meeting of shareholders, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. For purposes of this Section 13, notice shall be deemed to be first given to shareholders when disclosure of such date is first made in a press release reported by the Dow Jones News Services, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

   Each such notice shall set forth:

(a)	the name and address of the shareholder who intends to make the nomination or nominations;

(b)	a representation that the shareholder is a holder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

(c)	the name, address and principal occupation or employment of each person to be so nominated;

(d)	a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and

(e)	such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, as then in effect, had the nominee been nominated, or intended to be nominated, by the Board of Directors.

   To be effective, each notice of intent to make a nomination given hereunder must be accompanied by the written consent of each such nominee to serve as a director of the corporation if elected.

   The presiding officer at the meeting may refuse to acknowledge the nomination of any person or persons not made in compliance with the provisions hereof and may declare at such meeting that any such nomination was not properly brought before the meeting and shall not be considered.

Appendix A

The Progressive Corporation Audit Committee Charter

Organization

   The Audit Committee (Committee) shall be appointed by the Board of Directors (Board) of The Progressive Corporation (Company) and shall consist of at least three directors, including the Chairperson. Each member of the Committee shall be independent of the management of the Company (as defined by the listing standards of the New York Stock Exchange and applicable law) and free of any relationship that, in the opinion of the Board, would interfere with his or her ability to exercise independent judgment as a Committee member. Each member of the Committee shall be financially literate or must become financially literate within a reasonable period of time after his or her appointment to the Committee. The Committee chairperson must have accounting or related financial management expertise.

Statement of Purpose

   The Committee shall: a) assist the Board in oversight of: (1) the integrity of the financial statements of the Company; (2) the compliance by the Company with legal and regulatory requirements; (3) the qualifications and independence of the Company’s independent auditors; (4) the performance of the Company’s internal audit function and independent auditors; (5) the adequacy of the Company’s internal controls; and (6) such other matters as the Board or Committee deems appropriate, and b) prepare the Audit Committee report that Securities and Exchange Commission (SEC) rules require be included in the Company’s annual proxy statement.

Communications with the Committee

   The Committee will meet periodically in separate executive sessions with the independent auditor, the Director of Control & Analysis (Internal Audit) and management.

   The Director of Control & Analysis (C&A) will have a direct reporting relationship to the Committee.

Responsibilities of the Committee

   The primary responsibility of the Committee is to oversee the Company’s system of internal controls and financial reporting process on behalf of the Board.

   The Committee will report regularly to the Board. The Committee will review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal audit function.

   The Committee shall have the authority and funding necessary to retain independent legal counsel and such other advisors as it deems necessary to carry out its duties.

   The Committee’s activities will be subject to an annual performance evaluation conducted by the Board.

   Processes and Duties – Financial Reporting

   The Committee will:

1.	Annually review and reassess the continued adequacy of this Charter and recommend any changes to the Board for approval.

2.	Review with management, the Director of C&A and the independent auditor: a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps

-APP.-A-1-

adopted in light of any material control deficiencies; b) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements and a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters; c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and d) the type and presentation of information to be included in earnings press releases (paying particular attention to any use of “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies.

3.	Review with management, the Director of C&A and the independent auditor the system of internal controls utilized by the Company.

4.	Review with the independent auditor and internal auditors any major changes to auditing procedures or the scope of auditing tests that were performed.

5.	Meet to review and discuss with management and the independent auditor the Company’s annual audited financial statements contained in the Company’s Annual Report on Form 10-K, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, prior to the filing of such Form with the SEC. The Committee shall report to the Board, and to the shareholders in the Company’s proxy statement prepared for its annual meeting, whether, based on such reviews and discussions, it recommends to the Board that the most recent year’s audited financial statements be included in the Company’s Annual Report on Form 10-K for such year to be filed with the SEC.

6.	Annually review with the independent auditor all exceptions to the Company’s accounting practices raised by such auditor that were not accepted by management, and all unrecorded proposed audit adjustments to the Company’s financial statements, whether such auditor decided to pass on any such exception or adjustment and, if so, the reasons therefor.

7.	Obtain from the independent auditor advice as to whether, during the course of the audit, it detected any acts or activities that must be disclosed pursuant to Section 10A of the Securities Exchange Act of 1934 (related to the detection of illegal acts and resulting reporting obligations).

8.	Meet to review and discuss with management and the independent auditor the Company’s quarterly financial statements contained in each of the Company’s Quarterly Reports on Form 10-Q, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, prior to the filing of such Form with the SEC.

9.	Discuss guidelines and policies which govern the process by which the Company assesses and manages its exposure to risk. The Committee will meet periodically with management to review the Company’s major financial risk exposures and the steps management has taken to identify, monitor, assess and control such exposures.

10.	Establish procedures for the receipt, retention and treatment of complaints or correspondence received by the Company regarding accounting, internal accounting controls, financial reporting or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

   Processes and Duties – Legal and Regulatory Compliance

   The Committee will:

1.	Adopt and administer a code of ethics for senior financial officers, which shall be applicable to the Company’s Chief Financial Officer, Chief Accounting Officer and any other persons performing similar functions.

2.	Annually review and assess with the Chief Financial Officer, Chief Accounting Officer and Chief Legal Officer the processes for monitoring and maintaining compliance with NYSE, SEC and state insurance department requirements.

-APP.-A-2-

Oversight of Internal and External Auditors

   The Committee will:

1.	Be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged by the Company (including resolution of any disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services, and each such registered public accounting firm shall report directly to the Committee.

2.	At least annually, the Committee will evaluate the qualifications, independence and performance of the independent auditor, including the lead partner on the engagement, and present its conclusions with respect to the independent auditor to the Board.

3.	Approve the fees to be paid to the independent auditor for the financial audit and the terms of the audit engagement.

4.	Have sole authority to approve the engagement of the independent auditor to provide any non-audit services and will consider whether the provision of consulting or other non-audit services by the independent auditor is compatible with maintaining the auditor’s independence and is permitted by law. The Committee will approve (or disapprove) the retention of the independent auditor to provide consulting or other non-audit services and approve the fee for such services prior to commencement thereof. The Committee may delegate these responsibilities to one or more of its members to the extent permitted by law.

5.	Receive, at least annually, written reports from the independent auditor regarding the auditor’s independence required by Independence Standards Board Standard No. 1. The Committee will actively engage in a dialogue with the independent auditor with respect to all disclosed relationships and services that may impact the objectivity and independence of the independent auditor and report its conclusions to the Board.

6.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

7.	Review with the independent auditor any problems or difficulties the auditor encountered in the conduct of the audit, including any restrictions on the scope of the independent auditor’s activities or on access to required information and any disagreements with management. The Committee will review any management letter provided by the auditor and the Company’s response to that letter. The review should also include a discussion of the responsibilities, budget and staffing of the internal audit department.

8.	Review all internal audit reports to management which identify or discuss material issues regarding the integrity of the Company’s financial statements, internal controls or accounting policies together with management’s response.

9.	Review the budget, responsibilities and staffing of the Control & Analysis department.

10.	Set clear hiring policies for employees or former employees of the independent auditors.

11.	At least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the Company.

Funding

   The Company shall provide the Committee with appropriate funding, as determined by the Committee, for payment of:

1.	compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

-APP.-A-3-

2.	compensation to any advisers employed by the Committee; and

3.	ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Effective Date

   This Charter shall be effective as of December 10, 2004 and shall remain in effect thereafter until modified, amended or terminated by the Board.

-APP.-A-4-

Appendix B

2004 Annual Report to Shareholders

-APP.-B-1-

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

		(millions - except per share amounts)
For the years ended December 31,	2004	2003	2002

Revenues
Net premiums earned	$13,169.9	$11,341.0	$8,883.5
Investment income	484.4	465.3	455.2
Net realized gains (losses) on securities	79.3	12.7	(78.6)
Service revenues	48.5	41.8	34.3
Other income[1]	—	31.2	—

Total revenues	13,782.1	11,892.0	9,294.4

Expenses
Losses and loss adjustment expenses	8,555.0	7,640.4	6,299.1
Policy acquisition costs	1,418.0	1,249.1	1,031.6
Other underwriting expenses	1,238.6	1,010.1	874.2
Investment expenses	13.9	11.5	11.5
Service expenses	25.0	25.7	22.0
Interest expense	80.8	95.5	74.6

Total expenses	11,331.3	10,032.3	8,313.0

Net Income
Income before income taxes	2,450.8	1,859.7	981.4
Provision for income taxes	802.1	604.3	314.1

Net income	$1,648.7	$1,255.4	$667.3

Computation of Earnings Per Share
Basic:
Average shares outstanding	212.9	216.8	219.0

Per share	$7.74	$5.79	$3.05

Diluted:
Average shares outstanding	212.9	216.8	219.0
Net effect of dilutive stock-based compensation	3.3	3.7	4.2

Total equivalent shares	216.2	220.5	223.2

Per share	$7.63	$5.69	$2.99

[1]See Note 3 — Income Taxes for discussion.

See notes to consolidated financial statements.

APP.-B-2-

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

		(millions)
December 31,	2004	2003

Assets
Investments:
Available-for-sale:
Fixed maturities, at market (amortized cost: $8,972.6 and $8,899.0)	$9,084.3	$9,133.4
Equity securities, at market:
Preferred stocks (cost: $749.4 and $751.3)	768.9	778.8
Common equities (cost: $1,314.0 and $1,590.6)	1,851.9	1,972.1
Short-term investments, at market (amortized cost: $1,376.6 and $648.0)	1,376.9	648.0

Total investments	13,082.0	12,532.3
Cash	20.0	12.1
Accrued investment income	103.5	97.4
Premiums receivable, net of allowance for doubtful accounts of $83.8 and $66.8	2,287.2	2,079.6
Reinsurance recoverables, including $44.5 and $41.4 on paid losses	381.6	271.3
Prepaid reinsurance premiums	119.8	114.7
Deferred acquisition costs	432.2	412.3
Income taxes	—	81.6
Property and equipment, net of accumulated depreciation of $562.1 and $476.4	666.5	584.7
Other assets	91.5	95.5

Total assets	$17,184.3	$16,281.5

Liabilities and Shareholders’ Equity
Unearned premiums	$4,108.0	$3,894.7
Loss and loss adjustment expense reserves	5,285.6	4,576.3
Accounts payable, accrued expenses and other liabilities	1,325.0	1,290.1
Income taxes	26.0	—
Debt	1,284.3	1,489.8

Total liabilities	12,028.9	11,250.9

Shareholders’ equity:
Common Shares, $1.00 par value (authorized 600.0, issued 213.2 and 230.1, including treasury shares of 12.8 and 13.7)	200.4	216.4
Paid-in capital	743.3	688.3
Unamortized restricted stock	(46.0)	(28.9)
Accumulated other comprehensive income (loss):
Net unrealized gains on investment securities	435.1	418.2
Net unrealized gains on forecasted transactions	9.7	10.7
Foreign currency translation adjustment	—	(3.9)
Retained earnings	3,812.9	3,729.8

Total shareholders’ equity	5,155.4	5,030.6

Total liabilities and shareholders’ equity	$17,184.3	$16,281.5

See notes to consolidated financial statements.

APP.-B-3-

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

			(millions - except per share amounts)
For the years ended December 31,	2004		2003		2002

Retained Earnings
Balance, Beginning of year	$3,729.8		$2,796.0		$2,497.4
Net income	1,648.7	$1,648.7	1,255.4	$1,255.4	667.3	$667.3

Cash dividends on Common Shares ($.110, $.100 and $.096 per share)	(23.3)		(21.7)		(21.1)
Treasury shares purchased[1]	(1,542.4)		(297.5)		(200.7)
Capitalization of stock split	—		—		(147.0)
Other, net	.1		(2.4)		.1

Balance, End of year	$3,812.9		$3,729.8		$2,796.0

Accumulated Other Comprehensive Income (Loss), Net of Tax
Balance, Beginning of year	$425.0		$169.3		$125.9
Changes in:
Net unrealized gains on investment securities		16.9		255.8		40.9
Net unrealized gains on forecasted transactions		(1.0)		(1.0)		2.5
Foreign currency translation adjustment		3.9		.9		—

Other comprehensive income	19.8	19.8	255.7	255.7	43.4	43.4

Balance, End of year	$444.8		$425.0		$169.3

Comprehensive Income		$1,668.5		$1,511.1		$710.7

Common Shares, $1.00 Par Value
Balance, Beginning of year	$216.4		$218.0		$73.4
Stock options exercised	2.1		2.8		1.2
Treasury shares purchased[1,2]	(18.6)		(5.0)		(3.6)
Restricted stock issued, net of forfeitures	.5		.6		—
Capitalization of stock split	—		—		147.0

Balance, End of year	$200.4		$216.4		$218.0

Paid-In Capital
Balance, Beginning of year	$688.3		$584.7		$554.0
Stock options exercised	49.6		47.2		21.4
Tax benefits from exercise/vesting of stock-based compensation	44.3		44.0		19.3
Treasury shares purchased[1]	(67.5)		(14.3)		(10.0)
Restricted stock issued, net of forfeitures	27.3		26.7		—
Other	1.3		—		—

Balance, End of year	$743.3		$688.3		$584.7

Unamortized Restricted Stock
Balance, Beginning of year	$(28.9)		$—		$—
Restricted stock issued, net of forfeitures	(40.6)		(37.3)		—
Restricted stock market value adjustment	(.3)		(2.6)		—
Amortization of restricted stock	23.8		11.0		—

Balance, End of year	$(46.0)		$(28.9)		$—

Total Shareholders’ Equity	$5,155.4		$5,030.6		$3,768.0

[1]Includes 16.9 million Common Shares purchased pursuant to a “Dutch auction” tender offer in 2004; these shares were purchased at a price of $88 per share, for a total cost of $1.5 billion.

[2]The Company did not split treasury shares. In 2002, the Company repurchased 136,182 Common Shares prior to the stock split and 3,471,916 Common Shares subsequent to the stock split.

There are 20.0 million Serial Preferred Shares authorized; no such shares are issued or outstanding.

There are 5.0 million Voting Preference Shares authorized; no such shares have been issued.

See notes to consolidated financial statements.

APP.-B-4-

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

			(millions)
For the years ended December 31,	2004	2003	2002

Cash Flows From Operating Activities
Net income	$1,648.7	$1,255.4	$667.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	99.4	89.3	83.9
Amortization of fixed maturities	168.9	103.2	42.6
Amortization of restricted stock	23.8	11.0	—
Net realized (gains) losses on securities	(79.3)	(12.7)	78.6
Changes in:
Unearned premiums	213.3	590.4	587.6
Loss and loss adjustment expense reserves	709.3	763.3	575.0
Accounts payable, accrued expenses and other liabilities	70.2	124.5	256.6
Prepaid reinsurance premiums	(5.1)	(18.0)	(19.1)
Reinsurance recoverables	(110.3)	(55.6)	(14.2)
Premiums receivable	(207.6)	(336.8)	(245.7)
Deferred acquisition costs	(19.9)	(48.8)	(46.9)
Income taxes	98.5	(.1)	(65.1)
Tax benefits from exercise/vesting of stock-based compensation	44.3	44.0	19.3
Other, net	8.3	(72.2)	(7.9)

Net cash provided by operating activities	2,662.5	2,436.9	1,912.0

Cash Flows From Investing Activities
Purchases:
Available-for-sale: fixed maturities	(6,686.3)	(9,491.6)	(7,924.9)
equity securities	(678.3)	(771.2)	(680.7)
Sales:
Available-for-sale: fixed maturities	5,885.7	7,189.3	5,823.3
equity securities	876.3	337.8	412.0
Maturities, paydowns, calls and other:
Available-for-sale: fixed maturities	639.7	779.2	594.0
equity securities	78.2	91.7	—
Net purchases of short-term investments	(728.6)	(80.2)	(340.4)
Net unsettled security transactions	(43.2)	(37.1)	115.3
Purchases of property and equipment	(192.0)	(171.1)	(89.9)

Net cash used in investing activities	(848.5)	(2,153.2)	(2,091.3)

Cash Flows From Financing Activities
Proceeds from exercise of stock options	51.7	50.0	22.6
Proceeds from debt	—	—	398.6
Payments of debt	(206.0)	—	(.8)
Dividends paid to shareholders	(23.3)	(21.7)	(21.1)
Acquisition of treasury shares	(1,628.5)	(316.8)	(214.3)

Net cash provided by (used in) financing activities	(1,806.1)	(288.5)	185.0

Increase (decrease) in cash	7.9	(4.8)	5.7
Cash, Beginning of year	12.1	16.9	11.2

Cash, End of year	$20.0	$12.1	$16.9

See notes to consolidated financial statements.

APP.-B-5-

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004, 2003 and 2002

1) Reporting and Accounting Policies

Nature of Operations The Progressive Corporation, an insurance holding company formed in 1965, owns 70 subsidiaries and has 1 mutual insurance company affiliate (collectively, the “Company”) as of December 31, 2004. The insurance subsidiaries and affiliate provide personal automobile insurance and other specialty property-casualty insurance and related services throughout the United States. The Company’s Personal Lines segment writes insurance for private passenger automobiles and recreation vehicles through both an independent agency channel and a direct channel. The Company’s Commercial Auto segment writes insurance for automobiles and trucks owned by small businesses primarily through the independent agency channel.

Basis of Consolidation and Reporting The accompanying consolidated financial statements include the accounts of The Progressive Corporation, its subsidiaries and affiliate. All of the subsidiaries and the affiliate are wholly owned or controlled. All intercompany accounts and transactions are eliminated in consolidation.

Estimates The Company is required to make estimates and assumptions when preparing its financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (GAAP). Actual results could differ from those estimates.

Investments Available-for-sale: fixed-maturity securities are debt securities, which may have fixed or variable principal payment schedules, may be held for indefinite periods of time, and may be used as a part of the Company’s asset/liability strategy or sold in response to changes in interest rates, anticipated prepayments, risk/reward characteristics, liquidity needs or similar economic factors. These securities are carried at market value with the corresponding unrealized gains (losses), net of deferred income taxes, reported in accumulated other comprehensive income. Market values are obtained from a recognized pricing service or other quoted sources. The asset-backed portfolio is accounted for under the retrospective method; prepayment assumptions are based on market expectations. The prospective method is used for interest only and non-investment-grade asset-backed securities.

     Available-for-sale: equity securities include common equities and nonredeemable preferred stocks and are reported at quoted market values. Changes in the market values of these securities, net of deferred income taxes, are reflected as unrealized gains (losses) in accumulated other comprehensive income. Changes in value of foreign equities due to foreign currency exchange rates are limited by foreign currency hedges and would be recognized in income in the current period. The Company held no foreign equities or foreign currency hedges during 2004 or 2003.

     Trading securities are securities bought principally for the purpose of sale in the near term and, when not material to the Company’s financial position, cash flows or results of operations, are reported at market value within the available-for-sale portfolio. The Company had no trading securities; derivatives used for trading are discussed below. In prior years, the net activity in trading securities was not material to the Company’s financial position or cash flows; the effect on results of operations is separately disclosed in Note 2 — Investments. To the extent the Company has trading securities, changes in market value would be recognized in income in the current period.

     Derivative instruments may include futures, options, forward positions, foreign currency forwards and interest rate swap agreements and may be used in the portfolio for risk management or trading purposes or to hedge the exposure to: changes in fair value of an asset or liability (fair value hedge); foreign currency of an investment in a foreign operation (foreign currency hedge); or variable cash flows of a forecasted transaction (cash flow hedge). These derivative instruments would be recognized as either assets or liabilities and measured at fair value with changes in fair value recognized in income in the period of change. Changes in the fair value of the hedged items would be recognized in income while the hedge was in effect.

     At December 31, 2004, the Company held no derivatives classified as trading securities. At December 31, 2003, the Company held credit default swaps. The Company matched the notional value of these positions with Treasury notes with an equivalent principal value and maturity to replicate a cash bond position. Changes in the fair value of the credit default swaps and the Treasury notes were recognized in income in the current period.

     The Company held no derivatives classified as cash flow hedges. Changes in fair value of these hedges would be reported as a component of accumulated other comprehensive income and subsequently amortized into earnings over the life of the hedged transaction. Gains and losses on hedges on forecasted transactions are amortized over the life of the hedged item (see Note 4 — Debt). Hedges on forecasted transactions that no longer qualify for hedge accounting due to lack of correlation would be considered derivatives used for risk management purposes.

APP.-B-6-

     The Company had no fair value or foreign currency hedges or derivative instruments held or issued for risk management purposes. To the extent the Company held fair value hedges, changes in the hedge, along with the hedged items would be recognized in income in the period of change while the hedge was in effect. Gains and losses on foreign currency hedges would offset the foreign exchange gains and losses on the foreign investments. Derivatives held or issued for risk management purposes would be recognized in income during the period of change.

     Derivatives designated as hedges would also be evaluated on established criteria to determine the effectiveness of their correlation to, and ability to reduce risk of, specific securities or transactions; effectiveness would be reassessed regularly. If the effectiveness of a fair value hedge becomes non-compliant, the adjustment in the change in value of the hedged item would no longer be recognized in income during the current period.

     For all derivative positions, net cash requirements are limited to changes in market values, which may vary based upon changes in interest rates, currency exchange rates and other factors. Exposure to credit risk is limited to the carrying value; collateral may be required to limit credit risk.

     Short-term investments include eurodollar deposits, commercial paper and other securities maturing within one year and are reported at market. Changes in the market values of these securities, net of deferred income taxes, are reflected as unrealized gains (losses) in accumulated other comprehensive income.

     Investment securities are exposed to various risks such as interest rate, market and credit risk. Market values of securities fluctuate based on the magnitude of changing market conditions; significant changes in market conditions could materially affect portfolio value in the near term. The Company continually monitors its portfolio for pricing changes, which might indicate potential impairments and performs detailed reviews of securities with unrealized losses based on predetermined criteria. In such cases, changes in market value are evaluated to determine the extent to which such changes are attributable to (i) fundamental factors specific to the issuer, such as financial conditions, business prospects or other factors or (ii) market-related factors, such as interest rates or equity market declines. When a security in the Company’s investment portfolio has an unrealized loss in market value that is deemed to be other than temporary, the Company reduces the book value of such security to its current market value, recognizing the decline as a realized loss in the income statement. Any future increases in the market value of securities written down are reflected as changes in unrealized gains as part of accumulated other comprehensive income within shareholders’ equity.

     Realized gains (losses) on securities are computed based on the first-in first-out method and include write-downs on available-for-sale securities considered to have other-than-temporary declines in market value.

Property and Equipment Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets using accelerated methods for computer equipment and the straight-line method for all other fixed assets. The useful lives range from 3 to 4 years for computer equipment, 10 to 40 years for buildings and improvements, and 5 to 6 years for all other property and equipment. Property and equipment includes software capitalized for internal use. Land and buildings comprised 75% of total property and equipment at both December 31, 2004 and 2003.

     Total interest capitalized was $3.9 million, $1.5 million and $.5 million in 2004, 2003 and 2002, respectively, relating to both the Company’s construction projects and capitalized computer software costs.

Insurance Premiums and Receivables Insurance premiums written in 2004 and forward are being earned into income on a pro rata basis over the period of risk, based on a daily earnings convention. Prior to 2004, insurance premiums were earned using a mid-month convention. Since the change to a daily earnings convention was prospective, it had no effect on amounts reported in prior periods and was implemented to improve the precision of the Company’s premium recognition on a monthly basis. The Company provides insurance and related services to individuals and small commercial accounts throughout the United States, and offers a variety of payment plans. Generally, premiums are collected prior to providing risk coverage, minimizing the Company’s exposure to credit risk. The Company performs a policy level evaluation to determine the extent the premiums receivable balance exceeds its unearned premiums balance. The Company then ages this exposure to establish an allowance for doubtful accounts based on prior experience.

Income Taxes The income tax provision is calculated under the balance sheet approach. Deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax bases of assets and liabilities at the enacted tax rates. The principal assets and liabilities giving rise to such differences are net unrealized gains (losses) on securities, loss reserves, unearned premiums reserves, deferred acquisition costs and non-deductible accruals. The Company reviews its deferred tax assets for recoverability. At December 31, 2004, the Company is able to demonstrate that the benefit of its deferred tax assets is fully realizable and, therefore, no valuation allowance is recorded.

APP.-B-7-

Loss and Loss Adjustment Expense Reserves Loss reserves represent the estimated liability on claims reported to the Company, plus reserves for losses incurred but not recorded (IBNR). These estimates are reported net of amounts recoverable from salvage and subrogation. Loss adjustment expense reserves represent the estimated expenses required to settle these claims and losses. The methods of making estimates and establishing these reserves are reviewed regularly, and resulting adjustments are reflected in income currently. Such loss and loss adjustment expense reserves could be susceptible to significant change in the near term.

Reinsurance The Company’s reinsurance transactions include premiums written under state-mandated involuntary plans for commercial vehicles (Commercial Auto Insurance Procedures/Plans- “CAIP”), for which the Company retains no loss indemnity risk (see Note 6 — Reinsurance for further discussion). In addition, the Company cedes auto premiums to state-provided reinsurance facilities. The Company also cedes premiums in its non-auto programs to limit its exposure in those particular markets. Beginning in 2004, prepaid reinsurance premiums are being earned on a pro rata basis over the period of risk, based on a daily earnings convention, which is consistent with premiums written. Prior to 2004, prepaid reinsurance premiums were recognized primarily using a mid-month convention, which was consistent with premiums written. Because the Company’s primary line of business, auto insurance, is written at relatively low limits of liability, the Company does not believe that it needs to mitigate its risk through voluntary reinsurance.

Earnings Per Share Basic earnings per share are computed using the weighted average number of Common Shares outstanding. Diluted earnings per share include common stock equivalents assumed outstanding during the period. The Company’s common stock equivalents include stock options and qualified restricted stock awards.

Deferred Acquisition Costs Deferred acquisition costs include commissions, premium taxes and other variable underwriting and direct sales costs incurred in connection with writing business. These costs are deferred and amortized over the policy period in which the related premiums are earned. The Company considers anticipated investment income in determining the recoverability of these costs. Management believes that these costs will be fully recoverable in the near term. The Company does not defer advertising costs.

Guaranty Fund Assessments The Company is subject to state guaranty fund assessments which provide for the payment of covered claims or other insurance obligations of insurance companies deemed insolvent. These assessments are accrued after a formal determination of insolvency has occurred and the Company has written the premiums on which the assessments will be based.

Service Revenues and Expenses Service revenues consist primarily of fees generated from processing business for involuntary plans and are earned on a pro rata basis over the term of the related policies. Acquisition expenses are deferred and amortized over the period in which the related revenues are earned.

Stock Compensation The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) 123, “Accounting for Stock-Based Compensation,” to account for its stock compensation activity in the financial statements. Prior to January 1, 2003, the Company followed the provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for its stock option activity.

     The change to the fair value method of accounting under SFAS 123 was applied prospectively to all non-qualified stock option awards granted, modified, or settled after January 1, 2003. No stock options were granted after December 31, 2002. As a result, there is no compensation cost for stock options included in net income for 2003 or 2004; however, compensation expense would have been recognized if the fair value method had been used for all awards since the original effective date of SFAS 123 (January 1, 1995). Prior to 2003, the Company granted all options currently outstanding at an exercise price equal to the market price of the Company’s Common Shares at the date of grant and, therefore, under APB 25, no compensation expense was recorded.

     In 2003, the Company began issuing restricted stock awards. Compensation expense for restricted stock awards is recognized over the respective vesting periods. The current year expense is not representative of the effect on net income for future years since each subsequent year will reflect expense for additional awards.

     The following table shows the effects on net income and earnings per share had the fair value method been applied to all outstanding and unvested stock option awards for the periods presented. The Company used the modified Black-Scholes pricing model to calculate the fair value of the options awarded as of the date of grant.

APP.-B-8-

(millions, except per share amounts)	2004	2003	2002

Net income, as reported	$1,648.7	$1,255.4	$667.3
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	(6.3)	(12.8)	(16.9)

Net income, pro forma	$1,642.4	$1,242.6	$650.4

Earnings per share
Basic — as reported	$7.74	$5.79	$3.05
Basic — pro forma	7.71	5.73	2.97

Diluted — as reported	$7.63	$5.69	$2.99
Diluted — pro forma	7.62	5.65	2.92

The current year pro forma expense is not representative of the effect on net income for future years since the Company stopped issuing non-qualified stock option awards as of December 31, 2002.

Supplemental Cash Flow Information Cash includes only bank demand deposits. The Company paid income taxes of $709.0 million, $579.0 million and $392.0 million in 2004, 2003 and 2002, respectively. Total interest paid was $91.7 million during 2004, $99.0 million during 2003 and $64.4 million during 2002. Non-cash activity includes the liability for deferred restricted stock compensation and the changes in net unrealized gains (losses) on investment securities.

     The Company effected a 3-for-1 stock split in the form of a dividend to shareholders on April 22, 2002. The Company issued its Common Shares by transferring $147.0 million from retained earnings to the Common Share account. All share and per share amounts and stock prices were adjusted to give effect to the split. Treasury shares were not split.

New Accounting Standards The Financial Accounting Standards Board (FASB) issued SFAS 123 (revised 2004), “Share-Based Payment,” which requires the Company to expense the fair value at the grant date of unvested outstanding stock options. The Company intends to adopt this statement using the modified prospective application. This new standard is effective for periods beginning after June 15, 2005, and is estimated to reduce net income by approximately $1.5 million in 2005 and $1.0 million in 2006. The Company will not incur any additional expense relating to stock options in years subsequent to 2006, since the latest vesting date of stock options previously granted is January 1, 2007.

     Excluding the new standard discussed above, the other accounting standards recently issued by the FASB, Statements of Position and Practice Bulletins issued by the American Institute of Certified Public Accountants and consensus positions of the Emerging Issues Task Force are currently not applicable to the Company and, therefore, would have no effect on the Company’s financial condition, cash flows or results of operations.

Reclassifications Certain amounts in the financial statements for prior periods were reclassified to conform to the 2004 presentation.

APP.-B-9-

2) Investments

The composition of the investment portfolio at December 31 was:

		Gross	Gross		% of
		Unrealized	Unrealized	Market	Total
(millions)	Cost	Gains	Losses	Value	Portfolio

2004
Available-for-sale:
U.S. government obligations	$1,970.1	$5.7	$(13.3)	$1,962.5	15.0%
State and local government obligations	2,873.2	71.2	(4.0)	2,940.4	22.5
Foreign government obligations	30.8	.6	—	31.4	.2
Corporate and U.S. agency debt securities	1,752.8	35.6	(7.1)	1,781.3	13.6
Asset-backed securities	2,345.7	39.5	(16.5)	2,368.7	18.1

	8,972.6	152.6	(40.9)	9,084.3	69.4
Preferred stocks	749.4	24.5	(5.0)	768.9	5.9
Common equities	1,314.0	541.8	(3.9)	1,851.9	14.2
Short-term investments	1,376.6	.3	—	1,376.9	10.5

	$12,412.6	$719.2	$(49.8)	$13,082.0	100.0%

2003
Available-for-sale:
U.S. government obligations	$1,307.9	$7.3	$(3.0)	$1,312.2	10.5%
State and local government obligations	2,841.7	94.6	(6.1)	2,930.2	23.4
Foreign government obligations	13.9	.7	—	14.6	.1
Corporate and U.S. agency debt securities	1,763.1	73.9	(3.2)	1,833.8	14.6
Asset-backed securities	2,972.4	83.4	(13.2)	3,042.6	24.3

	8,899.0	259.9	(25.5)	9,133.4	72.9
Preferred stocks	751.3	34.9	(7.4)	778.8	6.2
Common equities	1,590.6	390.3	(8.8)	1,972.1	15.7
Short-term investments	648.0	—	—	648.0	5.2

	$11,888.9	$685.1	$(41.7)	$12,532.3	100.0%

See Note 10 — Other Comprehensive Income for changes in the net unrealized gains (losses) during the period.

At December 31, 2004, bonds in the principal amount of $84.3 million were on deposit with various regulatory agencies to meet statutory requirements. The Company did not have any securities of one issuer with an aggregate cost or market value exceeding ten percent of total shareholders’ equity at December 31, 2004 or 2003.

The components of net investment income for the years ended December 31 were:

(millions)	2004	2003	2002

Available-for-sale: fixed maturities	$374.6	$369.5	$379.4
preferred stocks	49.3	53.0	45.1
common equities	41.2	31.1	22.8
Short-term investments	19.3	11.7	7.9

Investment income	484.4	465.3	455.2
Investment expenses	(13.9)	(11.5)	(11.5)

Net investment income	$470.5	$453.8	$443.7

APP.-B-10-

The components of net realized gains (losses) for the years ended December 31 were:

(millions)	2004	2003	2002

Gross realized gains:
Available-for-sale: fixed maturities	$105.5	$108.4	$159.4
preferred stocks	7.9	7.4	12.0
common equities	56.1	19.0	35.3
Short-term investments	.1	.1	—

	169.6	134.9	206.7

Gross realized losses:
Available-for-sale: fixed maturities	(23.8)	(40.5)	(85.6)
preferred stocks	(9.7)	(4.1)	(.1)
common equities	(56.6)	(77.6)	(199.6)
Short-term investments	(.2)	—	—

	(90.3)	(122.2)	(285.3)

Net realized gains (losses) on securities:
Available-for-sale: fixed maturities	81.7	67.9	73.8
preferred stocks	(1.8)	3.3	11.9
common equities	(.5)	(58.6)	(164.3)
Short-term investments	(.1)	.1	—

	$79.3	$12.7	$(78.6)

Per share	$.24	$.04	$(.23)

For 2004, 2003 and 2002, net realized gains (losses) on securities include $7.8 million, $50.3 million and $136.5 million, respectively, of write-downs in securities determined to have an other-than-temporary decline in market value for securities held at December 31.

The components of gross unrealized losses at December 31, 2004 and 2003 were:

	Total	Unrealized Losses
	Market		Less than	12 months
(millions)	Value	Total	12 Months	or greater [1]

2004
Available-for-sale: fixed maturities	$3,909.8	$(40.9)	$(30.6)	$(10.3)
preferred stocks	216.9	(5.0)	(2.4)	(2.6)
common equities	86.0	(3.9)	(3.7)	(.2)

	$4,212.7	$(49.8)	$(36.7)	$(13.1)

2003
Available-for-sale: fixed maturities	$2,004.9	$(25.5)	$(22.9)	$(2.6)
preferred stocks	132.3	(7.4)	(2.2)	(5.2)
common equities	179.2	(8.8)	(2.2)	(6.6)

	$2,316.4	$(41.7)	$(27.3)	$(14.4)

[1] The market value for securities in an unrealized loss position for 12 months or greater was $547.3 million at December 31, 2004 and $165.1 million at December 31, 2003.

None of the securities represented in the table above were deemed to have any fundamental issues that would lead the Company to believe that they were other-than-temporarily impaired. The Company has the intent and ability to hold the fixed-maturity securities and preferred stocks to maturity/redemption, and will do so, as long as the securities continue to remain consistent with its investment strategy. The Company may retain the common stocks to maintain correlation to the Russell 1000 index as long as the portfolio and index correlation remain similar. If the Company’s strategy were to change and these securities were impaired, the Company would recognize a write-down in accordance with its stated policy.

APP.-B-11-

     At December 31, 2004 and 2003, the Company did not hold any trading securities. Derivatives used for trading purposes are discussed below. Net realized gains (losses) on trading securities for the years ended December 31, 2004, 2003 and 2002 were $0, $.1 million and $0, respectively. Results from trading securities are not material to the Company’s financial condition, cash flows or results of operations and are reported within the available-for-sale portfolio, rather than separately disclosed.

     During 2002, the Company recognized a $1.5 million loss on a discontinued hedge in relation to its 2002 debt issuance as described further in Note 4 – Debt, compared to $0 in both 2003 and 2004.

     Derivative instruments may be used for trading purposes or classified as trading derivatives due to the characteristics of the transaction. During 2004, the Company closed all of its credit default protection derivatives, along with the underlying Treasury notes of the same maturity and principal value. As of December 31, 2003, the Company had two open derivative positions classified as trading, with a market value of $5.7 million. The Company matched the notional value of the positions with Treasury notes of an equivalent principal and maturity to replicate a cash bond position. The net market value of the derivatives and Treasury notes was $103.2 million as of December 31, 2003. The combined Treasury and derivative positions generated $(1.4) million, $4.9 million and $(.1) million of net gains (losses) in 2004, 2003 and 2002, respectively. The results of the derivative and Treasury positions were immaterial to the financial condition, cash flows and results of operations of the Company and were reported as part of the available-for-sale portfolio, with gains (losses) reported as a component of realized gains (losses) on securities.

The composition of fixed maturities by maturity at December 31, 2004 was:

		Market
(millions)	Cost	Value

Less than one year	$729.1	$731.3
One to five years	4,815.6	4,838.1
Five to ten years	3,319.1	3,405.5
Ten years or greater	108.8	109.4

	$8,972.6	$9,084.3

Asset-backed securities are reported based upon their projected cash flows. All other securities which do not have a single maturity date are reported at average maturity. Actual maturities may differ from expected maturities because the issuers of the securities may have the right to call or prepay obligations.

3) Income Taxes

The components of the Company’s income tax provision were as follows:

(millions)	2004	2003	2002

Current tax provision	$794.0	$543.6	$404.9
Deferred tax expense (benefit)	8.1	60.7	(90.8)

Total income tax provision	$802.1	$604.3	$314.1

APP.-B-12-

The provision for income taxes in the accompanying consolidated statements of income differed from the statutory rate as follows:

(millions)	2004		2003		2002

Income before income taxes	$2,450.8		$1,859.7		$981.4

Tax at statutory rate	$857.8	35%	$650.9	35%	$343.5	35%
Tax effect of:
Exempt interest income	(29.8)	(1)	(26.9)	(1)	(15.6)	(2)
Dividends received deduction	(19.1)	(1)	(16.6)	(1)	(12.9)	(1)
Other items, net	(6.8)	—	(3.1)	—	(.9)	—

	$802.1	33%	$604.3	33%	$314.1	32%

In July 2003, the Company received notice from the Internal Revenue Service that the Joint Committee of Taxation of Congress had completed its review of a Federal income tax settlement agreed to by the Internal Revenue Service, primarily attributable to the amount of loss reserves deductible for tax purposes. As a result, the Company received an income tax refund of approximately $58 million during 2004, which was reflected as a tax recoverable as a component of the Company’s “Income Taxes” item on the balance sheet in 2003. In addition, the Company received $31.2 million, or $.09 per share, of interest.

Deferred income taxes reflect the effect for financial statement reporting purposes of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. At December 31, 2004 and 2003, the components of the net deferred tax assets were as follows:

(millions)	2004	2003

Deferred tax assets:
Unearned premiums reserve	$282.4	$268.4
Non-deductible accruals	100.7	84.5
Loss reserves	123.4	113.1
Write-downs on securities	12.7	34.7
Other	2.2	—
Deferred tax liabilities:
Deferred acquisition costs	(151.3)	(144.3)
Net unrealized gains on investment securities	(234.3)	(225.2)
Hedges on forecasted transactions	(5.3)	(5.8)
Depreciable assets	(35.4)	(18.3)
Other	(14.9)	(10.2)

Net deferred tax assets	80.2	96.9
Net income taxes payable	(106.2)	(15.3)

Income taxes	$(26.0)	$81.6

APP.-B-13-

4) Debt

Debt at December 31 consisted of:

	2004		2003
		Market		Market
(millions)	Cost	Value	Cost	Value

6.60% Notes due 2004 (issued: $200.0, January 1994)	$—	$—	$200.0	$200.3
7.30% Notes due 2006 (issued: $100.0, May 1996)	99.9	105.2	99.9	110.8
6.375% Senior Notes due 2012 (issued: $350.0, December 2001)	347.7	384.6	347.5	382.6
7% Notes due 2013 (issued: $150.0, October 1993)	148.9	171.1	148.8	171.0
6 5/8% Senior Notes due 2029 (issued: $300.0, March 1999)	294.1	324.2	294.0	312.5
6.25% Senior Notes due 2032 (issued: $400.0, November 2002)	393.7	417.0	393.6	408.8
Other debt	—	—	6.0	6.0

	$1,284.3	$1,402.1	$1,489.8	$1,592.0

Debt includes amounts the Company has borrowed and contributed to the capital of its insurance subsidiaries or borrowed for other long-term purposes. Market values are obtained from publicly quoted sources. Interest on all debt is payable semiannually and all principal is due at maturity. There are no restrictive financial covenants.

     The 6.25% Senior Notes, the 6.375% Senior Notes and the 6 5/8% Senior Notes (collectively, “Senior Notes”) may be redeemed in whole or in part at any time, at the option of the Company, subject to a “make whole” provision. All other debt is noncallable.

     Prior to issuance of the Senior Notes, the Company entered into forecasted debt issuance hedges against possible rises in interest rates. Upon issuance of the applicable debt securities, the hedges were closed. The Company recognized, as part of accumulated other comprehensive income, a $5.1 million unrealized gain associated with the 6.25% Senior Notes, an $18.4 million unrealized gain associated with the 6.375% Senior Notes and a $4.2 million unrealized loss associated with the
6 5/8% Senior Notes. The gains (losses) on these hedges are recognized as adjustments to interest expense over the life of the related debt issuances.

     In June 2004, the Company entered into an uncommitted line of credit with National City Bank in the principal amount of $100 million. Interest on amounts borrowed accrues at a rate related to the London interbank offered rate (LIBOR). No commitment fees are required to be paid. There are no rating triggers under this line of credit. The Company had no borrowings under this arrangement at December 31, 2004.

     In January 2004, the Company entered into a revolving credit arrangement with National City Bank, replacing a prior credit facility with National City Bank, which had the same material terms with the exception of additional interest rate options under the new arrangement. Under this agreement, the Company had the right to borrow up to $10.0 million. By selecting from available credit options, the Company could elect to pay interest at the prime rate or rates related to LIBOR. A commitment fee was payable on any unused portion of the committed amount at the rate of ..125% per annum. The Company had no borrowings under this arrangement at December 31, 2004 or 2003. In January 2005, the Company elected to allow this revolving credit arrangement to expire at its contractual termination date, due to the fact that the Company maintains the $100 million line of credit with National City Bank, as discussed above.

     Aggregate principal payments on debt outstanding at December 31, 2004, are $0 for 2005, $100.0 million for 2006, $0 for 2007, 2008 and 2009 and $1.2 billion thereafter.

APP.-B-14-

5) Loss and Loss Adjustment Expense Reserves

Activity in the loss and loss adjustment expense reserves, prepared in accordance with GAAP, is summarized as follows:

(millions)	2004	2003	2002

Balance at January 1	$4,576.3	$3,813.0	$3,238.0
Less reinsurance recoverables on unpaid losses	229.9	180.9	168.3

Net balance at January 1	4,346.4	3,632.1	3,069.7

Incurred related to:
Current year	8,664.1	7,696.5	6,295.6
Prior years	(109.1)	(56.1)	3.5

Total incurred	8,555.0	7,640.4	6,299.1

Paid related to:
Current year	5,719.2	5,065.4	4,135.0
Prior years	2,233.7	1,860.7	1,601.7

Total paid	7,952.9	6,926.1	5,736.7

Net balance at December 31	4,948.5	4,346.4	3,632.1
Plus reinsurance recoverables on unpaid losses	337.1	229.9	180.9

Balance at December 31	$5,285.6	$4,576.3	$3,813.0

The Company’s objective is to establish case and IBNR reserves that are adequate to cover all loss costs, while sustaining minimal variation from the date that the reserves are initially established until losses are fully developed. The Company’s reserves developed favorably in 2004 and 2003. In addition to favorable claims settlement during 2003, the Company benefited from a change in its estimate of the Company’s future operating losses due to business assigned from the New York Automobile Insurance Plan.

     Because the Company is primarily an insurer of motor vehicles, it has limited exposure to environmental, asbestos and general liability claims. The Company has established reserves for these exposures, in amounts which it believes to be adequate based on information currently known. The Company does not believe that these claims will have a material effect on the Company’s liquidity, financial condition, cash flows or results of operations.

     The Company writes personal and commercial auto insurance in the coastal states, which could be exposed to natural catastrophes. Although the occurrence of a major catastrophe could have a significant effect on the Company’s monthly or quarterly results, the Company believes such an event would not be so material as to disrupt the overall normal operations of the Company. The Company is unable to predict if any such events will occur in the near term.

6) Reinsurance

Reinsurance contracts do not relieve the Company from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk to minimize its exposure to significant losses from reinsurer insolvencies.

     The primary difference between direct and net premiums written is attributable to premiums written under state-mandated involuntary Commercial Auto Insurance Procedures/Plans (CAIP), for which the Company retains no loss indemnity risk, and premiums ceded to state-provided reinsurance facilities.

APP.-B-15-

The effect of reinsurance on premiums written and earned for the years ended December 31 was as follows:

	2004		2003		2002
(millions)	Written	Earned	Written	Earned	Written	Earned

Direct premiums	$13,694.1	$13,480.8	$12,187.9	$11,597.5	$9,665.7	$9,078.1
Ceded	(316.0)	(310.9)	(274.5)	(256.5)	(213.8)	(194.7)
Assumed	—	—	—	—	.1	.1

Net premiums	$13,378.1	$13,169.9	$11,913.4	$11,341.0	$9,452.0	$8,883.5

As of December 31, 2004 and 2003, almost 60% of the “prepaid reinsurance premiums” are comprised of CAIP. As of December 31, 2004, approximately 45% of the “reinsurance recoverables” are comprised of CAIP, compared to almost 55% in 2003. The remainder of the “reinsurance recoverables” are primarily comprised of reinsurance recoverables from state-mandated programs.

     Losses and loss adjustment expenses are net of reinsurance ceded of $271.9 million in 2004, $185.8 million in 2003 and $131.8 million in 2002.

7) Statutory Financial Information

At December 31, 2004, $488.7 million of consolidated statutory policyholders’ surplus represents net admitted assets of the Company’s insurance subsidiaries and affiliate that are required to meet minimum statutory surplus requirements in such entities’ states of domicile. The companies may be licensed in states other than their states of domicile, which may have higher minimum statutory surplus requirements. Generally, the net admitted assets of insurance companies that, subject to other applicable insurance laws and regulations, are available for transfer to the parent company cannot include the net admitted assets required to meet the minimum statutory surplus requirements of the states where the companies are licensed.

     During 2004, the insurance subsidiaries paid aggregate cash dividends of $2,123.8 million to the parent company. Based on the dividend laws currently in effect, the insurance subsidiaries may pay aggregate dividends of $1,229.9 million in 2005 without prior approval from regulatory authorities, provided the dividend payments are not within 12 months of previous dividends paid by the applicable subsidiary.

     Consolidated statutory policyholders’ surplus was $4,671.8 million and $4,538.3 million at December 31, 2004 and 2003, respectively. Statutory net income was $1,659.4 million, $1,260.5 million and $557.4 million for the years ended December 31, 2004, 2003 and 2002, respectively.

8) Employee Benefit Plans

Retirement Plans The Company has a two-tiered Retirement Security Program. The first tier is a defined contribution pension plan covering all employees who meet requirements as to age and length of service. Contributions vary from 1% to 5% of annual eligible compensation up to the Social Security wage base, based on years of eligible service. Company contributions were $17.2 million in 2004, $15.4 million in 2003 and $13.0 million in 2002.

     The second tier is a long-term savings plan under which the Company matches, up to a maximum of 3% of the employee’s eligible compensation, amounts contributed to the plan by an employee. Company matching contributions are not restricted and may be invested by a participant in any of the investment funds available under the plan. Company matching contributions were $23.4 million in 2004, $19.9 million in 2003 and $16.9 million in 2002.

Postemployment Benefits The Company provides various postemployment benefits to former or inactive employees who meet eligibility requirements, their beneficiaries and covered dependents. Postemployment benefits include salary continuation and disability-related benefits, including workers’ compensation, and, if elected, continuation of health-care benefits. The Company’s liability was $15.5 million at December 31, 2004, compared to $12.3 million in 2003.

Postretirement Benefits The Company provides postretirement health and life insurance benefits to all employees who met requirements as to age and length of service at December 31, 1988. This group of employees represents less than one-half of one percent of the Company’s current workforce. The Company’s funding policy is to contribute annually the maximum amount that can be deducted for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to services to date, but also for those expected to be earned in the future.

APP.-B-16-

Deferred Compensation The Company maintains The Progressive Corporation Executive Deferred Compensation Plan (Deferral Plan), which permits eligible executives to defer receipt of some or all of their annual bonuses or all of their restricted stock awards. These deferred amounts are deemed invested in one or more investment funds, including Common Shares of the Company, offered under the Deferral Plan. All distributions from the Deferral Plan will be made in cash. Prior to February 2004, distributions representing amounts deemed invested in Common Shares were made in Common Shares. The Company reserved 900,000 Common Shares for issuance under the Deferral Plan. Included in the Company’s balance sheets is an irrevocable grantor trust established to provide a source of funds to assist the Company in meeting its liabilities under the Deferral Plan. At December 31, 2004 and 2003, the trust held assets of $59.3 million and $41.3 million, respectively, of which $12.4 million and $7.1 million were held in Common Shares, to cover its liabilities.

Incentive Compensation Plans The Company’s incentive compensation plans include executive cash bonus programs for key members of management, a cash gainsharing program for all other employees and other stock-based compensation plans for key members of management and the non-employee directors. The amounts charged to income for cash incentive compensation plans were $260.7 million in 2004, $233.5 million in 2003 and $169.4 million in 2002. The amount charged to income for time-based and performance-based restricted stock awards was $23.8 million and $11.0 million in 2004 and 2003, respectively.

     The Company’s 2003 Incentive Plan and the Company’s 1995 Incentive Plan, which provide for the granting of stock-based awards, including stock options and restricted stock awards, to key employees of the Company, has 5.0 million and 15.0 million shares authorized, respectively. The 1989 Incentive Plan has expired; however, awards made under the plan prior to expiration are still in effect.

     Beginning in 2003, the Company began issuing restricted stock awards in lieu of stock options. The restricted stock awards were issued as either time-based or performance-based awards. The time-based awards vest in equal installments upon the lapse of a period of time, typically over three, four and five year periods. The restriction period must be a minimum of six months and one day. The performance-based awards vest upon the achievement of predetermined performance criteria. The restricted stock awards are expensed pro rata over the vesting period based on the market value of the non-deferred awards at the time of grant, while the deferred awards are based on the current market value at the end of the reporting period.

     Prior to 2003, the Company issued nonqualified stock options, which were granted for periods up to ten years, become exercisable at various dates not earlier than six months after the date of grant, and remain exercisable for specified periods thereafter. All options granted had an exercise price equal to the market value of the Common Shares on the date of grant. All option exercises are settled in Common Shares.

A summary of all employee restricted stock activity during the years ended December 31 follows:

	2004		2003
		Weighted		Weighted
	Number of	Average	Number of	Average
Restricted Shares	Shares	Grant Price	Shares	Grant Price

Beginning of year	549,648	$65.81	—	—
Add (deduct):
Granted	492,416	84.16	553,290	$65.81
Vested	(99,868)	65.55	(655)	65.55
Cancelled	(26,355)	70.60	(2,987)	65.55

End of year	915,841	$75.57	549,648	$65.81

APP.-B-17-

A summary of all employee stock option activity during the years ended December 31 follows:

	2004		2003		2002
		Weighted		Weighted		Weighted
	Number of	Average	Number of	Average	Number of	Average
Options Outstanding	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price

Beginning of year	8,725,037	$30.43	11,947,271	$27.44	12,682,380	$23.81
Add (deduct):
Granted	—	—	—	—	1,194,192	52.17
Exercised	(2,025,156)	24.94	(2,826,420)	17.47	(1,464,862)	15.11
Cancelled	(110,380)	35.42	(395,814)	32.66	(464,439)	30.81

End of year	6,589,501	$32.04	8,725,037	$30.43	11,947,271	$27.44

Exercisable, end of year	3,926,214	$30.02	3,749,453	$25.49	4,542,722	$17.19

Available, end of year [1]	11,443,867		11,825,903		6,988,479

1Represents 7,141,717 shares and 4,302,150 shares available under the 1995 and 2003 Incentive Plans, respectively, after the granting of stock options and restricted stock awards. The 1995 Incentive Plan expired on February 10, 2005, and the remaining shares thereunder are no longer available for future issuance.

The following employee stock options were outstanding or exercisable as of December 31, 2004:

	Options Outstanding			Options Exercisable
		Weighted Average	Weighted		Weighted
Range of	Number of	Remaining	Average	Number of	Average
Exercise Prices	Shares	Contractual Life	Exercise Price	Shares	Exercise Price

$ 15 < 20	2,002,814	4.32 years	$18.64	1,296,332	$18.32
20 < 30	810,068	2.39 years	23.05	760,794	22.98
30 < 40	1,548,969	5.95 years	30.76	574,340	30.80
40 < 50	1,145,809	3.60 years	44.52	1,120,432	44.49
50 < 60	1,081,841	6.99 years	52.22	174,316	52.11

$ 15 < 60	6,589,501			3,926,214

In addition to the employee incentive plans disclosed above, the Company registered 350,000 Common Shares for the 2003 Directors Equity Incentive Plan, which provides for the granting of equity-based incentive awards to non-employee directors of the Company, and 600,000 Common Shares under the 1998 Directors’ Stock Option Plan. During 2004 and 2003, the Company granted 12,242 and 16,102, respectively, time-based restricted stock awards, which vest within one year from the date of grant. During 2002, the Company granted options for 23,571 shares to the non-employee directors. These awards have the same vesting, exercise and contract terms as the employee stock option awards. As of December 31, 2004, 2003 and 2002, the directors stock options outstanding and exercisable were 242,277 shares, 311,061 shares and 343,044 shares, respectively.

Under SFAS 123, the Company used the modified Black-Scholes pricing model to calculate the fair value of the options awarded as of the date of grant, including 23,571 options awarded to the non-employee directors during 2002. The Company used the following assumptions in relation to the option awards granted in 2002:

2002
Option Term	6 years
Annualized Volatility Rate	39.5%
Risk-Free Rate of Return	4.66%
Dividend Yield	.25%

Black-Scholes Value	44.6%

The Company elected to account for terminations when they occur rather than include an attrition factor into its model.

APP.-B-18-

9) Segment Information

The Company writes personal automobile and other specialty property-casualty insurance and provides related services throughout the United States. The Company’s Personal Lines segment writes insurance for private passenger automobiles and recreation vehicles, which is generated either by an agency or written directly by the Company. The Personal Lines-Agency channel includes business written by the Company’s network of more than 30,000 independent insurance agencies and strategic alliance business relationships (other insurance companies, financial institutions, employers and national brokerage agencies). The Personal Lines-Direct channel includes business written through 1-800-PROGRESSIVE and online at progressive.com. The Personal Lines segment includes both the Agency and Direct channels.

     The Personal Lines-Agency channel and the Personal Lines-Direct channel are each organized into six geographical regions. Currently, both the Agency channel and the Direct channel have three General Managers responsible for two regions each. Each channel has a Group President and a process team, with local managers at the state level. Each of the six regions has a Claims business General Manager responsible for claims handling in the region.

     The Company’s Commercial Auto segment writes primary liability and physical damage insurance for automobiles and trucks owned by small businesses.

     The Company’s other businesses-indemnity primarily includes writing professional liability insurance for community banks and managing the Company’s run-off businesses, including the wind-down of the Company’s lender’s collateral protection program. The Company’s other businesses-service includes providing insurance-related services, primarily processing CAIP business.

     All revenues are generated from external customers and the Company does not have a reliance on any major customer.

     The Company evaluates segment profitability based on pretax underwriting and service profit (loss). Pretax profit (loss) is defined as underwriting profit (loss) for the Personal Lines, Commercial Auto and other businesses-indemnity as well as service profit (loss) for the other businesses-service. Underwriting profit (loss) is calculated as net premiums earned less loss and loss adjustment expenses, policy acquisition costs and other underwriting expenses. Service profit (loss) is the difference between service revenues and service expenses. Expense allocations are based on certain assumptions and estimates; stated segment operating results would change if different methods were applied. The Company does not allocate assets or income taxes to operating segments. In addition, the Company does not separately identify depreciation and amortization expense by segment and such disclosure would be impractical. Companywide depreciation expense was $99.4 million in 2004, $89.3 million in 2003 and $83.9 million in 2002. The accounting policies of the operating segments are the same as those described in Note 1 — Reporting and Accounting Policies.

Following are the operating results for the years ended December 31:

	2004		2003		2002
		Pretax		Pretax		Pretax
(millions)	Revenues	Profit (Loss)	Revenues	Profit (Loss)	Revenues	Profit (Loss)

Personal Lines – Agency	$7,893.7	$1,108.2	$6,948.0	$836.0	$5,542.7	$388.0
Personal Lines – Direct	3,718.2	525.6	3,103.0	383.0	2,365.1	203.8

Total Personal Lines [1]	11,611.9	1,633.8	10,051.0	1,219.0	7,907.8	591.8
Commercial Auto Business	1,524.1	321.4	1,226.7	214.2	880.0	80.0
Other businesses – indemnity	33.9	3.1	63.3	8.2	95.7	6.8

Total underwriting operations	13,169.9	1,958.3	11,341.0	1,441.4	8,883.5	678.6

Other businesses – service	48.5	23.5	41.8	16.1	34.3	12.3
Investments [2]	563.7	549.8	478.0	466.5	376.6	365.1
Interest expense	—	(80.8)	—	(95.5)	—	(74.6)
Other income [3]	—	—	31.2	31.2	—	—

	$13,782.1	$2,450.8	$11,892.0	$1,859.7	$9,294.4	$981.4

1Personal automobile insurance accounted for 93% of the total Personal Lines segment net premiums earned in 2004, 2003 and 2002.

2Revenues represent recurring investment income and net realized gains (losses) on securities; pretax profit is net of investment expenses.

3Represents interest income related to an income tax refund the Company received in 2004. See Note 3 — Income Taxes for further discussion.

APP.-B-19-

The Company’s management uses underwriting margin and combined ratio as primary measures of underwriting profitability. The underwriting margin is the pretax profit (loss) expressed as a percent of net premiums earned (i.e., revenues). Combined ratio is the complement of the underwriting margin. Following are the underwriting margins/combined ratios for the Company’s underwriting operations as of December 31:

	2004		2003		2002
	Underwriting	Combined	Underwriting	Combined	Underwriting	Combined
(millions)	Margin	Ratio	Margin	Ratio	Margin	Ratio

Personal Lines – Agency	14.0%	86.0	12.0%	88.0	7.0%	93.0
Personal Lines – Direct	14.1	85.9	12.3	87.7	8.6	91.4
Total Personal Lines	14.1	85.9	12.1	87.9	7.5	92.5
Commercial Auto Business	21.1	78.9	17.5	82.5	9.1	90.9
Other businesses – indemnity	9.2	90.8	13.0	87.0	7.2	92.8
Total underwriting operations	14.9	85.1	12.7	87.3	7.6	92.4

10) Other Comprehensive Income

The components of other comprehensive income for the years ended December 31 were as follows:

	2004			2003			2002
		Tax			Tax			Tax
		(Provision)	After		(Provision)	After		(Provision)	After
(millions)	Pretax	Benefit	Tax	Pretax	Benefit	Tax	Pretax	Benefit	Tax

Unrealized gains (losses)
arising during period:
Available-for-sale:
fixed maturities	$(48.0)	$16.8	$(31.2)	$2.8	$(.9)	$1.9	$240.9	$(84.3)	$156.6
equity securities	241.4	(84.5)	156.9	431.6	(151.1)	280.5	(137.8)	48.2	(89.6)
Reclassification adjustment: [1]
Available-for-sale:
fixed maturities	(74.4)	26.0	(48.4)	(71.5)	25.0	(46.5)	(13.8)	4.7	(9.1)
equity securities	(93.0)	32.6	(60.4)	30.6	(10.7)	19.9	(26.2)	9.2	(17.0)

Net unrealized gains (losses)	26.0	(9.1)	16.9	393.5	(137.7)	255.8	63.1	(22.2)	40.9
Net unrealized gains on forecasted transactions [2]	(1.5)	.5	(1.0)	(1.5)	.5	(1.0)	3.8	(1.3)	2.5
Foreign currency translation adjustment [3]	3.9	—	3.9	.9	—	.9	—	—	—

Other comprehensive income	$28.4	$(8.6)	$19.8	$392.9	$(137.2)	$255.7	$66.9	$(23.5)	$43.4

1Represents adjustments for gains (losses) realized in net income for securities held in the portfolio at December 31 of the preceding year.

2Entered into for the purpose of managing interest rate risk associated with debt issuances. See Note 4 — Debt. The Company expects to reclassify $1.5 million into income within the next 12 months.

3Foreign currency translation adjustments have no tax effect.

APP.-B-20-

11) Litigation

The Company is named as defendant in various lawsuits arising out of its insurance operations. All legal actions relating to claims made under insurance policies are considered by the Company in establishing its loss and loss adjustment expense reserves.

     In addition, the Company is named as defendant in a number of class action or individual lawsuits. Other insurance companies face many of these same issues. The lawsuits discussed below are in various stages of development. The Company plans to contest these suits vigorously, but may pursue settlement negotiations in appropriate cases. The outcomes of these cases are uncertain at this time. In accordance with GAAP, the Company is only permitted to establish loss reserves for lawsuits when it is probable that a loss has been incurred and the Company can reasonably estimate its potential exposure (referred to as a loss that is both “probable and estimable” in the discussion below). As to lawsuits that do not satisfy both parts of this GAAP standard, the Company has not established reserves at this time. However, in the event that any one or more of these cases results in a judgment against or settlement by the Company, the resulting liability could have a material effect on the Company’s financial condition, cash flows and results of operations.

     As required by the GAAP standard, the Company has established loss reserves for lawsuits as to which the Company has determined that a loss is both probable and estimable. Certain of these cases are mentioned in the discussion below. Based on currently available information, the Company believes that its reserves for these lawsuits are reasonable and that the amounts reserved did not have a material effect on the Company’s financial condition or results of operations. However, if any one or more of these cases results in a judgment against or settlement by the Company for an amount that is significantly greater than the amount so reserved, the resulting liability could have a material effect on the Company’s financial condition, cash flows and results of operations.

     Following is a discussion of the Company’s potentially significant pending cases at December 31, 2004.

     There are two putative class action lawsuits challenging the Company’s use of certain automated database vendors to assist in the adjustment of bodily injury claims. Plaintiffs allege that these databases systematically undervalue the claims. The Company does not consider a loss from these cases to be probable and estimable, and is unable to estimate a range of loss, if any, at this time.

     There are three putative class action lawsuits challenging the Company’s installment fee programs. The Company has successfully defended similar cases in the past and does not consider a loss to be probable and estimable, and is unable to estimate a range of loss, if any, at this time.

     There are three putative class action lawsuits challenging the Company’s practice of specifying aftermarket (non-original equipment manufacturer) replacement parts in the repair of insured or claimant vehicles. Plaintiffs in these cases generally allege that aftermarket parts are inferior to replacement parts manufactured by the vehicle’s original manufacturer and that the use of such parts fails to restore the damaged vehicle to its “pre-loss” condition, as required by their insurance policies. The Company does not consider a loss from these cases to be probable and estimable, and is unable to estimate a range of loss, if any, at this time.

     There are three putative class action lawsuits pending against the Company in Florida challenging the legality of the Company’s payment of preferred provider rates on personal injury protection (PIP) claims. The primary issue is whether the Company violated Florida law by paying PIP medical expense claims at preferred provider rates. The Company does not consider a loss to be probable and estimable, and is unable to estimate a range of loss, if any, at this time. During 2004, the Company settled an individual bad faith lawsuit in Florida, which alleged similar issues; the settlement did not have a material effect on the Company’s financial condition, cash flows or results of operations.

     There are two putative class action lawsuits challenging the Company’s use of certain automated database vendors to assist in the evaluation of total loss claims. Plaintiffs allege that these databases systematically undervalue total loss claims to the detriment of insureds. The Company has been engaged in extensive settlement negotiations to resolve the claims raised in these cases and has established a loss reserve for this resolution.

     There are five class action lawsuits challenging certain aspects of the Company’s use of credit information and notice requirements under the federal Fair Credit Reporting Act. The Company had entered into a settlement agreement to resolve these cases, had received preliminary court approval of the settlement and had established a reserve accordingly. On February 24, 2005, the Company was advised that the court denied final approval of the proposed settlement, and the Company is now assessing the impact of this decision and reviewing available options, which may include further negotiations with counsel for the plaintiffs or a resumption of the litigation. During 2004, the Company settled a state-specific case within the reserve amount established in prior years.

     The Company has prevailed in four putative class action lawsuits, in various Texas state courts, alleging that the Company is obligated to reimburse insureds, under their auto policies, for the inherent diminished value of their vehicles after they have been involved in an accident. Plaintiffs define inherent diminished value as the difference between the market value of the insured automobile before an accident and the market value after proper repair. The Supreme Court of Texas has ruled that diminished value recovery is not available under the Texas automobile policy. In February 2002, the Company reached an agreement to settle its Georgia diminution of value case for $19.8 million, plus administrative costs. The claims process was completed in early 2003. The Company believes that Georgia law on diminution of value is an anomaly and has successfully defended several of these cases in other jurisdictions.

     In November 2002, the Company reached an agreement to settle for $10 million its lawsuit relating to the classification of the Company’s California claims employees as “exempt” workers for purposes of state wage and hour laws. The claims process for the settlement of the California case was completed in early 2003. That class action lawsuit was based on California-specific law.

APP.-B-21-

     During 2004, the Company settled a federal collective action lawsuit involving worker classification issues under the federal Fair Labor Standards Act (FLSA) and five state class actions, which were consolidated with the federal case. All of such lawsuits challenged the Company’s classification of its claims representatives as “exempt” under the FLSA and/or various state laws. In October 2004, the Company reached an agreement under which it funded an account for all potential claims of class member claims representatives and eligible claims representative trainees. This settlement did not have a material effect on the Company’s financial condition, cash flows or results of operations.

     In July 2002, the Company settled a nationwide class action lawsuit challenging one of the Company’s claim adjustment practices, known as the charging of “betterment.” Specifically, it was alleged that the Company made improper adjustments for depreciation and physical condition in the adjustment of first party physical damage claims. This settlement has received trial court approval and the claims process was completed in early 2003.

     In July 2002, the Company reached a nationwide settlement of a class action lawsuit challenging the Company’s alternative commission programs. Under these programs, independent insurance agents were able to offer the Company’s insurance products at different commission levels. The settlement resulted in the payment of approximately $60 million, including the costs of settlement and attorneys’ fees. The claims process for that settlement was completed in early 2003. During 2004, the Company settled two groups of individual cases, one in Alabama and one in Mississippi, which were filed by individuals who opted out of the nationwide class action settlement, within the reserve amount established in prior years for these groups of cases.

     The Company is defending one putative class action lawsuit alleging that the Company’s rating practices at renewal are improper. The Company prevailed in a similar putative class action in December 2004. The Company does not consider a loss from this case to be probable and estimable, and is unable to estimate a range of loss, if any, at this time.

     The Company is defending one national putative class action lawsuit brought on behalf of medical providers disputing the legality of the Company’s practice of paying first party medical benefits pursuant to a preferred provider agreement. The Company does not consider a loss to be probable and estimable, and is unable to estimate a range of loss, if any, at this time.

12) Commitments and Contingencies

     The Company has certain noncancelable operating lease commitments and service contracts with terms greater than one year. The minimum commitments under these agreements at December 31, 2004, are as follows:

(millions)

	Operating	Service
Year	Leases	Contracts	Total

2005	$87.5	$58.1	$145.6
2006	74.2	20.3	94.5
2007	57.9	4.1	62.0
2008	36.4	1.6	38.0
2009	20.4	1.3	21.7
Thereafter	31.7	1.2	32.9

Some of the agreements have options to renew at the end of the contract periods. The expense incurred by the Company for the agreements disclosed above, as well as other operating leases that may be cancelable or have terms less than one year, was:

(millions)

	Operating	Service
Year	Leases	Contracts	Total

2004	$116.0	$89.4	$205.4
2003	101.6	80.1	181.7
2002	71.0	77.5	148.5

During 2004, the Company incurred $11.4 million of guaranty fund assessments, compared to $12.2 million in 2003 and $21.2 million in 2002. At December 31, 2004 and 2003, the Company had $10.7 million and $10.1 million, respectively, reserved for future assessments on current insolvencies. Management believes that any assessment in excess of its current reserves will not materially affect the Company’s financial condition, cash flows or results of operations.

     As of December 31, 2004, the Company had open investment funding commitments of $7.3 million; the Company had no uncollateralized lines or letters of credit as of December 31, 2004 or 2003.

APP.-B-22-

13) Fair Value of Financial Instruments

Information about specific valuation techniques and related fair value detail is provided in Note 1 — Reporting and Accounting Policies, Note 2 — Investments and Note 4 — Debt. The cost and market value of the financial instruments as of December 31 are summarized as follows:

	2004		2003
		Market		Market
(millions)	Cost	Value	Cost	Value

Investments:
Available-for-sale: fixed maturities	$8,972.6	$9,084.3	$8,899.0	$9,133.4
preferred stocks	749.4	768.9	751.3	778.8
common equities	1,314.0	1,851.9	1,590.6	1,972.1
Short-term investments	1,376.6	1,376.9	648.0	648.0
Debt	(1,284.3)	(1,402.1)	(1,489.8)	(1,592.0)

14) Related Party Transactions

The following table summarizes the Company’s repurchase of its Common Shares, $1.00 par value, from Peter B. Lewis, the Company’s Chairman of the Board, or through an entity owned and controlled, directly or indirectly, by Mr. Lewis, during the three year period ended December 31, 2004. The 2004 transaction was part of the Company’s “Dutch auction” tender offer and the price per share was the same price given to all shareholders who elected to participate in the tender offer. The prices per share for 2003 and 2002 equaled the then current market price of the Company’s stock as quoted on the New York Stock Exchange and were part of the Company’s ongoing repurchase program to eliminate the effect of dilution created by equity compensation awards.

	Number of	Price per
Date of Purchase	Shares	Share

October 2004	1,100,000	$88.00
September 2003	200,000	71.00
January 2003	400,000	52.23
March 2002[1]	6,182	53.92

1Per share amount was adjusted for the April 22, 2002, 3-for-1 stock split.

APP.-B-23-

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). The Company’s internal control structure was designed under the supervision of the Company’s Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.

     Under the supervision and with the participation of the Company’s management, including its Chief Executive Officer and Chief Financial Officer, the Company conducted an evaluation of the effectiveness of its internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on the Company’s evaluation under the framework in Internal Control — Integrated Framework, management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2004. There were no material weaknesses identified during the internal control review process.

     Our internal control over financial reporting includes policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets; provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of management and the directors of the Company; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on our financial statements.

     PricewaterhouseCoopers LLP, an independent registered public accounting firm that audited the financial statements in this Annual Report, has issued an attestation report on management’s assessment of the Company’s internal control over financial reporting as of December 31, 2004, which is included herein.

CEO AND CFO CERTIFICATIONS

Glenn M. Renwick, President and Chief Executive Officer of The Progressive Corporation, and W. Thomas Forrester, Vice President and Chief Financial Officer of The Progressive Corporation, have issued the certifications required by Sections 302 and 906 of The Sarbanes-Oxley Act of 2002 and applicable SEC regulations with respect to the Company’s Annual Report on Form 10-K, including the financial statements provided in this Report. Among other matters required to be included in those certifications, Mr. Renwick and Mr. Forrester have each certified that, to the best of his knowledge, the financial statements, and other financial information included in the Annual Report on Form 10-K, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented. See Exhibits 31 and 32 to the Company’s Annual Report on Form 10-K for the complete Section 302 and 906 Certifications, respectively.

     In addition, Mr. Renwick submitted his annual certification to the New York Stock Exchange (NYSE) on May 12, 2004, stating that he was not aware of any violation by the Company of the NYSE corporate governance listing standards, as required by Section 303A.12(a) of the NYSE Listed Company Manual.

APP.-B-24-

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of The Progressive Corporation:

We have completed an integrated audit of The Progressive Corporation’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in shareholders’ equity and cash flows present fairly, in all material respects, the financial position of The Progressive Corporation and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting Also, in our opinion, management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Cleveland, Ohio
March 1, 2005

APP.-B-25-

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The consolidated financial statements and the related notes, together with the supplemental information, should be read in conjunction with the following discussion of the consolidated financial condition and results of operations.

Overview The Progressive Corporation, a holding company that has insurance and non-insurance subsidiaries and one mutual insurance company affiliate (collectively, the “Company”), does not have any revenue producing operations of its own. Its insurance subsidiaries and affiliate provide personal automobile insurance and other specialty property-casualty insurance and related services throughout the United States. The Company’s Personal Lines segment writes insurance for private passenger automobiles and recreation vehicles through both the independent agency channel and the direct channel. The Company ranks third in the U.S. personal auto insurance market, based on 2003 and estimated 2004 net premiums written, with an estimated 7.4% market share in 2004.

     Although there are approximately 300 insurance companies/groups with annual premiums greater than $5 million competing in the estimated $158 billion U.S. personal auto market, the top 15 insurance groups account for approximately 72% of the premiums written. In the aggregate, these top 15 groups outperformed the industry in both growth and profitability, supporting the Company’s belief that the market will continue to consolidate. The Company is the number one writer of private passenger auto insurance through independent agencies and the number three writer in the direct channel, based on net premiums written in the U.S. The Company also competes in the U.S. commercial auto insurance market where it is the third largest carrier, based on direct premiums written, with about 6% market share. The Company’s Commercial Auto segment writes insurance for automobiles and trucks (e.g., pick-up or panel trucks) owned by small businesses primarily through the independent agency channel.

     The holding company receives cash through borrowings, equity sales, subsidiary dividends and other transactions, and may use the proceeds to contribute to the capital of its insurance subsidiaries in order to support premium growth, pay interest on or retire its outstanding indebtedness, pay dividends and repurchase its Common Shares and for other business purposes. In 2004, the Company received $1.6 billion of dividends from its subsidiaries, net of capital contributions, and used a portion of these dividends to fund the tender offer discussed below. At year-end 2004, the Company had $1.2 billion of readily marketable securities in a non-insurance subsidiary that can be used to satisfy the holding company’s obligations.

     During 2004, the Company repurchased 16,919,674 of its Common Shares at a purchase price of $88 per share for a total cost of $1.5 billion pursuant to a “Dutch auction” tender offer. Outside of the tender offer, the Company repurchased 1,695,222 additional Common Shares during the year at a total cost of $139.5 million, with an average cost of $82.31 per share. The Company did not issue any debt or equity securities during 2004, but repaid $200 million of notes at maturity in January 2004 and $6 million of “other debt” in December 2004.

     On a consolidated basis, the Company generated positive operating cash flows of $2.7 billion in 2004, portions of which were used during the year to repurchase Common Shares and to construct two new call centers and an office building, as well as lease additional space to support the Company’s growing operations. The Company opened one additional claims service center during the year, bringing the total number of such centers to 20. These centers, which are designed to provide end-to-end resolution for auto physical damage losses, are expected to improve efficiency and customer convenience, increase accuracy, reduce rework, improve repair cycle time and provide greater brand distinction.

     The Company’s goal is to grow as fast as possible, constrained only by its objective to produce an aggregate calendar year 4% underwriting profit and its ability to provide high-quality customer service. During the year, in light of market conditions and its own favorable underwriting profitability, the Company favored maintaining relatively robust margins without significantly impairing growth. Nevertheless, the Company remains committed to its stated profit and growth objectives over rolling five-year periods.

     The U.S. private passenger auto insurance market produced its second consecutive year of underwriting profitability as auto accident frequency rates continued to decline. Consequently, there was little rate pressure on consumers, leading to a natural reduction in consumer shopping. While these market conditions and profitability levels are unusual and perhaps transitional, they offered opportunities for the Company to improve its understanding and calibration of market responses to varying rate stimuli.

     The Company had a 12% increase in net premiums written, an 85.1 combined ratio and net income of $1.65 billion in 2004. Policies in force grew 11%. The Company continued to reap the benefits of the profitable growth phase of this insurance cycle and further benefited from the lowest level of automobile accident frequency experienced by the industry in recent history. Rate stability, along with the Company’s advancements in product design, brand and technology initiatives, also contributed to 2004 results. The Company performed 124 auto rate and program revisions, which were designed to maintain rate adequacy and reflect the Company’s most accurate estimate of prospective loss costs based on available information.

APP.-B-26-

     In 2004, the Company achieved underwriting profitability in all of the 49 Personal Lines markets in which it writes business, with only Florida not meeting or exceeding its 4% underwriting profit objective due to hurricane-related losses. In Commercial Auto, two states, out of the 45 markets in which it conducts business, were unprofitable (these states represented less than 1% of the Commercial Auto premiums written).

     During 2004, the Company experienced $109.1 million of favorable prior period loss and loss adjustment expense reserve development, or 2.5% of prior year’s reserves. This level of reserving accuracy allows the Company to have solid pricing data, which helps ensure rate adequacy. The low loss frequency, coupled with no notable escalating trends in claim costs and continuous improvement in claims settlement quality, helped contribute to the Company’s favorable results for the year (discussed further in the Loss and Loss Adjustment Expense Reserves subsection).

     The Company’s investment portfolio produced a fully taxable equivalent (FTE) total return of 5.2% for 2004. Short-term interest rates increased as the Federal Open Market Committee raised the overnight Federal Funds Rate by 1.25% to 2.25% during 2004, while yields on long maturity U.S. Treasury bonds declined. The economy continued to expand at a solid pace, supporting growth in corporate profits, positive stock market returns and lower yield differential for non-U.S. Treasury securities compared to similar maturity U.S. Treasuries. The Company maintained its asset allocation strategy of investing approximately 85% of its total portfolio in fixed-income securities and 15% in common equities. Both asset classes contributed to the overall result, with FTE total returns of 11.6% and 4.2% in the common stock and fixed-income portfolios, respectively, for 2004. Late in the first quarter, the Company shortened the duration of the fixed-income portfolio and ended the year at 2.9 years, compared to 3.3 years at the end of 2003. The weighted average credit rating of the fixed-income portfolio ranged from AA to AA+ during the year. Substantial cash flows from operations and positive investment returns provided modest portfolio growth, even after completion of the Company’s $1.5 billion “Dutch auction” tender offer for its Common Shares in 2004. The Company continues to maintain its fixed-income portfolio strategy of investing in high quality, shorter duration securities in the current investment environment. The Company’s common equity investment strategy remains an index replication approach using the Russell 1000 Index as the benchmark.

Financial Condition HOLDING COMPANY For the three-year period ended December 31, 2004, The Progressive Corporation received $1.8 billion of dividends from its subsidiaries, net of cash capital contributions made to subsidiaries, including $1.6 billion received in 2004. The regulatory restrictions on subsidiary dividends are described in Note 7 — Statutory Information, to the financial statements.

     During 2004, after evaluating the Company’s financial condition, business prospects and capital needs, the Board of Directors determined that the Company had a significant amount of capital on hand in excess of what was needed to support its insurance operations, satisfy its corporate obligations and to prepare for various contingencies. In view of this situation and the Company’s policy to return capital to shareholders when appropriate, the Board determined that a tender offer for up to 17.1 million of its Common Shares would be a prudent use of the Company’s excess capital. In connection with the tender offer, 16,919,674 Common Shares were repurchased at a total cost of $1.5 billion ($88 per share). During the three-year period ended December 31, 2004, the Company repurchased 27,173,356 of its Common Shares at a total cost of $2.2 billion (average cost of $78.69, on a split-adjusted basis). See Incentive Compensation Plans, a supplemental disclosure provided in this Annual Report, for further discussion on the Company’s policy regarding share repurchases.

     During the last three years, the Company issued $400 million, and repaid $206.8 million, principal amount of debt securities. See Note 4 — Debt for further discussion on the Company’s current outstanding debt. The Company’s debt to total capital (debt plus equity) ratio at December 31, 2004 and 2003, was 20% and 23%, respectively.

CAPITAL RESOURCES AND LIQUIDITY The Company has substantial capital resources and is unaware of any trends, events or circumstances not disclosed herein that are reasonably likely to affect its capital resources in a material way. The Company has the ability to issue $250 million of additional debt securities under a shelf registration statement filed with the Securities and Exchange Commission (SEC) in October 2002 (see discussion below). In addition, during 2004, the Company entered into an uncommitted line of credit with National City Bank in the principal amount of $100 million. The Company entered into the line of credit as part of a contingency plan to help the Company maintain liquidity in the unlikely event that it experiences conditions or circumstances that affect the Company’s ability to transfer or receive funds. The Company has not borrowed under this arrangement to date. The Company’s financial policy is to maintain a debt to total capital ratio below 30%. The Company’s debt to total capital ratio was 20% at December 31, 2004, which provides the Company with substantial borrowing capacity.

     In October 2002, the Company filed a shelf registration statement with the SEC for the issuance of up to $650 million of debt securities, which included $150 million of unissued debt securities from a shelf registration filed in November 2001. The registration statement was declared effective in October 2002, and, in November 2002, the Company issued $400.0 million of 6.25% Senior Notes due 2032 under the shelf. The net proceeds of $398.6 million, which included $5.1 million received under a hedge on forecasted transactions that the Company entered into in anticipation of the debt issuance, were used, in part, to retire, at their January 2004 maturity, the Company’s outstanding 6.60% Notes in the principal amount of $200 million. The remaining proceeds were used for general corporate purposes. The Company’s existing debt covenants do not include any rating or credit triggers.

APP.-B-27-

     The Company’s insurance operations create liquidity by collecting and investing premiums from new and renewal business in advance of paying claims. As an auto insurer, the Company’s claim liabilities, by their very nature, are short in duration. Approximately 50% of the Company’s outstanding reserves are paid within one year and less than 20% are still outstanding after three years. See Claims Payment Patterns, a supplemental disclosure provided in this Annual Report, for further discussion on the timing of the Company’s claims payments. For the three years ended December 31, 2004, operations generated positive cash flows of $7.0 billion, and cash flows are expected to remain positive in both the short-term and reasonably foreseeable future. In addition, the Company’s investment portfolio is highly liquid and consists substantially of readily marketable, investment-grade securities. As of December 31, 2004, 86% of the Company’s portfolio was invested in fixed-income securities with a weighted average credit quality of AA and duration of 2.9 years. Management believes that the Company has sufficient readily marketable securities to cover its claims payments without having a negative effect on the Company’s cash flows from operations.

     The Company’s companywide net premiums written-to-surplus ratio was 2.9 to 1 at December 31, 2004. The Company intends over time to increase operating leverage slowly through a higher rate of net premiums to surplus in its insurance subsidiaries where permitted. The Company believes that substituting operating leverage (higher premiums-to-surplus ratio) for financial leverage (lower debt to total capital ratio) reduces the Company’s risk profile. In the event of profitability problems, the Company could raise rates to slow growth, which would reduce the operating leverage, but would have little or no effect on the Company’s debt service obligations.

     The Company maintains insurance on its real property and other physical assets, including coverage for losses due to business interruptions caused by covered property damage. However, the insurance will not compensate the Company for losses that may occur due to disruptions in service as a result of a computer, data processing or telecommunications systems failure that is unrelated to covered property damage, nor will the insurance necessarily compensate the Company for all losses resulting from covered events. To help maintain functionality and reduce the risk of significant interruptions of its operations, the Company maintains back-up systems or facilities for certain of its principal systems and services. The Company may still be exposed, however, should these measures prove to be unsuccessful or inadequate against severe, multiple or prolonged service interruptions or against interruptions of systems where no back-up currently exists. In addition, the Company has established emergency management teams, which are responsible for responding to business disruptions and other risk events. The teams’ ability to respond successfully may be limited depending on the nature of the event, the completeness and effectiveness of the Company’s plans to maintain business continuity upon the occurrence of such an event, and other factors beyond the Company’s control.

     The Company seeks to deploy capital in a prudent manner and uses multiple data sources and modeling tools to estimate the frequency, severity and correlation of identified exposures, including, but not limited to, catastrophic losses and the business interruptions discussed above, to estimate its potential capital need. Based on this analysis, as well as the information reported above, management believes that the Company has sufficient capital resources, cash flows from operations and borrowing capacity to support current and anticipated growth, scheduled debt payments and other capital requirements.

COMMITMENTS AND CONTINGENCIES During 2004, the Company completed construction of call centers in Colorado Springs, Colorado and Tampa, Florida, and an office building in Mayfield Village, Ohio, at a total cost of $125 million. During 2004, the Company also announced plans to construct a data center in Colorado Springs, Colorado, at an estimated cost of $57 million. Construction on this data center is expected to begin in the second quarter 2005, with completion estimated for 2006. In addition, the Company has purchased a building in Austin, Texas, which it plans to convert to a call center. The project is scheduled to be completed in June 2005, at an estimated total cost of $38 million. The Company is also currently pursuing the acquisition of additional land for future development to support corporate operations. All such projects are funded through operating cash flows.

     The Company currently has in operation a total of 20 centers that provide concierge-level claims service, compared to 19 in 2003 and 7 in 2002. During 2004, the Company achieved the performance standards necessary to satisfy the expansion criteria established for its concierge claims strategy. As a result, the Company is looking for sites to open approximately 50 additional facilities over the next several years. The cost of these facilities, including the cost of land and building development, is estimated to average $3 to $4 million per center, depending on a number of variables, including the size and location of the center. The Company does not have a predefined sequencing of when each center will be opened, but will make that determination on a case-by-case basis. The cost of these centers will be funded through operating cash flows.

     Since October 22, 2004, the Company and various subsidiaries have received formal inquiries from eight states relating to the states’ respective investigations into possible bid-rigging and other unlawful conduct by certain insurers, brokers or other industry participants. These eight formal inquiries include: a subpoena from the Connecticut Attorney General requesting interrogatory responses and documents relating to contingent commissions on all Connecticut business; a certification request from the North Carolina Department of Insurance seeking certification from entities licensed to sell insurance in North Carolina that those entities were not involved in bid rigging; and formal letter inquiries from the departments of insurance of Pennsylvania, Washington, Arizona, Michigan, Colorado and Ohio, each of which requests information relating to agent and broker compensation arrangements that particular insurance subsidiaries have in each of the states in which those subsidiaries conduct business. Many companies in the insurance industry have received such formal inquiries, and more inquiries may be received from other states in the future. The Company has been cooperating, and intends to continue to cooperate,

APP.-B-28-

fully with these investigations and has not been notified by any governmental or regulatory authority that it is the target of any such investigation.

     The Company understands that these investigations are focused, in part, on contingent commission arrangements between certain insurers and brokers. Producers (agents and brokers) are due a base commission of approximately 10% on business written on the Company’s behalf. This base commission is paid in full on a monthly basis. The Company’s insurance subsidiaries have contingent commission contracts with certain producers, which provide those producers with the opportunity to earn additional commission based on annual production, if specified goals are met. These goals may include the volume of business placed by the producer with the insurer, the profitability of such business or other criteria. Any such payments generally are made once per year.

     The Company’s Personal and Commercial Auto Businesses market their products through approximately 34,000 independent agencies throughout the United States. The Company also markets products through approximately 2,000 brokerage firms in California and New York. All commissions paid by the Company’s insurance subsidiaries are reported in the financial data filed with the insurance departments of the various states in which they operate.

     For 2004, the Company paid approximately $960 million in commissions to producers. Approximately $40 million, or 4% of the total commissions paid, was in the form of contingent commission payments. While the Company believes that its contingent commission agreements comply with applicable laws, the Company has made a business decision to offer contingent commission contracts only to independent agents, and not brokers, after January 1, 2005.

Off-Balance-Sheet Arrangements Other than the items disclosed in Note 12 — Commitments and Contingencies regarding open investment funding commitments and operating leases and service contracts the Company does not have any off-balance-sheet arrangements.

Contractual Obligations A summary of the Company’s noncancelable contractual obligations as of December 31, 2004, follows:

	Payments due by period
		Less than			More than
(millions)	Total	1 year	1-3 years	3-5 years	5 years

Debt	$1,300.0	$—	$100.0	$—	$1,200.0
Interest payments on debt	1,459.7	85.0	159.0	155.4	1,060.3
Operating leases	308.1	87.5	132.1	56.8	31.7
Service contracts	86.6	58.1	24.4	2.9	1.2
Loss and loss adjustment expense reserves	5,285.6	2,837.0	1,643.3	624.8	180.5

Total	$8,440.0	$3,067.6	$2,058.8	$839.9	$2,473.7

Unlike many other forms of contractual obligations, loss and loss adjustment expense (LAE) reserves do not have definitive due dates and the ultimate payment dates are subject to a number of variables and uncertainties. As a result, the total loss and LAE reserve payments to be made by period, as shown above, are estimates. To further understand the Company’s claims payments, see Claims Payment Patterns, a supplemental disclosure provided in this Annual Report. In addition, the Company annually publishes a comprehensive Report on Loss Reserving Practices, which was filed with the SEC on a Form 8-K on June 29, 2004, that further discusses the Company’s paid development patterns.

As discussed in the Capital Resources and Liquidity section above, management believes that the Company has sufficient borrowing capacity and other capital resources to satisfy these contractual obligations.

Results Of Operations
UNDERWRITING OPERATIONS
Growth

	Growth over prior year
	2004	2003	2002

Direct premiums written	12%	26%	31%
Net premiums written	12%	26%	30%
Net premiums earned	16%	28%	24%
Policies in force	11%	19%	23%

APP.-B-29-

The increase in written premium growth reflects strong renewal business growth supported by rate adequacy. In 2003 and 2002, the Company also experienced a rapid increase in new applications. During 2004, the Company filed 124 auto rate revisions in various states, resulting in an approximate aggregate net decrease of 1% in rates. Despite the continued strong underwriting profitability the Company experienced in 2004 (discussed below), the Company does not plan to reduce rates as a primary strategy in 2005, although selective rate reductions may occur in some markets.

     Another important element affecting growth is customer retention. The Company did not achieve the degree or speed of retention improvement during 2004 that it had originally expected. One measure of improvement in customer retention is policy life expectancy, which is the Company’s estimate of the average length of time that a policy will remain in force before cancellation or non-renewal. The Company experienced a modest decrease in policy life expectancy in its Personal Lines segment, in both the Agency channel and the Direct channel, during 2004.

     Estimates of customer relationship life expectancy (i.e., focusing on the customer rather than the policy in force) are another way to analyze retention. The Company is beginning to develop customer relationship life expectancy estimates for both new and renewal business at a detailed segment level under varying market conditions. These retention measures, like loss reserves, are estimates of future outcomes based on past behaviors. The Company will continue to focus on this issue into 2005, recognizing that good customer service, efficient operations and fair pricing are necessary conditions for continued success.

     Net premiums earned, which are a function of the premiums written in the current and prior periods, are recognized into income using a daily earnings convention. Prior to 2004, premiums were earned using a mid-month convention. There was no effect from this change on amounts reported in prior periods. The change to a daily earnings method improved the precision of the Company’s premium recognition on a monthly basis.

Profitability Profitability for the Company’s underwriting operations is defined by pretax underwriting profit, which is calculated as net premiums earned less loss and loss adjustment expenses, policy acquisition costs and other underwriting expenses. The Company also uses underwriting profit margin, which is underwriting profit expressed as a percent of net premiums earned, to analyze the Company’s results. For the three years ended December 31, the Company’s underwriting profitability measures were as follows:

	2004		2003		2002
	Underwriting Profit		Underwriting Profit		Underwriting Profit
(millions)	$	Margin	$	Margin	$	Margin

Personal Lines – Agency	$1,108.2	14.0%	$836.0	12.0%	$388.0	7.0%
Personal Lines – Direct	525.6	14.1	383.0	12.3	203.8	8.6

Total Personal Lines	1,633.8	14.1	1,219.0	12.1	591.8	7.5
Commercial Auto Business	321.4	21.1	214.2	17.5	80.0	9.1
Other businesses – indemnity	3.1	9.2	8.2	13.0	6.8	7.2

Total underwriting operations	$1,958.3	14.9%	$1,441.4	12.7%	$678.6	7.6%

APP.-B-30-

Further underwriting results for the Company’s Personal Lines Businesses, including its channel components, the Commercial Auto Business and other businesses-indemnity, as defined in Note 9 — Segment Information, were as follows (detailed discussions below):

(millions)	2004	2003	2002

Net Premiums Written
Personal Lines–Agency	$7,933.6	$7,239.6	$5,832.7
Personal Lines–Direct	3,802.2	3,263.2	2,529.8

Total Personal Lines	11,735.8	10,502.8	8,362.5
Commercial Auto Business	1,616.6	1,357.7	1,002.9
Other businesses — indemnity	25.7	52.9	86.6

Total underwriting operations	$13,378.1	$11,913.4	$9,452.0

Net Premiums Earned
Personal Lines–Agency	$7,893.7	$6,948.0	$5,542.7
Personal Lines–Direct	3,718.2	3,103.0	2,365.1

Total Personal Lines	11,611.9	10,051.0	7,907.8
Commercial Auto Business	1,524.1	1,226.7	880.0
Other businesses — indemnity	33.9	63.3	95.7

Total underwriting operations	$13,169.9	$11,341.0	$8,883.5

Personal Lines–Agency
Loss & loss adjustment expense ratio	65.8	68.4	72.0
Underwriting expense ratio	20.2	19.6	21.0

Combined ratio	86.0	88.0	93.0

Personal Lines–Direct
Loss & loss adjustment expense ratio	65.5	67.4	69.1
Underwriting expense ratio	20.4	20.3	22.3

Combined ratio	85.9	87.7	91.4

Personal Lines–Total
Loss & loss adjustment expense ratio	65.7	68.1	71.1
Underwriting expense ratio	20.2	19.8	21.4

Combined ratio	85.9	87.9	92.5

Commercial Auto Business
Loss & loss adjustment expense ratio	59.7	62.7	70.7
Underwriting expense ratio	19.2	19.8	20.2

Combined ratio	78.9	82.5	90.9

Other Businesses — Indemnity
Loss & loss adjustment expense ratio	46.7	48.2	56.7
Underwriting expense ratio	44.1	38.8	36.1

Combined ratio	90.8	87.0	92.8

Total Underwriting Operations
Loss & loss adjustment expense ratio	64.9	67.4	70.9
Underwriting expense ratio	20.2	19.9	21.5

Combined ratio	85.1	87.3	92.4

Accident year-Loss & loss adjustment expense ratio	65.7	67.9	70.9

Policies in Force
(at December 31) (thousands)
Agency – Auto	4,245	3,966	3,386
Direct – Auto	2,084	1,852	1,541
Other Personal Lines[1]	2,351	1,990	1,642

Total Personal Lines	8,680	7,808	6,569

Commercial Auto Business	420	365	289

1Includes insurance for motorcycles, recreation vehicles, mobile homes, watercraft, snowmobiles and similar items.

APP.-B-31-

LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES Claims costs, the Company’s most significant expense, represent payments made, and estimated future payments to be made, to or on behalf of its policyholders, including expenses needed to adjust or settle claims. These costs include an estimate for costs related to assignments, based on current business, under state-mandated automobile insurance programs. Claims costs are influenced by loss severity and frequency and inflation, among other factors. Accordingly, anticipated changes in these factors are taken into account when the Company establishes premium rates and loss reserves.

     The Company continued to report favorable loss ratios in 2004, as compared to those of prior years, despite the four major hurricanes during the year. The Company saw a decline in frequency rates throughout 2004, similar to what the rest of the industry experienced. The Company analyzes trends to distinguish changes in its experience from external factors versus those resulting from shifts in the mix of its business.

     The Company saw severity rise slightly during 2004, as expected. Comparing trailing 12-month information on a quarterly basis over the prior year, the Company’s increase in severity was lower than that reported for the industry as a whole by the Property Casualty Insurers Association of America. For each quarter in 2004, the Company experienced a quarter over prior-year quarter increase in bodily injury severity, following a year in which the severity declined each quarter. Personal injury protection severity continued to increase as it had for most of 2003. The severity of property coverages was up slightly as compared with the prior year. The Company plans to continue to be diligent about recognizing trend when setting rates and establishing loss reserves.

     The Company monitors physical damage trend in evaluating its claims handling performance and capacity. The Company’s claims organization continued to show steady and consistent improvement in claims handling quality throughout 2004, as indicated by the Company’s internal audit of claims files. The Company believes that the overall results reflect claim file quality, a high degree of customer satisfaction and accurate payments.

     During 2004, the Company experienced $109.1 million of favorable prior period loss reserve development, which equaled 2.5% of total prior year’s loss and LAE reserves. The Company experienced $56.1 million, or 1.5%, of favorable development in 2003 and $3.5 million, or .1%, of unfavorable development in 2002. The favorable prior year development recognized in 2004 was attributable to both favorable actuarial adjustments and favorable “all other development” (e.g., claims settling for more or less than reserved, emergence of unreported claims at rates different than reserved and changes in reserve estimates by claims representatives). The favorable “all other development” reflects the continued recognition of lower severity for prior accident years than had been previously estimated.

     The favorable development in 2003 was primarily due to favorable assigned risk development reflecting a change in the Company’s estimate of its future operating losses for assignments from the New York Automobile Insurance Plan for 2003. Starting in the second half of 2002, the Company began participating in the expanded take-out program as designed by the governing committee of the plan and has managed its writings to maximize their assigned risk credits. The realization of these changes, combined with a lower than expected overall plan size, has resulted in a much lower than expected number of assignments to the Company from the plan. The remaining development for 2003 and 2002 was primarily attributable to the settlement of claims at amounts that differed from the established reserves.

     The Company continues to increase the intensity of its loss reserves analysis to improve accuracy and further enhance the Company’s understanding of its loss costs. The Company conducts extensive reviews on a monthly basis on different portions of its business to help ensure that the Company is meeting its objective of always having reserves that are adequate, with minimal variation. Results would differ if different assumptions were made. See Critical Accounting Policies for a discussion of the effect of changing estimates. A detailed discussion of the Company’s loss reserving practices can be found in its Report on Loss Reserving Practices, which was released via Form 8-K filed on June 29, 2004.

     Because the Company is primarily an insurer of motor vehicles, its exposure as an insurer of environmental, asbestos and general liability claims is limited. The Company has established reserves for these exposures in amounts that it believes to be adequate based on information currently known. These exposures are not expected to have a material effect on the Company’s liquidity, financial condition, cash flows or results of operations.

UNDERWRITING EXPENSES Other underwriting expenses and policy acquisition costs as a percentage of premiums earned were 20.2% in 2004, 19.9% in 2003 and 21.5% in 2002. The increase in “other underwriting expenses,” as shown in the income statement, primarily reflects increases in salaries, incentive compensation and other infrastructure costs resulting from the growth in the business, as well as an increase in the Company’s advertising expenditures. Both 2004 and 2002 results included the cost of settling certain class action lawsuits (see Note 11 — Litigation). Policy acquisition costs are amortized over the policy period in which the related premiums are earned (see Note 1 —Reporting and Accounting Policies). The Company benefited from the shift in its mix of business from new to renewal, which has lower acquisition costs.

     During 2004, the Company incurred $11.4 million of guaranty fund assessments, compared to $12.2 million in 2003 and $21.2 million in 2002. The 2004 and 2003 expense was spread across numerous states and was not attributable to any particular insolvency, while the 2002 expense was primarily related to the Reliance Insurance Company and Aries Insurance Company insolvencies. The Company believes that any assessment for known insolvencies in excess of its current reserves will not materially affect the Company’s financial condition, cash flows or results of operations.

APP.-B-32-

Personal Lines The Company’s Personal Lines business units write insurance for private passenger automobiles and recreation vehicles, and represented 88% of the Company’s total 2004 net premiums written. Personal Lines net premiums written grew 12% in 2004, 26% in 2003 and 29% in 2002; net premiums earned grew 16% in 2004, 27% in 2003 and 22% in 2002. The Personal Lines business is comprised of the Agency Business and the Direct Business. The Agency Business includes business written by the more than 30,000 independent insurance agencies that represent the Company, as well as brokerages in New York and California. The Direct Business includes business written directly by the Company through 1-800-PROGRESSIVE and online at progressive.com.

THE AGENCY BUSINESS

	Growth over prior year
	2004	2003	2002

Net premiums written	10%	24%	26%
Net premiums earned	14%	25%	18%
Auto policies in force	7%	17%	22%

New business applications for the Agency auto business were relatively flat for 2004, as compared to the prior year, partially due to fewer customers being in the marketplace shopping for insurance, which may have resulted from competitors achieving more rate adequacy and not seeking to impose additional rate increases on their customers. The rate of conversions (i.e., converting a quote to a sale) remained fairly consistent with prior years.

     During the second half of 2004, the Company announced a new brand, Drive Insurance from ProgressiveSM, designed expressly for its independent agencies. With the introduction of a new brand, the Company believes that it will enhance its positioning with agencies and will be able to provide them with a more effective marketing voice by promoting their service proposition through advertising. The new advertising campaign was launched near the end of 2004 to include television, directory listings and billboards, as well as other advertising.

THE DIRECT BUSINESS

	Growth over prior year
	2004	2003	2002

Net premiums written[1]	17%	29%	39%
Net premiums earned	20%	31%	32%
Auto policies in force	13%	20%	27%

1Growth rates for 2002 were adjusted to exclude the effect of $37.7 million of previously ceded written premiums that were assumed by the Company upon the commutation of a reinsurance agreement that was part of a strategic alliance relationship that was terminated in the first quarter 2001. This relationship was terminated by mutual agreement of the parties because their business interests were no longer aligned. In addition, the Company did not envision that this relationship would help the Company in meeting its long-term profitability objectives. The commutation of the reinsurance agreement was the necessary result of terminating the relationship.

The Company believes that continued growth in the Direct Business is dependent on (among other factors) price and customer retention, as well as the success of the Company’s advertising and other marketing efforts. Although retention did not improve during 2004, the Direct Business expense ratio remained relatively flat. During 2004, the Company increased the amount spent on advertising; however, its relative share of total voice fell as competitors made substantially greater investments in their consumer marketing. Nevertheless, new auto applications continued to increase in 2004 (about 6%), as the Company experienced an increase in overall quotes as well as in the conversion rate. In addition, the Company has seen a greater proportion of its business generated via the Internet. The Company is advertising on a national basis and supplements its coverage by local market media campaigns in over 100 designated marketing areas. The Company’s Direct Business expense ratio benefited from business mix changes (i.e., a higher percentage of its business came from renewals).

APP.-B-33-

Commercial Auto Business

	Growth over prior year
	2004	2003	2002

Net premiums written	19%	35%	51%
Net premiums earned	24%	39%	59%
Auto policies in force	15%	26%	38%

The Company’s Commercial Auto Business writes primary liability and physical damage insurance for automobiles and trucks owned by small businesses, with the majority of its customers insuring three or fewer vehicles. In 2004, the Commercial Auto Business represented 12% of the Company’s total net premiums written. Although Commercial Auto differs from Personal Lines auto in its customer base and products written, both businesses require the same fundamental skills, including disciplined underwriting and pricing, as well as excellent claims service. The Company’s Commercial Auto Business is primarily distributed through the independent agency channel. The Company’s Commercial Auto Business ranked third in market share on a national basis based on 2003 direct premiums written data reported by A.M. Best Company Inc., and the Company estimates that it will retain that position for 2004.

     Despite the softening market, the Commercial Auto Business produced a strong underwriting profit and solid growth in 2004. During the year, competitors began accepting risks that they previously avoided. In addition, rate levels remained stable. Nevertheless, new business applications in 2004 were slightly ahead of last year (about 5%) and the business experienced strong renewals. The Commercial Auto Business expanded into three new states during the year, bringing the total number of markets to 45, and plans on entering one or two more states in 2005. The significant growth in 2003 and 2002 primarily reflected the benefit the Commercial Auto Business derived from actions taken by competitors in 2002 to raise rates and restrict the business they wrote.

     Approximately 50% of the Company’s 2004 Commercial Auto net premiums written were generated in the light and local commercial auto markets, which includes autos, vans and pick-up trucks used by contractors, such as artisans, landscapers and plumbers, and a variety of other small businesses. The remainder of the business was written in the specialty commercial auto market, which includes dump trucks, logging trucks and other short-haul commercial vehicles. There are many similarities between the Company’s commercial and personal auto businesses; however, since the commercial auto policies have higher limits (up to $1 million) than personal auto, the Company analyzes the limit differences in this product more closely.

Other Businesses — Indemnity The Company’s other businesses – indemnity, which represented less than 1% of the 2004 net premiums earned, primarily include writing professional liability insurance for community banks and managing the wind-down of the Company’s lender’s collateral protection program, which the Company ceased writing in 2003, and other run-off businesses. During 2002, the Company lost some key accounts for the lender’s collateral protection products and determined that this business was unable to meet its profitability target. Management believes that exiting this line of business does not materially affect the Company’s financial condition, results of operations or cash flows. The ongoing indemnity products in the Company’s other businesses are continuing to grow profitably.

Other Businesses — Service The other businesses – service primarily provide policy issuance and claims adjusting services for the state Commercial Auto Insurance Procedures/Plans (CAIP) businesses, which are state-supervised plans serving the involuntary market, in 25 states. The Company processes over 49% of the premiums in the CAIP market and competes with two other providers nationwide. As a service provider, the Company collects fee revenue that is earned on a pro rata basis over the term of the related policies. The Company cedes 100% of premium and losses to the plans. Reimbursements to the Company from the CAIP plans are required by state laws and regulations. Material violations of contractual service standards can result in ceding restrictions for the affected business. The Company has maintained, and plans to continue to maintain, compliance with these standards. Any changes in the Company’s participation as a CAIP service provider would not materially affect the Company’s financial condition, results of operations or cash flows.

Litigation The Company is named as a defendant in a number of putative class action lawsuits, such as those alleging damages as a result of the Company’s use of after-market parts, total loss evaluation methodology, use of credit in underwriting and related requirements under the federal Fair Credit Reporting Act, installment fee programs, using preferred provider rates for payment of personal injury protection claims or for paying first party medical benefits, use of third-party vendors to analyze the propriety of payment of medical bills, rating practices at renewal and cases challenging other aspects of the Company’s claims and marketing practices and business operations. Other insurance companies face many of these same issues. During 2002, the Company settled several long-standing class action lawsuits relating to diminution of value, handling of betterment in claim settlements, use of alternative agent commissions programs and a California wage and

APP.-B-34-

hour employee classification case. During 2003, the Company settled a nationwide class action challenging the practice of taking betterment on first party personal automobile claims. In 2004, the Company settled a number of individual actions concerning alternative agent commission programs, a national and several state wage and hour class action cases and a claim brought by Florida medical providers challenging preferred provider payment reductions. See Note 11 — Litigation for a more detailed discussion.

Income Taxes In 2004, the Company received a tax refund of $58 million and related interest income earned of $31.2 million. The Company recognized the $31.2 million of interest income earned in 2003 (reflected as “other income” on the income statement), after the Joint Committee of Taxation of Congress completed its review of a Federal income tax settlement agreed to by the Internal Revenue Service (IRS) and the Company, which was primarily attributable to the amount of loss reserves deductible for tax purposes. Overall, the Company’s income taxes shifted to a net liability as of year-end 2004, as compared to 2003, primarily driven by the receipt of the above-mentioned tax refund and an increase in the net provision for income taxes.

INVESTMENTS Portfolio Allocation The Company’s investment strategy has a target proportion of 85% fixed income and 15% common equity portfolio allocation. The Company recognizes its need to maintain capital adequate to support its insurance operations. The Company evaluates the risk/reward tradeoffs of investment opportunities, measuring their effects on stability, diversity, overall quality and liquidity, and the potential return of the investment portfolio. Investments in the Company’s portfolio have varying degrees of risk. The composition of the investment portfolio at year-end was:

		Gross	Gross		% of
		Unrealized	Unrealized	Market	Total	Duration
(millions)	Cost	Gains	Losses	Value	Portfolio	(years)	Rating[1]

2004
Fixed maturities	$8,972.6	$152.6	$(40.9)	$9,084.3	69.4%	3.4	AA
Preferred stocks	749.4	24.5	(5.0)	768.9	5.9	2.8	A	-
Short-term investments [2]	1,376.6	.3	—	1,376.9	10.5	<1	AA

Total fixed income	11,098.6	177.4	(45.9)	11,230.1	85.8	2.9	AA
Common equities	1,314.0	541.8	(3.9)	1,851.9	14.2	NM	NM

Total portfolio[3]	$12,412.6	$719.2	$(49.8)	$13,082.0	100.0%	2.9	AA

2003
Fixed maturities	$8,899.0	$259.9	$(25.5)	$9,133.4	72.9%	3.5	AA
Preferred stocks	751.3	34.9	(7.4)	778.8	6.2	2.8	A	-
Short-term investments[2]	648.0	—	—	648.0	5.2	<1	AA	+

Total fixed income	10,298.3	294.8	(32.9)	10,560.2	84.3	3.3	AA
Common equities	1,590.6	390.3	(8.8)	1,972.1	15.7	NM	NM

Total portfolio[3]	$11,888.9	$685.1	$(41.7)	$12,532.3	100.0%	3.3	AA

NM = not meaningful

1Weighted average quality ratings as assigned by nationally recognized securities rating organizations.

2Short-term investments include Eurodollar deposits, commercial paper and other securities maturing within one year.

3The Company had net unsettled security acquisitions of $31.9 million and $75.1 million at December 31, 2004 and 2003, respectively. December 31, 2004 and 2003 totals include $1.2 billion and $1.4 billion, respectively, of securities in the portfolio of a consolidated, non-insurance subsidiary of the holding company.

As of December 31, 2004, the Company’s portfolio had $669.4 million in net unrealized gains, compared to $643.4 million at year-end 2003. The increase was the result of a positive return on the common stock portfolio during 2004.

APP.-B-35-

FIXED-INCOME SECURITIES The fixed-income portfolio includes fixed-maturity securities, preferred stocks and short-term investments. The fixed-maturity securities and short-term securities, as reported on the balance sheets, were comprised of the following:

(millions)	December 31, 2004		December 31, 2003

Investment-grade fixed maturities:[1]
Short/intermediate term	$10,285.0	98.3%	$9,446.0	96.6%
Long term	109.4	1.0	70.3	.7
Non-investment-grade fixed maturities[2]	66.8	.7	265.1	2.7

Total	$10,461.2	100.0%	$9,781.4	100.0%

[1]Long term includes securities with maturities of 10 years or greater. Asset-backed securities are reported at their weighted average maturity based upon their projected cash flows. All other securities that do not have a single expected maturity date are reported at average maturity. See Note 2 — Investments.

[2]Non-investment-grade fixed-maturity securities are non-rated or have a quality rating of an equivalent BB or lower, classified by the lowest rating from a nationally recognized rating agency.

Also included in fixed-maturity securities at December 31, 2004, are $2,368.7 million of asset-backed securities. These asset-backed securities are comprised of residential mortgage-backed ($637.6 million), commercial mortgage-backed ($959.6 million) and other asset-backed ($771.5 million) securities, with a duration of 2.3 years and a weighted average credit quality of AA+. The largest components of the other asset-backed securities are automobile receivable loans ($378.2 million) and home equity loans ($256.7 million). Substantially all of the asset-backed securities are liquid with available market quotes and contain no residual interest (i.e., the most subordinated class in a pool of securitized assets).

     A primary exposure for the fixed-income portfolio is interest rate risk, which is managed by restricting the portfolio’s duration between 1.8 to 5 years. Interest rate risk includes the change in value resulting from movements in the underlying market rates of debt securities held. The fixed-income portfolio had a duration of 2.9 years at December 31, 2004, compared to 3.3 years at December 31, 2003. The distribution of duration and convexity (i.e., a measure of the speed at which the duration of a security will change market value based on a rise or fall in interest rates) are monitored on a regular basis. Excluding the unsettled securities transactions, the allocation to fixed-income securities at December 31, 2004, was 85.8% of the portfolio, within the Company’s normal range of variation; at December 31, 2003, the allocation was 84.2%.

     Another exposure related to the fixed-income portfolio is credit risk, which is managed by maintaining a minimum average portfolio credit quality rating of A+, as defined by nationally recognized rating agencies, and limiting non-investment-grade securities to a maximum of 5% of the fixed-income portfolio. Concentration in a single issuer’s bonds and preferred stocks is limited to no more than 6% of the Company’s shareholders’ equity, except for U.S. Treasury and agency bonds; any state’s general obligation bonds are limited to 12% of shareholders’ equity.

The quality distribution of the fixed-income portfolio was as follows:

Rating	December 31, 2004	December 31, 2003

AAA	61.0%	63.9%
AA	14.6	10.7
A	14.2	13.1
BBB	9.5	9.5
Non Rated/Other	.7	2.8

	100.0%	100.0%

APP.-B-36-

COMMON EQUITIES Common equities, as reported in the balance sheets, were comprised of the following:

(millions)	December 31, 2004		December 31, 2003

Common Stocks	$1,815.9	98.1%	$1,929.7	97.9%
Other Risk Investments	36.0	1.9	42.4	2.1

Total Common Equities	$1,851.9	100.0%	$1,972.1	100.0%

Common equities, which generally have greater risk and volatility of market value than fixed-income securities, have a target allocation of 15% and may range from 0 to 25% of the investment portfolio. At December 31, 2004 and 2003, excluding the net unsettled security transactions, these securities comprised 14.2% and 15.8%, respectively, of the total portfolio. Common stocks are managed externally to track the Russell 1000 index with an anticipated annual tracking error of +/- 50 basis points. The results achieved by the common stock portfolio relative to the benchmark index were as follows:

	Total Return[1]
	2004	2003

Common Stocks	11.6%	28.6%
Russell 1000 Index	11.4%	29.9%

1Includes gross dividends reinvested and price appreciation/depreciation.

The Company’s common equity allocation is intended to enhance the return of and provide diversification for the total portfolio. To maintain high correlation with the Russell 1000, the Company held 656 of the 990 common stocks comprising the index at December 31, 2004. The Company’s individual holdings are selected based on their contribution to the correlation with the index. For 2003, the equity-indexed portfolio returns were outside the anticipated annual tracking error, partially due to rebalancing the portfolio in response to tax initiated strategies during the year.

     Other risk investments include private equity investments and limited partnership interests in private equity and mezzanine investment funds which have no off-balance-sheet exposure or contingent obligations, except for the $7.3 million of open funding commitments discussed in Note 12 — Commitments and Contingencies. The Company is no longer initiating investments of these types and expects to continue reducing its current holdings over time.

     The Company monitors the value at risk of the fixed-income and equity portfolios, as well as the total portfolio, to evaluate the potential maximum expected loss. For further information, see Quantitative Market Risk Disclosures, a supplemental schedule provided in this Annual Report.

TRADING SECURITIES Trading securities are entered into for the purpose of near-term profit generation. At December 31, 2004 and 2003, the Company did not hold any trading securities. Net realized gains on trading securities for the year ended December 31, 2004 were $0, compared to $.1 million in 2003 and $0 in 2002. Results from trading securities are immaterial to the Company’s financial condition, cash flows and results of operations and are reported within the available-for-sale portfolio with gains (losses) reported as a component of realized gains (losses) on securities.

DERIVATIVE INSTRUMENTS During 2003 and 2002, the Company entered into hedges on forecasted transactions in anticipation of its debt issuances. See Note 2 — Investments and Note 4 — Debt for further discussion of these hedges. The Company had no open positions at December 31, 2004.

     Derivative instruments may also be used for trading purposes or classified as trading due to the nature and characteristics of the transaction. During 2004, the Company closed all of its credit default protection derivatives, along with the underlying Treasury notes, which had a notional amount of $128.5 million. At December 31, 2003, these positions had a notional amount of $103.2 million. The net gain (loss) recognized in 2004 was $(1.4) million, compared to $4.9 million and $(.1) million in 2003 and 2002, respectively.

APP.-B-37-

Net Investment Income Recurring investment income (interest and dividends, before investment and interest expenses) increased 4% in 2004, 2% in 2003 and 10% in 2002. The increase in income was the result of an increase in invested assets, partially offset by a decline in the book yield of the portfolio, due to the reinvestment of portfolio maturities and redemptions along with the investment of new cash at yields lower than that of the portfolio’s average yield. During the fourth quarter 2004, the Company’s invested assets decreased by $1.5 billion as securities were sold to fund the Company’s “Dutch auction” tender offer.

     Investment expenses increased slightly during 2004 primarily due to the costs associated with the Company’s tender offer. Interest expense decreased in 2004 due to the retirement of all $200 million of the Company’s 6.60% Notes, which matured in January 2004.

     The Company reports total return to reflect more accurately the management philosophy of the portfolio and evaluation of the investment results. The fully taxable equivalent (FTE) total return includes recurring investment income, net realized gains (losses) on securities and changes in unrealized gains (losses) on investment securities. The Company reported the following investment results:

	2004	2003	2002

Pretax recurring investment book yield	3.8%	4.2%	5.1%
Weighted average FTE book yield	4.4%	4.9%	5.6%
FTE total return:
Fixed-income securities	4.2%	5.5%	10.1%
Common stocks	11.6%	28.6%	(21.5)%
Total portfolio	5.2%	8.7%	5.5%

REALIZED GAINS/LOSSES Gross realized gains and losses were primarily the result of market driven interest rate movements, sector allocation changes and the rebalancing of the common stock portfolio to the Russell 1000 Index. Gross realized losses also include write-downs of both fixed-income and equity securities determined to be other-than-temporarily impaired.

OTHER-THAN-TEMPORARY IMPAIRMENT Included in the net realized gains (losses) on securities for the years ended 2004, 2003 and 2002, are write-downs on securities determined to have had an other-than-temporary decline in market value. The Company routinely monitors its portfolio for pricing changes, which might indicate potential impairments and performs detailed reviews of securities with unrealized losses based on predetermined criteria. In such cases, changes in market value are evaluated to determine the extent to which such changes are attributable to (i) fundamental factors specific to the issuer, such as financial conditions, business prospects or other factors or (ii) market-related factors, such as interest rates or equity market declines.

     Fixed-income and equity securities with declines attributable to issuer-specific fundamentals are reviewed to identify all available evidence, circumstances and influences to estimate the potential for, and timing of, recovery of the investment’s impairment. An other-than-temporary impairment loss is deemed to have occurred when the potential for, and timing of, recovery does not satisfy the guidance set forth in the current accounting guidance (see Critical Accounting Policies, Other-than-Temporary Impairment for further discussion).

     For fixed-income investments with unrealized losses due to market or industry-related declines where the Company has the intent and ability to hold the investment for the period of time necessary to recover a significant portion of the investment’s impairment and collect the interest obligation, declines are not deemed to qualify as other than temporary. The Company’s policy for common stocks with market-related declines is to recognize impairment losses on individual securities with losses that are not reasonably expected to be recovered under historical market conditions when the security has been in a loss position for three consecutive quarters.

APP.-B-38-

     When a security in the Company’s investment portfolio has an unrealized loss in market value that is deemed to be other than temporary, the Company reduces the book value of such security to its current market value, recognizing the decline as a realized loss in the income statement. All other unrealized gains or losses are reflected in shareholders’ equity. The write-down activity for the years ended December 31 was as follows:

		Write-downs	Write-downs
	Total	On Securities	On Securities
(millions)	Write-downs	Subsequently Sold	Held at Period End

2004
Fixed income	$.3	$—	$.3
Common equities	11.3	3.8	7.5

Total portfolio	$11.6	$3.8	$7.8

2003
Fixed income	$17.5	$2.3	$15.2
Common equities	47.7	12.6	35.1

Total portfolio	$65.2	$14.9	$50.3

2002
Fixed income	$45.6	$19.7	$25.9
Common equities	156.5	45.9	110.6

Total portfolio	$202.1	$65.6	$136.5

The following is a summary of the 2004 equity security market write-downs by sector (both market-related and issuer specific):

					Remaining
(millions)					Gross
		Equity Portfolio	Russell 1000		Unrealized
		Allocation at	Allocation at		Loss at
	Amount of	December 31,	December 31,	Russell 1000	December 31,
Sector	Write-down	2004	2004	Sector Return	2004

Auto and Transportation	$—	2.5%	2.4%	15.2%	$—
Consumer Discretionary	—	14.2	15.7	13.3	.9
Consumer Staples	—	7.2	7.0	8.7	.9
Financial Services	.5	23.1	22.9	13.1	.1
Health Care	9.0	12.8	12.7	2.4	.7
Integrated Oil	—	4.9	4.4	28.7	—
Materials and Processing	—	3.8	3.7	16.5	—
Other Energy	—	1.9	2.0	39.7	—
Producer Durables	—	4.7	4.2	11.0	—
Technology	—	13.6	13.8	1.8	.6
Utilities	—	7.1	6.7	18.3	—
Other Equities	—	4.2	4.5	15.5	—

Total Common Stocks	9.5	100.0%	100.0%	11.4%	3.2

Other Risk Assets	1.8				.7

Total Common Equities	$11.3				$3.9

See Critical Accounting Policies, Other-than-Temporary Impairment section for a further discussion.

APP.-B-39-

Repurchase Transactions During 2004, the Company entered into repurchase commitment transactions, whereby the Company loaned U.S. Treasury or U.S. Government agency securities to accredited brokerage firms in exchange for cash equal to the fair market value of the securities. These internally managed transactions were typically overnight arrangements. The cash proceeds were invested in AA or higher financial institution paper with yields that exceeded the Company’s interest obligation on the borrowed cash. The Company is able to borrow the cash at low rates since the securities loaned are in short supply. The Company’s interest rate exposure does not increase or decrease since the borrowing and investing periods match. During the year ended December 31, 2004, the Company’s largest single outstanding balance of repurchase commitments was $989.2 million, which was open for seven business days, with an average daily balance of $452.5 million for the year. During 2003, the largest single outstanding balance of repurchase commitments was $1.2 billion, which was open for one business day, with an average daily balance of $524.3 million for the year. The Company had no open repurchase commitments at December 31, 2004 and 2003. The Company earned income of $1.8 million, $2.1 million and $2.8 million on repurchase commitments during 2004, 2003 and 2002, respectively.

Critical Accounting Policies The Company is required to make certain estimates and assumptions when preparing its financial statements and accompanying notes in conformity with GAAP. Actual results could differ from those estimates in a variety of areas. The two areas that the Company views as most critical with respect to the application of estimates and assumptions are the establishment of its loss reserves and its method of determining impairments in its investment portfolio.

LOSS AND LAE RESERVES Loss and loss adjustment expense (LAE) reserves represent the Company’s best estimate of its ultimate liability for losses and LAE relating to events that occurred prior to the end of any given accounting period but have not yet been paid. At December 31, 2004, the Company had $4.9 billion of net loss and LAE reserves, which included $3.8 billion of case reserves and $1.1 billion of incurred but not recorded (IBNR) reserves.

     The Company’s actuarial staff reviews many subsets of the business, which are at a combined state, product and line coverage level (the “products”), to calculate the needed loss and LAE reserves. The Company begins its review of a set of data by producing six different estimates of needed reserves, three using paid data and three using incurred data, to determine if a reserve change is required. In the event of a wide variation between results generated by the different projections, the actuarial group will further analyze the data using additional techniques. Each review develops a point estimate for a relatively small subset of the business, which allows the Company to establish meaningful reserve levels.

     The Company reviews a large majority of its reserves by product/state combination on a quarterly time frame, with almost all the remaining reserves reviewed on a semiannual basis. A change in the Company’s scheduled reviews of a particular subset of the business depends on the size of the subset or emerging issues relating to the product or state. By reviewing the reserves at such a detailed level, the Company has the ability to identify and measure variances in trend by state, product and line coverage that would not otherwise be seen on a consolidated basis. The Company’s intricate process of reviewing over 300 products makes compiling a companywide roll up to generate a range of needed loss reserves not meaningful. The Company does not review loss reserves on a macro level and, therefore, does not derive a companywide range of reserves to compare to a standard deviation.

     In analyzing the ultimate accident year loss experience, the Company’s actuarial staff reviews in detail, at the subset level, frequency (number of losses per earned car year), severity (dollars of loss per each claim) and average premium (dollars of premium per earned car year). The loss ratio, a primary measure of loss experience, is equal to the product of frequency times severity divided by the average premium. The average premium for personal and commercial auto businesses are known and, therefore, are not estimated. The projection of frequency for these lines of business is usually very stable because injured parties generally report their claims within a reasonably short time period after the accident. The actual frequency experienced will vary depending on the change in mix of class of drivers written by the Company, but the accuracy of the projected level is considered to be reliable. The severity experienced by the Company, which is much more difficult to estimate, is affected by changes in underlying costs, such as medical costs, jury verdicts, etc. In addition, severity will vary relative to the change in the Company’s mix of business by limit.

     Assumptions regarding needed reserve levels made by the actuarial staff consider influences on the historical data that reduce the predictiveness of the Company’s projected future loss development. Internal considerations that are process-related, which may result from changes in the claims organization’s activities, include claim closure rates, the number of claims that are closed without payment and the level of estimated needed case reserves by claim that are set by claims representatives. The Company studies these changes and their effect on the historical data at the state level versus on a larger, less indicative, countrywide basis.

     External items considered include the litigation atmosphere, state-by-state changes in medical costs, the availability of services to resolve claims, etc. These again are better understood at the state level versus at a more macro countrywide level.

     The manner in which the Company considers and analyzes the multitude of influences on the historical data, as well as how loss reserves affect the Company’s financial results, is discussed in more detail in the Company’s Report on Loss Reserving Practices, which was filed on June 29, 2004 via Form 8-K.

     The Company’s carried reserve balance of $4.9 billion implicitly assumes the loss and LAE severity will increase for accident year 2004 over accident year 2003 by 2.7% and 9.0% for personal auto liability and commercial auto liability, respectively. Personal auto liability and

APP.-B-40-

commercial auto liability reserves represent over 97% of the Company’s total carried reserves. As discussed above, the severity estimates are influenced by many variables that are difficult to quantify and which influence the final amount for claim settlement. That, coupled with changes to internal claims practices and changes in the legal environment and in state regulatory requirements, requires significant judgment in the reserve setting process.

     The following table shows the Company’s original estimated changes in severity included when establishing its loss reserves, compared to the Company’s estimated changes in severity one year later.

	Personal Auto Liability			Commercial Auto Liability
		One Year			One Year
Accident Year	Original	Later		Original	Later

2003	2.1%	1.7%		9.1%	5.6%
2004	2.7%	2.2	%*	9.0%	5.5	%*

*The estimated change for accident year 2004 assumes the same change in severity estimate as was realized for accident year 2003.

Assuming the change in the Company’s estimate of the severity for accident year 2004 is consistent with the change experienced for 2003, the effect to reserve levels could be a favorable $65 million in 2005. Applying this same rationale to the change in severity estimates for the trailing three accident years experienced by the Company in 2003 and 2004, the Company’s reserve estimates could result in a range of development from $14 million to $135 million in 2005. Over the last several years, the Company has experienced favorable changes in its estimates of severity. The Company cannot predict if this trend will continue in the future.

     The Company’s goal is to ensure that total reserves are adequate to cover all loss costs while sustaining minimal variation from the time reserves are initially established until losses are fully developed. During 2004, the Company’s estimate of the needed reserves at the end of 2003 decreased by only 2.5%. The following table shows how the Company has performed against this goal over the last ten years.

APP.-B-41-

(millions)
For the years ended
December 31,	1994	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004

Loss and LAE reserves[1]	$1,098.7	$1,314.4	$1,532.9	$1,867.5	$1,945.8	$2,200.2	$2,785.3	$3,069.7	$3,632.1	$4,346.4	$4,948.5
Re-estimated reserves as of:
One year later	1,042.1	1,208.6	1,429.6	1,683.3	1,916.0	2,276.0	2,686.3	3,073.2	3,576.0	4,237.3
Two years later	991.7	1,149.5	1,364.5	1,668.5	1,910.6	2,285.4	2,708.3	3,024.2	3,520.7
Three years later	961.2	1,118.6	1,432.3	1,673.1	1,917.3	2,277.7	2,671.2	2,988.7
Four years later	940.6	1,137.7	1,451.0	1,669.2	1,908.2	2,272.3	2,666.9
Five years later	945.5	1,153.3	1,445.1	1,664.7	1,919.0	2,277.5
Six years later	952.7	1,150.1	1,442.0	1,674.5	1,917.6
Seven years later	952.6	1,146.2	1,445.6	1,668.4
Eight years later	949.7	1,147.4	1,442.5
Nine years later	950.9	1,146.3
Ten years later	950.0
Cumulative development:
favorable/(unfavorable)	$148.7	$168.1	$90.4	$199.1	$28.2	$(77.3)	$118.4	$81.0	$111.4	$109.1

Percentage[2]	13.5	12.8	5.9	10.7	1.4	(3.5)	4.3	2.6	3.1	2.5

The chart represents the development of the property-casualty loss and LAE reserves for 1994 through 2003. The reserves are re-estimated based on experience as of the end of each succeeding year and are increased or decreased as more information becomes known about the frequency and severity of claims for individual years. The cumulative development represents the aggregate change in the estimates over all prior years. Since the characteristics of the loss reserves for both personal auto and commercial auto are similar, the Company reports development in the aggregate rather than by segment.

1Represents loss and LAE reserves net of reinsurance recoverables on unpaid losses at the balance sheet date.

2Cumulative development ÷ loss and LAE reserves.

The Company experienced consistently favorable reserve development from 1994 through 1998, primarily due to the decreasing bodily injury severity. During this period, the Company’s bodily injury severity decreased each quarter when compared to the same quarter the prior year. This period of decreasing severity for the Company was not only longer than that generally experienced by the industry, but also longer than any time in the Company’s history. The reserves established as of the end of each year assumed the current accident year’s severity to increase over the prior accident year’s estimate. As the experience continued to be evaluated at later dates, the realization of the decreased severity resulted in favorable reserve development. Late in 1998, the Company started experiencing an increase in bodily injury severity. As a result, the reserve development has been much closer to the Company’s original estimate.

     Because the Company is primarily an insurer of motor vehicles, it has minimal exposure as an insurer of environmental, asbestos and general liability claims.

     To allow interested parties to understand the Company’s loss reserving process and the effect it has on the Company’s financial results, in addition to the discussion above, the Company annually publishes a comprehensive Report on Loss Reserving Practices, which is filed via Form 8-K, and is available on the Company’s Web site at investors.progressive.com.

OTHER-THAN-TEMPORARY IMPAIRMENT SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities,” and Staff Accounting Bulletin 59, “Noncurrent Marketable Equity Securities,” require companies to perform periodic reviews of individual securities in their investment portfolios to determine whether a decline in the value of a security is other than temporary. A review for other-than-temporary impairment (OTI) requires companies to make certain forward-looking judgments regarding the materiality of the decline, its effect on the financial statements, and the probability, extent and timing of a valuation recovery, and the Company’s ability and intent to hold the security. The scope of this review is broad and requires a forward-looking assessment of the fundamental characteristics of a security, as well as market-related prospects of the issuer and its industry.

     Pursuant to these requirements, the Company assesses valuation declines to determine the extent to which such changes are attributable to (i) fundamental factors specific to the issuer, such as financial conditions, business prospects or other factors or (ii) market-related factors, such as interest rates or equity market declines. This evaluation reflects the Company’s assessments of current conditions, as well as predictions of uncertain future events, that may have a material effect on the financial statements related to security valuation.

APP.-B-42-

     For fixed-income investments with unrealized losses due to market- or industry-related declines, the declines are not deemed to qualify as other than temporary where the Company has the intent and ability to hold the investment for the period of time necessary to recover a significant portion of the investment’s original principal and interest obligation. The Company’s policy for equity securities with market-related declines is to recognize impairment losses on individual securities with losses that are not reasonably expected to be recovered under historical market conditions when the security has been in a loss position for three consecutive quarters.

     When persuasive evidence exists that causes the Company to evaluate a decline in market value to be other than temporary, the Company reduces the book value of such security to its current market value, recognizing the decline as a realized loss in the income statement. All other unrealized gains (losses) are reflected in shareholders’ equity.

     As of December 31, 2004, the Company’s total portfolio had $49.8 million in gross unrealized losses, compared to $41.7 million in gross unrealized losses at year-end 2003. The increase in the gross unrealized loss position from 2003 relates primarily to the fixed-maturity portfolio, the result of the rise in interest rates during 2004.

     The following table stratifies the gross unrealized losses in the Company’s portfolio at December 31, 2004, by duration in a loss position and magnitude of the loss as a percentage of the cost of the security. The individual amounts represent the additional OTI the Company would have recognized in the income statement if its policy for market-related declines was different than that stated above.

		Decline of Investment Value
(millions)	Total Gross
	Unrealized
Total Portfolio	Losses	>15%	>25%	>35%	>45%

Unrealized Loss for 1 Quarter	$9.2	$1.5	$1.0	$1.0	$1.0
Unrealized Loss for 2 Quarters	6.2	—	—	—	—
Unrealized Loss for 3 Quarters	21.3	—	—	—	—
Unrealized Loss for 1 Year or Longer	13.1	.1	—	—	—

Total	$49.8	$1.6	$1.0	$1.0	$1.0

For example, if the Company decided to write down all securities in an unrealized loss position for one year or longer where the securities decline in value exceeded 15%, the Company would recognize an additional $.1 million of OTI losses in the income statement. These OTI losses would be $0 if the threshold for market decline was greater than 25%.

     The $13.1 million of gross unrealized losses that have been impaired for one year or longer are primarily within the fixed-income portfolio. None of these securities were deemed to have any fundamental issues that would lead the Company to believe that they were other-than-temporarily impaired. The Company has the intent and ability to hold the fixed-income securities to maturity, and will do so, as long as the securities continue to meet duration, economic sector and interest rate exposure, as well as portfolio composition, that is consistent with the current investment strategy. The Company will retain the common stocks to maintain correlation to the Russell 1000 index as long as the portfolio and index correlation remain similar. If the Company’s strategy were to change and these securities were impaired, the Company would recognize a write-down in accordance with its stated policy.

     Since total unrealized losses are already a component of the Company’s shareholders’ equity, any recognition of additional OTI losses would have no effect on the Company’s comprehensive income or book value.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Statements in this Annual Report that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. These risks and uncertainties include, without limitation, uncertainties related to estimates, assumptions and projections generally; inflation and changes in economic conditions (including changes in interest rates and financial markets); the accuracy and adequacy of the Company’s pricing and loss reserving methodologies; pricing competition and other initiatives by competitors; the Company’s ability to obtain regulatory approval for requested rate changes and the timing thereof; the effectiveness of the Company’s advertising campaigns; legislative and regulatory developments; disputes relating to intellectual property rights; the outcome of litigation pending or that may be filed against the Company; weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions); changes in driving patterns and loss trends; acts of war and terrorist activities; the Company’s ability to maintain the uninterrupted operation of its facilities, systems (including information technology systems) and business functions; court decisions and trends in litigation and health care and auto repair costs; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for one or more contingencies. Reported results, therefore, may appear to be volatile in certain accounting periods.

APP.-B-43-

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

TEN YEAR SUMMARY — FINANCIAL HIGHLIGHTS

(unaudited)

(millions–except ratios, per share amounts
and number of people employed)	2004	2003	2002	2001	2000

Insurance Companies Selected Financial Information and Operating Statistics — Statutory Basis
Net premiums written	$13,378.1	$11,913.4	$9,452.0	$7,260.1	$6,196.1
Growth	12%	26%	30%	17%	1%
Policyholders’ surplus	4,671.8	4,538.3	3,370.2	2,647.7	2,177.0
Net premiums written to policyholders’ surplus ratio	2.9	2.6	2.8	2.7	2.8

Loss and loss adjustment expense ratio	65.0	67.4	70.9	73.6	83.2
Underwriting expense ratio	19.6	18.8	20.4	21.1	21.0

Statutory combined ratio	84.6	86.2	91.3	94.7	104.2

Selected Consolidated Financial Information — GAAP Basis
Total assets	$17,184.3	$16,281.5	$13,564.4	$11,122.4	$10,051.6
Total shareholders’ equity	5,155.4	5,030.6	3,768.0	3,250.7	2,869.8
Common Shares outstanding	200.4	216.4	218.0	220.3	220.6
Common Share price:
High	$97.29	$84.68	$60.49	$50.60	$37.00
Low	73.10	46.25	44.75	27.38	15.00
Close[1]	84.84	83.59	49.63	49.77	34.54
Market capitalization	$17,001.9	$18,088.9	$10,819.3	$10,958.6	$7,616.8
Book value per Common Share	25.73	23.25	17.28	14.76	13.01
Return on average common shareholders’ equity[2]	30.0%	29.1%	19.3%	13.5%	1.7%
Debt outstanding	$1,284.3	$1,489.8	$1,489.0	$1,095.7	$748.8
Ratios:
Debt to total capital	20%	23%	28%	25%	21%
Earnings to fixed charges[3]	27.1	x	18.8	x	13.2	x	10.7	x	1.3	x
Price to earnings[4]	11	15	17	27	164
Price to book	3.3	3.6	2.9	3.4	2.7

Net premiums earned	$13,169.9	$11,341.0	$8,883.5	$7,161.8	$6,348.4
Total revenues	13,782.1	11,892.0	9,294.4	7,488.2	6,771.0
Underwriting margins[5]
Personal Lines	14.1%	12.1%	7.5%	4.5%	(5.2)%
Commercial Auto	21.1%	17.5%	9.1%	8.3%	3.3%
Other businesses — indemnity	9.2%	13.0%	7.2%	7.0%	13.6%
Total underwriting operations	14.9%	12.7%	7.6%	4.8%	(4.4)%
Net income	$1,648.7	$1,255.4	$667.3	$411.4	$46.1
Per share[6]	7.63	5.69	2.99	1.83	.21
Dividends per share	.110	.100	.096	.093	.090
Number of people employed	27,085	25,834	22,974	20,442	19,490

All share and per share amounts were adjusted for the April 22, 2002, 3-for-1 stock split.

1Represents the closing price at December 31.

2For 1995, represents net income minus preferred share dividends ÷ average common shareholders’ equity.

3For 1995, represents the ratio of earnings to combined fixed charges and preferred share dividends.

APP.-B-44-

(millions–except ratios, per share amounts
and number of people employed)	1999	1998	1997	1996	1995

Insurance Companies Selected Financial Information and Operating Statistics — Statutory Basis
Net premiums written	$6,124.7	$5,299.7	$4,665.1	$3,441.7	$2,912.8
Growth	16%	14%	36%	18%	19%
Policyholders’ surplus	$2,258.9	$2,029.9	$1,722.9	$1,292.4	$1,055.1
Net premiums written to policyholders’ surplus ratio	2.7	2.6	2.7	2.7	2.8

Loss and loss adjustment expense ratio	75.0	68.5	71.1	70.2	71.6
Underwriting expense ratio	22.1	22.4	20.7	19.8	21.4

Statutory combined ratio	97.1	90.9	91.8	90.0	93.0

Selected Consolidated Financial Information — GAAP Basis
Total assets	$9,704.7	$8,463.1	$7,559.6	$6,183.9	$5,352.5
Total shareholders’ equity	2,752.8	2,557.1	2,135.9	1,676.9	1,475.8
Common Shares outstanding	219.3	217.6	216.9	214.5	216.3
Common Share price:
High	$58.08	$57.33	$40.29	$24.08	$16.50
Low	22.83	31.33	20.50	13.46	11.58
Close[1]	24.38	56.46	39.96	22.46	16.29
Market capitalization	$5,345.4	$12,279.7	$8,667.0	$4,817.3	$3,523.9
Book value per Common Share	12.55	11.75	9.85	7.82	6.44
Return on average common shareholders’ equity[2]	10.9%	19.3%	20.9%	20.5%	19.6%
Debt outstanding	$1,048.6	$776.6	$775.9	$775.7	$675.9
Ratios:
Debt to total capital	28%	23%	27%	32%	31%
Earnings to fixed charges[3]	5.7	x	10.2	x	9.2	x	7.7	x	5.6	x
Price to earnings[4]	18	28	23	16	15
Price to book	1.9	4.8	4.1	2.9	2.5

Net premiums earned	$5,683.6	$4,948.0	$4,189.5	$3,199.3	$2,727.2
Total revenues	6,124.2	5,292.4	4,608.2	3,478.4	3,011.9
Underwriting margins[5]
Personal Lines	1.2%	7.9%	6.3%	7.9%	NA
Commercial Auto	8.4%	17.6%	10.9%	10.1%	NA
Other businesses — indemnity	10.8%	8.6%	7.9%	27.9%	NA
Total underwriting operations	1.7%	8.4%	6.6%	8.5%	5.7%
Net income	$295.2	$456.7	$400.0	$313.7	$250.5
Per share[6]	1.32	2.04	1.77	1.38	1.09
Dividends per share	.087	.083	.080	.077	.073
Number of people employed	18,753	15,735	14,126	9,557	8,025

4Represents the closing stock price ÷ earnings per share.

5Underwriting margins are calculated as underwriting profit (loss), as defined in Note 9 — Segment Information, as a percent of net premiums earned.

6Presented on a diluted basis. In 1997, the Company adopted SFAS 128, “Earnings Per Share,” and, as a result, restated prior periods per share amounts, if applicable.

NA = Not available. The revised segment disclosure requirements became effective for the three years ended December 31, 1998; comparative information is not available for prior periods.

APP.-B-45-

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

QUANTITATIVE MARKET RISK DISCLOSURES

(unaudited)

Quantitative market risk disclosures are only presented for market risk categories when risk is considered material. Materiality is determined based on the fair value of the financial instruments at December 31, 2004, and the potential for near-term losses from reasonably possible near-term changes in market rates or prices.

Other Than Trading Financial Instruments

Financial instruments subject to interest rate risk were:

	Market Value
	-200 bps	-100 bps		+ 100 bps	+ 200 bps
(millions)	Change	Change	Actual	Change	Change

U.S. government obligations	$2,083.6	$2,021.6	$1,962.5	$1,906.4	$1,852.9
State and local government obligations	3,252.7	3,091.6	2,940.4	2,798.3	2,664.8
Asset-backed securities	2,464.3	2,423.6	2,368.7	2,305.7	2,242.9
Corporate securities	1,923.0	1,849.3	1,779.9	1,714.5	1,652.8
Preferred stocks	806.3	787.1	768.9	751.9	735.7
Other debt securities	34.2	33.5	32.8	32.0	31.2
Short-term investments	1,376.9	1,376.9	1,376.9	1,376.9	1,376.9

Balance as of December 31, 2004	$11,941.0	$11,583.6	$11,230.1	$10,885.7	$10,557.2

Balance as of December 31, 2003	$11,270.0	$10,912.7	$10,560.2	$10,223.2	$9,899.9

Exposure to risk is represented in terms of changes in fair value due to selected hypothetical movements in market rates. Bonds and preferred stocks are individually priced to yield to the worst case scenario. State and local government obligations, including lease deals and super sinkers, are assumed to hold their prepayment patterns. Asset-backed securities are priced assuming deal specific prepayment scenarios, considering the deal structure, prepayment penalties, yield maintenance agreements and the underlying collateral. Over 95% of the preferred stocks have mechanisms that are expected to provide an opportunity to liquidate at par.

Financial instruments subject to equity market risk were:

		Hypothetical Market Changes
	Market
(millions)	Value	+ 10%	- 10%

Common equities as of December 31, 2004	$1,851.9	$2,037.1	$1,666.7
Common equities as of December 31, 2003	$1,972.1	$2,169.3	$1,774.9

The model represents the estimated value of the Company’s common equity portfolio given a +/- 10% change in the market, based on the common stock portfolio’s weighted average beta of 1.0. The beta is derived from recent historical experience, using the S&P 500 as the market surrogate. The historical relationship of the common stock portfolio’s beta to the S&P 500 is not necessarily indicative of future correlation, as individual company or industry factors may affect price movement. Betas are not available for all securities. In such cases, the change in market value reflects a direct +/- 10% change; the number of securities without betas is less than 1%, and the remaining 99% of the equity portfolio is indexed to the Russell 1000.

APP.-B-46-

As an additional supplement to the sensitivity analysis, the Company presents summarized estimates of the Value-at-Risk (VaR) of the fixed-income and equity portfolios for the following quarterly periods:

	December 31,	September 30,	June 30,	March 31,	December 31,
(millions)	2004	2004	2004	2004	2003

Fixed-income portfolio	$(98.7)	$(130.5)	$(150.0)	$(138.9)	$(147.5)
% of portfolio	(.9)%	(1.0)%	(1.3)%	(1.2)%	(1.4)%

Equity portfolio	$(68.4)	$(74.3)	$(87.3)	$(124.7)	$(102.0)
% of portfolio	(3.7)%	(4.4)%	(4.3)%	(6.2)%	(5.2)%

Total portfolio	$(130.4)	$(127.3)	$(195.4)	$(176.0)	$(158.5)
% of portfolio	(1.0)%	(.9)%	(1.4)%	(1.3)%	(1.3)%

The model results represent the 95th percentile loss in a one month period or the 9,500th worst case scenario out of 10,000 Monte Carlo generated simulations. Fixed-income securities are priced off simulated term structures and risk is calculated based on the volatilities and correlations of the points on those curves. Equities are priced off of each security’s individual pricing history. The variance/covariance matrix is estimated using the last two years (rolling) of market data and is exponentially-weighted, making the model more sensitive to recent volatility and correlations. The VaR of the total investment portfolios is less than the sum of the two components (fixed income and equity) due to the benefit of diversification.

     The VaR exposure of the total investment portfolio decreased 30 basis points from December 31, 2003 to December 31, 2004, primarily reflecting reduced risk of the fixed-income and equity portfolios.

Trading Financial Instruments

At December 31, 2004 and December 31, 2003, the Company did not have any trading securities. During 2004 and 2003, net activity of trading securities was not material to the Company’s financial position, cash flows or results of operations. The Company realized net gains on trading securities of $0, $.1 million and $0 in 2004, 2003 and 2002, respectively.

APP.-B-47-

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

INCENTIVE COMPENSATION PLANS

(unaudited)

The Company believes that equity compensation awards align management interests with those of shareholders. Between 1989 and 2002, the Company awarded non-qualified stock options (NQSO) annually to key employees and to directors of the Company as the equity component of total compensation. In 2003, the Company discontinued NQSO awards in favor of annual restricted stock (RS) grants. The Company believes that RS, which provides voting rights, dividend payments, an indefinite life and unleveraged returns, represents a superior tool in aligning interests.

     The Company recognizes investor concerns about the dilutive effects of equity-based compensation. Beginning January 1, 2001, the Company initiated a policy of share repurchases to neutralize the effect of dilution.

The following table shows the Common Share activity since this policy was established (all amounts are presented on a post-split basis):

(millions)				Common
	Beginning	RS	NQSOs	Shares	Ending
Year	Balance	Granted	Exercised	Repurchased	Balance

2001	220.6	—	2.5	(2.8)	220.3
2002	220.3	—	1.3	(3.6)	218.0
2003	218.0	.6	2.8	(5.0)	216.4
2004	216.4	.5	2.1	(18.6)	200.4

Cumulative activity	220.6	1.1	8.7	(30.0)	200.4

As of January 1, 2005, there were 6.8 million options outstanding with 5.7 million options currently eligible for exercise, including .2 million options for directors. On January 1, 2005, 1.6 million options became exercisable. The final expiration date for these outstanding options is December 31, 2011, with the exception of the directors’ options, which expire April 2012.

     The Company anticipates that approximately 6.5 million of the currently outstanding options will have been exercised by the expiration date. The difference between options currently outstanding and total projected exercises represents an estimate of the Company’s historical experience of option cancellations. Actual exercises can and will vary based on a number of factors, including variation in the market price of Progressive stock.

     In October 2004, the Company repurchased 16.9 million Common Shares pursuant to a “Dutch auction” tender offer. As a result of the tender offer, the Company believes that any dilution from stock option exercises has been fully neutralized. On a going forward basis, the Company expects to repurchase shares to offset the dilution from the RS grants.

APP.-B-48-

     During the year, the Company had the following RS awards outstanding, including awards granted to directors:

	2004		2003
		Weighted		Weighted
		Average		Average
	Shares	Grant Value	Shares	Grant Value

Previously issued awards	565,750	$65.80	—	—

Employees:[1]
Time-based	391,056	84.17	452,730	$65.86
Performance-based	101,360	84.15	100,560	65.55
Directors time-based[2]	12,242	89.89	16,102	65.55

Total granted	504,658	84.30	569,392	65.80
Cancelled	(26,355)	70.60	(2,987)	65.55
Vested	(115,970)	65.55	(655)	65.55

Net unvested awards	928,083	$75.76	565,750	$65.80

1Includes 243,845 of unvested awards deferred pursuant to The Progressive Corporation Executive Deferred Compensation Plan.

2Includes 6,678 shares deferred pursuant to The Progressive Corporation Directors Restricted Stock Deferral Plan.

The employee time-based awards typically vest in equal installments over approximately three, four and five year periods. The performance-based awards vest upon the attainment of preestablished profitability and growth objectives. The directors’ awards vest within a one-year period. As of December 31, 2004, the remaining weighted average vesting period for the Company’s total unvested awards is 2.3 years.

     The Company recognizes compensation expense on a pro rata basis over the vesting period for all non-deferred awards based on the market value at the date of grant. The compensation expense on the deferred awards is based on the current market value at the end of each period. During 2004 and 2003, the Company recognized $23.8 million and $11.0 million, respectively, of compensation expense associated with RS awards.

APP.-B-49-

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

CLAIMS PAYMENT PATTERNS

(unaudited)

The Company is primarily an insurer of automobiles, recreation vehicles and trucks owned by small businesses. As such, the Company’s claim liabilities, by their very nature, are short in duration. Since the Company’s incurred losses consist of both payments and changes in the reserve estimates, it is important to understand the Company’s paid development patterns. The charts below show the Company’s auto claims payment patterns, reflecting both dollars and claims counts paid, for auto physical damage and bodily injury claims, as well as on a total auto basis. Since physical damage claims pay out so quickly, the chart is calibrated on a monthly basis, as compared to a quarterly basis for the bodily injury and total auto payments.

Physical Damage

Bodily Injury

APP.-B-50-

Total Auto

Note: The above graphs are presented on an accident period basis.

APP.-B-51-

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

QUARTERLY FINANCIAL AND COMMON SHARE DATA

(unaudited)

(millions — except per share amounts)

		Net Income		Stock Price[1]
	Operating		Per				Rate of	Dividends
Quarter	Revenues[2]	Total	Share[3]	High	Low	Close	Return[4]	Per Share

2004
1	$3,106.1	$460.0	$2.09	$89.06	$80.68	$87.60		$.025
2	3,245.9	386.3	1.76	91.97	81.30	85.30		.025
3	3,289.8	388.9	1.77	85.60	73.10	84.75		.030
4	3,576.6	413.5	2.01	97.29	83.01	84.84		.030

	$13,218.4	$1,648.7	$7.63	$97.29	$73.10	$84.84	1.6%	$.110

2003
1	$2,607.1	$291.5	$1.32	$60.41	$46.25	$59.31		$.025
2	2,785.4	286.3	1.29	76.38	59.66	73.10		.025
3	2,938.6	319.8	1.45	75.81	64.25	69.11		.025
4	3,051.7	357.8	1.63	84.68	69.11	83.59		.025

	$11,382.8	$1,255.4	$5.69	$84.68	$46.25	$83.59	68.7%	$.100

2002
1	$1,975.3	$176.2	$.78	$55.80	$46.75	$55.54		$.023
2	2,144.8	160.4	.71	60.49	54.64	57.85		.023
3	2,325.7	178.5	.80	57.77	44.75	50.63		.025
4	2,472.0	152.2	.69	58.30	48.79	49.63		.025

	$8,917.8	$667.3	$2.99	$60.49	$44.75	$49.63	(.1)%	$.096

All per share amounts and stock prices were adjusted for the April 22, 2002, 3-for-1 stock split.

1Prices as reported on the consolidated transaction reporting system. The Company’s Common Shares are listed on the New York Stock Exchange.

2Represents premiums earned plus service revenues.

3Presented on a diluted basis. The sum may not equal the total because the average equivalent shares differ in the periods.

4Represents annual rate of return, including quarterly dividend reinvestment.

APP.-B-52-

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

NET PREMIUMS WRITTEN BY STATE

(unaudited)

(millions)	2004		2003		2002		2001		2000

Florida	$1,522.6	11.4%	$1,338.2	11.2%	$1,040.7	11.0%	$798.9	11.0%	$750.0	12.1%
Texas	1,181.1	8.8	1,126.4	9.4	858.6	9.1	571.5	7.9	526.3	8.5
New York	935.7	7.0	808.3	6.8	662.0	7.0	554.1	7.6	417.9	6.7
California	892.7	6.7	736.2	6.2	550.7	5.8	404.6	5.6	364.9	5.9
Ohio	754.2	5.6	712.1	6.0	619.7	6.6	570.9	7.9	552.0	8.9
Georgia	733.2	5.5	614.4	5.2	485.3	5.1	407.0	5.6	362.4	5.9
Pennsylvania	634.4	4.7	589.3	4.9	491.0	5.2	367.5	5.0	308.7	5.0
All other	6,724.2	50.3	5,988.5	50.3	4,744.0	50.2	3,585.6	49.4	2,913.9	47.0

Total	$13,378.1	100.0%	$11,913.4	100.0%	$9,452.0	100.0%	$7,260.1	100.0%	$6,196.1	100.0%

APP.-B-53-

Directors

*Milton N. Allen 1,2,6
Consultant, Director and Trustee,
Profit and Not-for-profit Organizations

Charles A. Davis3,5,6
Chairman and
Chief Executive Officer,
MMC Capital, Inc.
(private equity investing)

Stephen R. Hardis2,4,5,6
Chairman of the Board,
Axcelis Technologies, Inc.
(manufacturing)

Bernadine P. Healy, M.D.3,6
Medical & Science Columnist,
U.S. News & World Report
(publishing)

Jeffrey D. Kelly4,6
Vice Chairman
and Chief Financial Officer,
National City Corporation
(commercial banking)

Philip A. Laskawy1,6
formerly Chairman and
Chief Executive Officer,
Ernst & Young LLP
(professional services)

Peter B. Lewis2
Chairman of the Board

Norman S. Matthews3,5,6
Consultant,
formerly President,
Federated Department Stores, Inc.
(retailing)

Patrick H. Nettles, Ph.D. 6
Executive Chairman,
Ciena Corporation
(telecommunications)

Glenn M. Renwick 2
President and Chief Executive Officer

Donald B. Shackelford 4,6
Chairman,
Fifth Third Bank, Central Ohio
(commercial banking)

Bradley T. Sheares, Ph.D. 1,6
President,
U. S. Human Health Division
of Merck & Co., Inc.
(health care)

*In April 2005, Milton N. Allen will retire after 27 years of service on Progressive’s Board. B. Charles Ames, after 21 years of service, retired in April 2004. Progressive would like to thank both Mr. Allen and Mr. Ames for their dedicated service and the many contributions they made during their tenure on the Board.

1 Audit Committee member

2 Executive Committee member

3 Compensation Committee member

4 Investment and Capital Committee member

5 Nominating and Governance Committee member

6 Independent Director

Corporate Officers

Peter B. Lewis
Chairman

Glenn M. Renwick
President and Chief Executive Officer

W. Thomas Forrester
Vice President and Chief Financial Officer

Charles E. Jarrett
Vice President, Secretary
and Chief Legal Officer

Thomas A. King
Vice President and Treasurer

Jeffrey W. Basch
Vice President and Chief Accounting Officer

Contact Non-Management Directors Interested parties have the ability to contact non-management directors as a group by sending a written communication clearly addressed to the non-management directors and sent to any of the following:

     Peter B. Lewis, Chairman of the Board, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, Ohio 44143 or e-mail: peter_lewis@progressive.com.

     Philip A. Laskawy, Chairman of the Audit Committee, The Progressive Corporation, c/o Ernst & Young, 5 Times Square, New York, New York 10036 or e-mail: philip_laskawy@progressive.com.

     Charles E. Jarrett, Corporate Secretary, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, Ohio 44143 or e-mail: chuck_jarrett@progressive.com.

     The recipient will forward communications so received to the non-management directors.

APP.-B-54-

Accounting Complaint Procedure Any employee or other interested party with a complaint or concern regarding accounting, internal accounting controls or auditing matters relating to the Company may report such complaint or concern directly to the Chairman of the Audit Committee, as follows: Philip A. Laskawy, Audit Committee Chairman, c/o Ernst & Young, 5 Times Square, New York, New York 10036, Phone: 212-773-1300, e-mail: philip_laskawy@progressive.com.

Any such complaint or concern also may be reported anonymously over the following toll-free Alert Line: 1-800-683-3604. The Company will not retaliate against any individual by reason of his or her having made such a complaint or reported such a concern in good faith. View the complete procedures at progressive.com/governance.

Whistleblower Protections The Company will not retaliate against any officer or employee of the Company because of any lawful act done by the employee to provide information or otherwise assist in investigations regarding conduct that the employee reasonably believes to be a violation of Federal Securities Laws or of any rule or regulation of the Securities and Exchange Commission or Federal Securities Laws relating to fraud against shareholders. View the complete Whistleblower Protections at progressive.com/governance.

Annual Meeting The Annual Meeting of Shareholders will be held at the offices of The Progressive Corporation, 6671 Beta Drive, Mayfield Village, Ohio 44143 on April 15, 2005 at 10 a.m. eastern time. There were 3,913 shareholders of record on December 31, 2004.

Principal Office The principal office of The Progressive Corporation is at 6300 Wilson Mills Road, Mayfield Village, Ohio 44143.
Phone: 440-461-5000
Web site: progressive.com

Customer Service and Claims Contacts
For 24-hour customer service or to report a claim, contact:

Progressive DirectSM
Phone: 1-800-PROGRESSIVE (1-800-776-4737)
Web site: progressivedirect.com

Drive Insurance from ProgressiveSM
Phone: 1-800-925-2886
Web site: driveinsurance.com

Common Shares The Progressive Corporation’s Common Shares (symbol PGR) are traded on the New York Stock Exchange. Dividends are customarily paid on the last day of each quarter. The 2005 quarterly dividend record dates, subject to Board approval, are as follows: March 11, June 10, September 9 and December 9.

Corporate Governance The Company’s Corporate Governance Guidelines and Board Committee Charters are available at: progressive.com/governance, or may be requested in print by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, Ohio 44143.

Charitable Contributions Progressive supports qualified not-for-profit organizations working to reduce the human trauma and economic cost of auto accidents. In addition, The Progressive Insurance Foundation, a private charitable foundation that receives contributions from the Company, contributes to qualified tax-exempt organizations that are financially supported by Progressive employees.

Counsel Baker & Hostetler LLP, Cleveland, Ohio

Transfer Agent and Registrar If you have questions about a specific stock ownership account, write or call: National City Bank, Corporate Trust Operations, Dept. 5352, 4100 W. 150th St., Cleveland, Ohio 44135. Phone: 1-800-622-6757 or e-mail: shareholder.inquiries@nationalcity.com.

Shareholder/Investor Relations The Progressive Corporation does not maintain a mailing list for distribution of shareholders’ reports. To view Progressive’s publicly filed documents, shareholders can access the Company’s Web site: progressive.com/sec. To view its earnings and other releases, access progressive.com/investors.

To request copies of public financial information on the Company, write to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, Ohio 44143, e-mail: investor_relations@progressive.com or call: 1-440-395-2258.

For financial-related information, call: 1-440-395-2222 or e-mail: investor_relations@progressive.com.

For stock ownership account information, call: National City Bank at 1-800-622-6757 or e-mail: shareholder.inquiries@nationalcity.com.

For all other Company information, call: 1-440-461-5000 or e-mail: webmaster@progressive.com.

Interactive Annual Report The Progressive Corporation’s 2004 Annual Report, in an interactive format, can be found at: progressive.com/annualreport.

©2005 The Progressive Corporation

APP.-B-55-

DETACH CARD
--------------------------------------------------------------------------

THE PROGRESSIVE CORPORATION

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders

    The undersigned hereby appoints W. Thomas Forrester, Charles E. Jarrett and David M. Coffey, and each of them, with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of The Progressive Corporation, to be held at 6671 Beta Drive, Mayfield Village, Ohio, at 10:00 a.m., Cleveland time, on April 15, 2005, and thereat, and at any adjournment thereof, to vote and act with respect to all Common Shares of the Company which the undersigned would be entitled to vote, with all power the undersigned would possess if present in person, as follows:

1.	☐ WITH or ☐ WITHOUT authority to vote (except as marked to the contrary below) for the election as directors of all three nominees listed below.

Charles A. Davis, Bernadine P. Healy, M.D. and Jeffrey D. Kelly

(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee’s name on the space provided below.)

2.	Proposal to approve amendments to the Company’s Code of Regulations to provide that an individual elected by the directors to fill a vacancy on the board will serve for a term ending at the next shareholders meeting at which an election of directors will occur.
☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2005.
☐ FOR ☐ AGAINST ☐ ABSTAIN

(Continued, and to be dated and signed, on the other side)

DETACH CARD
--------------------------------------------------------------------------

(Continued from the other side)

4.	In their discretion, to vote upon such other business as may properly come before the meeting.

    This proxy, when properly executed, will be voted as specified by the shareholder. If no specifications are made, this proxy will be voted to elect the nominees identified in Item 1 above and to approve the Proposals described in Items 2 and 3 above.

    Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March 7, 2005, is hereby acknowledged.

Date: _____________________ , 2005

Signature of Shareholder(s)

Please sign as your name or names appear hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.